Exhibit 2.1
Execution Version

STOCK PURCHASE AGREEMENT
BY AND AMONG
ALLSTATE INSURANCE COMPANY,
ALLSTATE FINANCIAL INSURANCE HOLDINGS CORPORATION
AND
ANTELOPE US HOLDINGS COMPANY
DATED AS OF JANUARY 26, 2021

TABLE OF CONTENTS
i

SCHEDULE I – Pre-Sale Transactions
SCHEDULE II – Out-of-Scope Assets

SCHEDULE III – ALNY Sale Agreement Provisions
SCHEDULE IV – Stop Loss Agreement Events

EXHIBIT A – Indemnity Letter
EXHIBIT B-1 – Form of Interim Services Agreement
EXHIBIT B-2 – Form of Transition Services Agreement
EXHIBIT C – Form of Affiliate Transaction Termination Agreement
EXHIBIT D – Form of D2C Reinsurance Agreement
EXHIBIT E – Form of Amended and Restated AHL/ALIC Reinsurance Agreement
EXHIBIT F – Form of Trademark Assignment Agreement
EXHIBIT G – Form of Patent Assignment Agreement
EXHIBIT H – Form of Recapture Agreement
EXHIBIT I – Form of Transferred Company Charter Amendment
EXHIBIT J – Form of Buyer Reinsurance Agreement
EXHIBIT K – Form of Investment Management Agreement
EXHIBIT L – Form of CML Co-Lender Agreements

ANNEX A – Accounting Principles

STOCK PURCHASE AGREEMENT
STOCK PURCHASE AGREEMENT, dated as of January 26, 2021 (this “Agreement”), by and among Allstate Insurance Company, an insurance company organized under the laws of the State of Illinois (“ALIC Seller”), Allstate Financial Insurance Holdings Corporation, a corporation incorporated under the laws of the State of Delaware (“AAC Seller” and, together with ALIC Seller, “Sellers” and each, a “Seller”), and Antelope US Holdings Company, a corporation incorporated under the laws of the State of Delaware (“Buyer”).
WHEREAS, ALIC Seller owns 100% of the issued and outstanding shares of common stock, par value $227 per share (the “ALIC Shares”), of Allstate Life Insurance Company, an Illinois domiciled stock life insurance company (the “Company”);
WHEREAS, AAC Seller owns 100% of the issued and outstanding shares of common stock, par value $3 per share (the “AAC Shares” and, together with the ALIC Shares, the “Shares”), of Allstate Assurance Company, an Illinois domiciled stock life insurance company (“AAC”);
WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, ALIC Seller and AAC Seller, as applicable, desire to sell to Buyer, and Buyer desires to acquire from Sellers, all of the ALIC Shares and the AAC Shares, respectively, for cash;
WHEREAS, the Company owns 100% of the issued and outstanding shares of capital stock (or other issued and outstanding equity interests, as applicable) of (i) ALIC Reinsurance Company, a special purpose captive insurance company organized under the laws of the State of South Carolina and a wholly owned subsidiary of the Company (“ALIC Re”), and (ii) each of the other Transferred Companies other than the Company and AAC;
WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Sellers’ willingness to enter into this Agreement, one or more Affiliates of Buyer (the “Equity Provider”) has entered into (i) an equity commitment letter (the “Equity Commitment Letter”) dated as of the date hereof, pursuant to which the Equity Provider has committed, subject to the terms and conditions thereof, to invest in Buyer, directly or indirectly, equity funding in the amount set forth therein and which makes each Seller an express third party beneficiary to the Equity Commitment Letter entitled to enforce Buyer’s right to cause the commitment therein to be funded, subject to the limitations set forth therein, and (ii) a limited guarantee, dated as of the date hereof, pursuant to which the Equity Provider guarantees the payment by Buyer for damages owed by Buyer to either Seller, if any, upon a termination of this Agreement prior to Closing, subject to the limitations set forth therein;
WHEREAS, concurrently with the execution of this Agreement, Buyer has entered into a debt commitment letter (together with all exhibits, schedules, and annexes thereto, and as replaced, amended, supplemented or modified from time to time, the “Debt Commitment Letter”), dated as of the date hereof, pursuant to which the financial institutions party thereto (collectively, the “Lenders”) have committed, on the terms and subject only to the conditions expressly stated therein, to provide debt financing to Buyer in the amounts set forth thereon;
WHEREAS, in connection with the transactions contemplated by this Agreement at the Closing, Antelope Holdings, LP and Buyer will enter into an Indemnity Letter in favor of

ALIC Seller, effective upon the consummation of the transactions contemplated by this Agreement, providing joint and several indemnification for any losses experienced by ALIC Seller or its Affiliates in respect of the payout annuities issued by the Company the risk of default on which are backstopped by surety bonds issued by ALIC Seller (other than the Company and its Subsidiaries), substantially in the form attached hereto as Exhibit A (the “Indemnity Letter”);
WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, ALIC Seller shall, and shall cause the Company and its other Affiliates, as applicable, to effect prior to the Closing certain reinsurance and restructuring transactions, pursuant to which (i) American Heritage Life Insurance Company (“AHL”) and the Company will amend and restate certain of their existing reinsurance arrangements, and AHL will appoint the Company to administer the business covered thereunder pursuant to the Amended and Restated AHL/ALIC Reinsurance Agreement; (ii) AAC will cede to the D2C Reinsurer (as defined below) all of the Direct to Consumer Policies (as defined in the D2C Reinsurance Agreement) issued by AAC, and AAC will appoint the D2C Reinsurer to administer the Direct to Consumer Policies pursuant to the D2C Reinsurance Agreement; (iii) all liabilities in respect of life insurance policies and accident and health insurance policies ceded by AHL to the Company, other than pursuant to the arrangements set forth on Section 1.1(a) of the Seller Disclosure Schedule, will be recaptured by AHL pursuant to a Recapture Agreement; (iv) the Company shall dividend or otherwise transfer all of the capital stock of, and any other right, title or interest in the Specified Subsidiaries to ALIC Seller or one or more of its Affiliates (other than the Transferred Companies); and (v) certain assets of the Company and its Subsidiaries and AAC, as set forth on Schedule II hereof, will be transferred from the Company or AAC, as applicable, to ALIC Seller or AAC Seller, respectively, or one of their respective Affiliates (other than the Transferred Companies);
WHEREAS, concurrent with the execution of this Agreement, the parties will enter into an Interim Services Agreement, in the form attached hereto as Exhibit B-1 (the “Interim Services Agreement”), pursuant to which Sellers will undertake certain activities in preparation for the Closing;
WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, ALIC Seller or the appropriate Affiliates of ALIC Seller (which shall exclude ALNY and the Transferred Companies), on the one hand, and Buyer or the appropriate Affiliates of Buyer (which, following the Closing, may include the Transferred Companies), on the other hand, will enter into the transition services agreement substantially in the form attached hereto as Exhibit B-2 (the “Transition Services Agreement”), pursuant to which ALIC Seller and/or its Affiliates will provide to the Transferred Companies, and the Transferred Companies will provide to ALIC Seller and/or its Affiliates, certain services on a transitional basis after the Closing;
WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, following the date hereof, the Company and/or certain of its Affiliates, including ALIC Seller, shall, at ALIC Seller’s sole option, (i) transfer (whether by means of dividend, distribution, return of capital, sale or other transfer) 100% of the issued and outstanding shares of common stock, par value $25 per share, of Allstate Life Insurance Company of New York, a New York domiciled life insurance company (“ALNY”), to ALIC Seller or one of its Affiliates (other than a Transferred Company) (such transaction, the “ALNY Transfer”), or (ii) enter into an agreement complying in all non-deminimis respects with the terms and requirements set forth on Schedule III hereto (the “ALNY Sale Agreement”) pursuant to which, among other things and upon the terms and subject to the conditions set forth therein, the Company shall sell to a to be identified buyer (“ALNY Buyer”) 100% of the issued and outstanding shares of common stock, par value $25 per share, of ALNY, for cash and in respect of which, subject to the provisions of the applicable ALNY Sale Agreement, ALIC Seller shall have the right to abandon at its sole discretion in favor of an ALNY Transfer (such transactions, the “ALNY Sale”), and in connection with either the ALNY Sale or ALNY Transfer, terminate, novate or otherwise result in the Company having no liabilities under the Stop Loss Agreement, prior to the transactions contemplated hereby;
WHEREAS, at and in connection with the consummation of the transactions contemplated by this Agreement, (i) Buyer intends for the Company to enter into an investment management agreement with Blackstone ISG-I Advisors L.L.C., substantially in the form attached hereto as Exhibit K, pursuant to which Blackstone ISG-I Advisors L.L.C. will perform certain investment management services for the Company (the “Investment Management Agreement”), and (ii) the parties intend for certain Affiliates as contemplated thereby to enter into certain co-lender agreements in respect of certain commercial mortgage loan assets, substantially in the form attached hereto as Exhibit L (the “CML Co-Lender Agreements”); and
WHEREAS, after the Closing and in connection with the consummation of the transactions contemplated by this Agreement and subject to receipt of appropriate regulatory approvals as contemplated herein, Buyer intends for the Company to cede to an Affiliate of Buyer pursuant to the Buyer Reinsurance Agreement the Reinsured Liabilities (as defined therein) upon the terms and subject to the conditions set forth therein (such transaction, the “Buyer Reinsurance Transaction”).
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.1    Definitions. For purposes of this Agreement, the following terms have the respective meanings set forth below:
“1940 Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.
“338 Election” has the meaning set forth in Section 8.7(b).
“AAC” has the meaning set forth in the Recitals.
“AAC Administrative Services Agreement” has the meaning set forth in Section 5.14(d).
“AAC Retention” has the meanings set forth in Section 5.28.“AAC Seller” has the meaning set forth in the Preamble.
“AAC Seller Percentage” means 1%.
“AAC Shares” has the meaning set forth in the Recitals.

“Accounting Principles” means the principles, practices and methodologies set forth on Annex A.
“Acquisition Proposal” has the meaning set forth in Section 5.21.
“Action” means (i) any civil, criminal or administrative action, suit, claim, litigation, in each case before a Governmental Entity, (ii) any arbitration proceeding or similar proceeding or (iii) any investigation of which either Seller has Knowledge or written inquiry by a Governmental Entity other than any examination by a Taxing authority, including a Tax audit, in each case other than ordinary course complaint activity by or on behalf of policyholders unless and until any such policyholder complaint activity results in any civil, criminal or administrative action, suit, claim, litigation, arbitration proceeding or similar proceeding before, or, of which either Seller has Knowledge, investigation or written inquiry by a Governmental Entity, in which case it shall, without duplication, be treated as an Action hereunder.
“Actuarial Reports” means, collectively, (i) the Actuarial Appraisal of Allstate Life Insurance Company and Affiliates Annuity Business as of September 30, 2019, (ii) the Memorandum regarding Antelope Expanded Business Roll-Forward to March 31, 2020 with April 30, 2020 Interest Rate Environment, (iii) the Memorandum regarding Antelope Base Business Roll-Forward to March 31, 2020 with April 30, 2020 Interest Rate Environment, (iv) the Memorandum regarding Antelope Annuity Roll-Forward to March 31, 2020 with April 30, 2020 Interest Rate Environment, (v) the Memorandum regarding Enterprise Appraisal Report – Life Insurance Only dated February 18, 2019 and (vi) the Life Only Roll-Forward Report dated as of May 11, 2020, each as prepared by Milliman, together with any exhibits and appendices thereto.
“Adjusted Initial Amount” means an amount equal to: the Base Price plus (i) (if positive) or minus the absolute value of (if negative): (A) the Estimated Closing Statutory Value; minus (B) the Reference Statutory Value minus (if positive) or plus the absolute value of (if negative) (ii) the Estimated Section 338 Adjustment.
“Adjustment Report” has the meaning set forth in Section 2.5(c)(iv).
“ADLLC Services Agreement” has the meaning set forth in Section 5.14(c).
“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first Person, and the term “Affiliated” shall have a correlative meaning. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly through the ownership of voting securities, by contract, or otherwise, and the terms “controlling” and “controlled” have the meanings correlative to the foregoing. For the avoidance of doubt, unless otherwise specified herein, the Company and its Subsidiaries and AAC shall be deemed an “Affiliate” of Sellers (and not Buyer) prior to the Closing, and shall be deemed an “Affiliate” of Buyer (and not Sellers) from and after the Closing, and ALNY shall not be deemed an “Affiliate” of either Seller (or any of their respective other Affiliates) from and after the consummation of the ALNY Sale or ALNY Transfer, as applicable.

“Affiliate Transaction Termination Agreement” means the affiliate transaction termination agreement, substantially in the form attached hereto as Exhibit C.
“Agreement” has the meaning set forth in the Preamble.
“AHL” has the meaning set forth in the Recitals.
“ALIC Re” has the meaning set forth in the Recitals.
“ALIC Re Coinsurance Agreement” means that certain Amended and Restated Coinsurance Agreement, dated as of January 19, 2017, by and between the Company and ALIC Reinsurance Company, as amended.
“ALIC Seller” has the meaning set forth in the Preamble.
“ALIC Seller Percentage” means 99%.
“ALIC Shares” has the meaning set forth in the Recitals.
“ALNY” has the meaning set forth in the Recitals.
“ALNY Administrative Services Agreement” has the meaning set forth in Section 5.14(d).
“ALNY Buyer” has the meaning set forth in the Recitals.
“ALNY Decision Date” has the meaning set forth in Section 5.4(b).
“ALNY Sale” has the meaning set forth in the Recitals.
“ALNY Sale Agreement” has the meaning set forth in the Recitals.
“ALNY Transfer” has the meaning set forth in the Recitals.
“ALNY Transfer Regulatory Filings” has the meaning set forth in Section 5.4(e).
“Alternate Bidder” has the meaning set forth in Section 5.21.
“Amended and Restated AAC/ALIC Co/ModCo Agreement” has the meaning set forth in Section 5.28.
“Alternative ALNY Transaction” has the meaning set forth in Section 5.1(b)(xx) of the Seller Disclosure Schedule.
“Amended and Restated AHL/ALIC Reinsurance Agreement” means the amended and restated reinsurance agreement to be entered into by AHL and the Company at or prior to the Closing, substantially in the form attached as Exhibit E.
“Allstate Distributors” means Allstate Distributors, L.L.C., a Delaware limited liability company.

“Applicable Law” means any law, statute, ordinance, written rule or regulation, order, injunction, judgment, decree, constitution or treaty enacted, promulgated, issued, enforced or entered by any Governmental Entity applicable to any Person or such Person’s businesses, properties, assets or rights, as may be amended from time to time.
“Applicable Rate” means the U.S. Federal Funds Rate as of the day that is two (2) Business Days preceding the date the Final Adjustment Statement is finalized pursuant to Section 2.5(c), calculated on the basis of a 360-day year.
“Associated Persons” has the meaning set forth in Section 3.31(c).
“Base Price” means $2,800,000,000.
“BD Regulatory Filings” has the meaning set forth in Section 3.31(b).
“Books and Records” means all of the Company’s and the other Transferred Companies’ books and records (including all data and other information stored on discs, tapes or other media) relating to the assets, properties, business and operations of the applicable company, including all such items relating to such company’s legal existence, stock ownership, corporate management or other such corporate records, excluding in each case such books and records (other than minute books) and other data and information primarily relating to any business to be recaptured by or reinsured to any Affiliate of the Company pursuant to the Pre-Sale Transactions, retained assets related thereto.
“Burdensome Condition” has the meaning set forth in Section 5.4(a).
“Business Day” means any day other than a Saturday, a Sunday or any other day on which banking institutions in Chicago, Illinois or New York City are required or authorized by Applicable Law to be closed.
“Buyer” has the meaning set forth in the Preamble.
“Buyer Benefit Plans” has the meaning set forth in Section 5.11(c).
“Buyer Disclosure Schedule” means the disclosure schedule (including any attachments thereto) delivered by Buyer to Sellers in connection with, and constituting a part of, this Agreement.
“Buyer Fundamental Representations” means those representations and warranties of Buyer set forth in Section 4.1 (Organization and Standing), Section 4.2 (Authority), Section 4.5 (Purchase Not For Distribution), Section 4.8 (Solvency), and Section 4.9 (Brokers).
“Buyer Indemnified Persons” has the meaning set forth in Section 7.2(a).
“Buyer Material Adverse Effect” means any fact, circumstance, condition, change or effect that is individually or in the aggregate, materially adverse to the ability of Buyer to consummate the transactions contemplated hereby or by any of the Transaction Agreements by the Outside Date.

“Buyer Parent Company” means Antelope US Parent Company, a corporation incorporated under the laws of the State of Delaware.
“Buyer Party” means Buyer or any Affiliate of Buyer that is a party to any Transaction Agreement, including, from and after the Closing, the Transferred Companies.
“Buyer Reinsurance Agreement” means the reinsurance agreement to be entered into by the Company, on the one hand, and an Affiliate of Buyer, on the other hand, after the Closing, substantially in the form attached as Exhibit J.
“Buyer Reinsurance Transaction” has the meaning set forth in the Recitals.
“Buyer Released Claims” has the meaning set forth in Section 10.11(a).
“Buyer Released Parties” has the meaning set forth in Section 10.11(b).
“Buyer Releasing Parties” has the meaning set forth in Section 10.11(a).
“Buyer’s DC Plan” has the meaning set forth in Section 5.11(e).
“Ceded & Assumed Reinsurance Contracts” has the meaning set forth in Section 3.17(b).
“Ceded Reinsurance Contracts” has the meaning set forth in Section 3.17(a).
“Closing” has the meaning set forth in Section 2.2.
“Closing Date” has the meaning set forth in Section 2.2.
“Closing RBC Ratio” means the RBC Ratio of the Company as of the Closing Date, calculated in accordance with the Accounting Principles after giving effect to the Reinsurance and Restructuring Agreements, the Transaction Agreements, and the other transactions contemplated by this Agreement to take place at or prior to the Closing, including the Pre-Sale Transactions and the ALNY Sale or ALNY Transfer, as applicable, but excluding any reduction to RBC Ratio resulting from any asset adequacy reserves recorded by the Company within the Actuarial Opinion and Memorandum reserve adequacy testing to the extent determined in accordance with the Accounting Principles. For the avoidance of doubt, the Closing RBC Ratio will utilize the minimum allowable C3 testing factors.
“Closing Statutory Value” means an amount, determined in accordance with the Accounting Principles, after giving effect to the Pre-Sale Transactions, the Pre-Closing Dividend to the extent declared and paid in cash to ALIC Seller prior to Closing and the ALNY Sale or ALNY Transfer, as applicable, as set forth in the Accounting Principles and without regard to any effect of the 338 Election, equal to: (i) the aggregate statutory capital and surplus of the Company, AAC and ALIC Re as of the Closing as would be required to be reflected in line 38, column 1 in the “Liabilities, Surplus and Other Funds” section of the 2020 NAIC Annual Statement Blank or the successor to such line number, assuming total asset adequacy reserve adjustments as described in the Accounting Principles; plus (ii) the aggregate asset valuation reserve of the Company, AAC and ALIC Re as of the Closing as would be required to be reflected in line 24.1 of such section of the Annual Statement Blank or the successor to such line number; plus (iii) solely to the extent not taken into account as an asset increasing Closing Statutory Value in the amounts calculated in clause (i) of this definition, the total shareholders’ equity, calculated in accordance with GAAP and the Accounting Principles, of Allstate Settlement Corporation and Allstate Assignment Company, plus (iv) $15,033,836.
“CML Co-Lender Agreements” has the meaning set forth in the Recitals.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the Recitals.
“Company Action Level RBC” means, at any date of determination, two hundred percent (200%) of the authorized control level risk based capital of the Company determined in accordance with the RBC Instructions.
“Company Business” means, determined after giving effect to the Pre-Sale Transactions and the ALNY Sale or ALNY Transfer, as applicable, the business of the Transferred Companies. For the avoidance of doubt, the “Company Business” excludes the variable annuity business reinsured or otherwise transferred to Prudential Insurance Company of America or any of its Affiliates pursuant to the Master Transaction Agreement, dated as of March 8, 2006, by and among The Allstate Corporation, the Company, ALNY, Prudential Financial, Inc. and The Prudential Insurance Company of America and the documents related thereto.
“Company Employee” means each employee of ALIC Seller or any of its Affiliates (other than the Transferred Companies) set forth on Section 1.1(b) of the Seller Disclosure Schedule or any employee hired to replace any such scheduled employee or otherwise hired to primarily work on the Company Business and designated at the time of hiring as a “Company Employee” for purposes of this Agreement.
“Company Financial Statements” shall mean all of the financial statements of the Company and its Subsidiaries (including ALNY) and AAC included in the Company Reports.
“Company Insurance Policies” has the meaning set forth in Section 3.22(a).
“Company Intellectual Property Rights” means all Intellectual Property rights (i) owned by the Transferred Companies, or (ii) owned by Sellers or their respective Affiliates and used exclusively in the Company Business.
“Company Reports” means all forms, reports, statements, information, registration statements and other documents (as supplemented and amended since the time of filing) filed or required to be filed by the Company with the SEC since December 31, 2018.
“Condition Satisfaction” has the meaning set forth in Section 2.2.

“Confidentiality Agreement” means the amended and restated non-disclosure agreement, effective as of September 28, 2020, between Blackstone Tactical Opportunities Advisors L.L.C. and ALIC Seller.
“Consolidated Returns” means any and all Tax Returns of the Seller Group.
“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, license or other enforceable arrangement or agreement, whether in writing or oral.
“Control Investor” has the meaning set forth in Section 5.4(a).
“Conveyance Taxes” has the meaning set forth in Section 8.5.
“D2C Reinsurer” means AHL or another insurance company designated by AAC Seller that is a licensed life insurance company in the State of Illinois and an Affiliate of AAC Seller.
“D2C Reinsurance Agreement” means the reinsurance agreement to be entered into by AAC and the D2C Reinsurer at or prior to the Closing, substantially in the form attached as Exhibit D.
“D&O Indemnified Person” has the meaning set forth in Section 5.9(a).
“Debt Commitment Letter” has the meaning set forth in the Recitals.
“Debt Financing” has the meaning set forth in Section 4.7(a).
“Debt Financing Sources” means the entities, including the agents, lenders and other Persons, that have committed to provide or otherwise entered into agreements in connection with all or any part of the Debt Financing (including the parties to any joinder agreements, credit agreements, note purchase agreements or other definitive agreements relating thereto) and their respective Affiliates and such entities’ (and their respective Affiliates’) Representatives involved in the Debt Financing and their respective successors and permitted assigns; provided, however, that in no event shall Buyer Parent Company or any of its Subsidiaries, or the Equity Provider or any assignee of the Equity Provider under, and in accordance with the terms of, the Equity Commitment Letter or limited guarantee described above, be deemed to be a Debt Financing Source.
“Deductible” has the meaning set forth in Section 7.3(a).
“Direct Product Tax Claim” has the meaning set forth in Section 7.8(a).
“Dispute Notice” has the meaning set forth in Section 2.5(c)(i).
“Earn-Out Compliant Rate Period” shall have the meaning ascribed to such term in Section 2.1.
“Earn-Out Measurement Period” means each calendar year beginning in 2025 through and including 2034.

“Earn-Out Monthly Average” shall have the meaning ascribed to such term in Section 2.1.
“Earn-Out Payment” means $25,000,000 annually for the periods beginning in 2025 and extending through and including 2034.
“Earn-Out Side Letter” means the side letter to be entered into by and between Antelope Holdings, LP for the benefit of ALIC Seller, to be entered into at or prior to the Closing in a form to be reasonably agreed between Buyer and Sellers promptly following the date hereof and which will guarantee in full the payment by Buyer of the Earn-Out Payments in accordance with Section 2.1.
“Employee Benefit Plan” means each written or unwritten “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other compensation and benefits plans, policies, programs, agreements or arrangements that provide compensation or benefits of any kind (whether on a current or deferred basis), including each stock purchase, stock option, restricted stock, severance, retention, employment, incentive, bonus, deferred compensation, fringe benefit, retirement, health and welfare plan, policy, program, agreement, or arrangement, in each case, that is sponsored, maintained or contributed to by ALIC Seller or any of its Affiliates (including the Transferred Companies).
“Equity Commitment Letter” has the meaning set forth in the Recitals.
“Equity Financing” has the meaning set forth in Section 4.7(a).
“Equity Investors” has the meaning set forth in Section 4.7(a).
“Equity Provider” has the meaning set forth in the Recitals.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Estimated Balance Sheet” has the meaning set forth in Section 2.4.
“Estimated Closing Statutory Value” has the meaning set forth in Section 2.4.
“Estimated Section 338 Adjustment” means (i) the estimated adjustment calculated in accordance with Exhibit 4 of Annex A and the Sellers’ Model, plus (ii) $50,000,000.
“Exchange Act” has the meaning set forth in Section 3.6(a).
“Excluded Investment Assets” has the meaning set forth in Section 5.20(a).
“Exclusive Producer” means any Producer that marketed, sold or administered business of the type written by the Company or any of its Affiliates (or former Affiliates) exclusively for or on behalf of the Company or any of its Affiliates (or former Affiliates), notwithstanding whether such Producer also sold products of the types not written by the Company or any of its Affiliates (or former Affiliates) on behalf of third parties.
“FICA” means the Federal Insurance Contributions Act.

“Final Adjustment Amount” means an amount equal to: (x) (i) the Final Closing Statutory Value minus (ii) the Estimated Closing Statutory Value, plus (y) (1) the Estimated Section 338 Adjustment minus (2) the Final Section 338 Adjustment.
“Final Adjustment Statement” has the meaning set forth in Section 2.5(b).
“Final Balance Sheet” has the meaning set forth in Section 2.5(c)(vii).
“Final Closing Statutory Value” has the meaning set forth in Section 2.5(c)(vii).
“Final Section 338 Adjustment” has the meaning set forth in Section 2.5(c)(vii).
“FINRA” shall mean the Financial Industry Regulatory Authority, Inc. and any successor thereto.
“FINRA CMA” has the meanings set forth in Section 5.4(c).
“Fraud” means actual and intentional fraud with the specific intent to deceive or mislead the other party by any Person in connection with the making of the representations and warranties set forth in Article III or Article IV, as applicable. For the avoidance of doubt, “Fraud” does not include constructive fraud or any torts based on negligence or recklessness.
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Entity” means any domestic or foreign court or governmental authority or agency or any self-regulatory body.
“Group Company” has the meaning set forth in Section 10.12(a).
“Guarantee Released Parties” has the meaning set forth in Section 5.19.
“Guarantees” has the meaning set forth in Section 5.19.
“Hard Materials” has the meaning set forth in Section 5.6(d).
“HSR Act” has the meaning set forth in Section 3.5.
“Illinois DOI Form A” has the meaning set forth in Section 5.4(b).
“Indemnifiable Losses” means any and all damages, losses, liabilities, obligations, costs and expenses (including reasonable attorneys’ fees and expenses); provided, however, that Indemnifiable Losses (i) shall in no event include any amounts constituting consequential, incidental, indirect, special or punitive damages, including loss of future revenue, income or profits, or any diminution of value or multiple of earnings damages relating to the breach or alleged breach of this Agreement (except to the extent actually paid to a third party in connection with a Third Party Claim), unless (1) such damages for lost profits do not constitute special or punitive damages of any Buyer Indemnified Person; (2) such damages for lost profits are recoverable under the laws of the State of New York; (3) the Indemnitee satisfies all elements necessary for proof of such damages for lost profits under such laws; and (4) such lost profits can be demonstrated by reference to the Actuarial Reports and therefore to be within the reasonable contemplation of the parties (it being understood that nothing in this definition is intended to limit the effect of the last sentence of Section 3.18(a), and that lost profits damages with respect to the reduction or elimination of any profits contemplated by the Actuarial Reports shall in no event exceed the present value ascribed to any such remaining profits contemplated by the Actuarial Reports as of the date of the Indemnifiable Loss giving rise to the related claim, calculated based on the assumptions on which the Actuarial Reports was prepared and discounted using a discount rate of 10%), (ii) shall be net of any (A) amounts actually recovered by the Indemnitee for the Indemnifiable Losses for which such Indemnity Payment is made under any insurance policy, reinsurance agreement, warranty or indemnity or otherwise from any Person other than a party hereto or its Affiliates (less any costs of such recovery), and the Indemnitee shall promptly reimburse the Indemnitor for any such amount that is received by it from any such other Person with respect to an Indemnifiable Losses after any indemnification with respect thereto has actually been paid pursuant to this Agreement and (B) amounts included in the calculation of the Final Closing Statutory Value and (iii) with respect to Indemnifiable Losses resulting from or arising out of a breach of the representation and warranty under Section 3.18(c), shall be limited to taking those steps (which may include providing any form of statutory capital), that are, in as minimal a manner as is reasonably practicable, necessary to enable the Company to receive full statutory financial statement credit for reinsurance ceded under the ALIC Re Coinsurance Agreement had the breach of such representation or warranty not occurred as of the Closing Date, and which such steps the parties hereby agree shall include, at the request of Sellers and subject to receipt of any required consent from any applicable Insurance Regulator of ALIC or ALIC Re, as applicable, and any applicable lenders of ALIC Re (which such lenders were lenders of ALIC Re as of immediately prior to the Closing), within a reasonable time period (which such applicable consents shall be sought by Buyer at the applicable time), the provision of statutory capital by the Sellers or their respective Affiliates (other than the Transferred Companies) in the form of (x) a surplus note, on customary terms, issued by ALIC, (y) in the event such required consent(s) cannot be obtained for a surplus note issued by ALIC, a surplus note, on customary terms, issued by ALIC Re or (z) in the event such required consent(s) for a surplus note issued by ALIC or ALIC Re cannot be obtained, in the form of a subordinated note issued by Buyer Parent Company or an direct or indirect parent thereof in the amount of such required statutory capital, with, in each case, such Affiliate contributing the applicable proceeds of such subordinated note to ALIC Re, and on customary terms consistent with then-market terms for a comparable instrument from a life and annuity insurance company with an A-level (or the equivalent) senior unsecured debt credit rating assigned from a nationally recognized statistical rating organization, including in respect of the applicable interest rate, and a maturity profile consistent with the duration of liabilities ceded under the ALIC Re Coinsurance Agreement, subject in all cases to the principal amount of any such notes referred to in the preceding clauses (x), (y) and (z) amortizing in a manner consistent with the run-off of the liabilities ceded under the ALIC Re Coinsurance Agreement.
“Indemnification and Hold Harmless Agreement” has the meaning set forth in Section 5.19.
“Indemnified Parties” has the meaning set forth in Section 7.2(b).
“Indemnitee” means any Person entitled to indemnification under this Agreement.
“Indemnitor” means any Person required to provide indemnification under this Agreement.

“Indemnity Payment” means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement.
“Indemnity Letter” has the meaning set forth in the Recitals.
“Independent Accounting Firm” has the meaning set forth in Section 2.5(c)(iii).
“Initial Adjustment Statement” has the meaning set forth in Section 2.4.
“Insurance Contract” means (i) the insurance policies, annuity contracts or certificates and any assumed reinsurance treaties, together with all binders, slips, certificates, endorsements and riders thereto, in each case that constitute a part of the Company Business (and excluding any such arrangements that constitute a part of the business to be recaptured by or reinsured to any Affiliate of the Company as part of the Pre-Sale Transactions) and were issued, entered or assumed into by the Company, ALIC Re or AAC prior to the Closing and (ii) the PA Business Contracts; provided, that “Insurance Contract” shall not include any reinsurance or retrocession agreements, other than assumed reinsurance treaties that constitute a part of the Company Business.
“Insurance Regulator” means, with respect to any jurisdiction, the Governmental Entity charged with the supervision of insurance companies in such jurisdiction.
“Intellectual Property” means: (i) any trademark, service mark, corporate or business name, identifying logo, trade dress, slogan, domain name or brand name or other similar type of name or source identifier (including all goodwill associated with any of the foregoing, and all registrations and applications relating thereto) (“Trademarks”); (ii) registered and unregistered copyrights, rights in copyrightable subject matter in published and unpublished works of authorship and applications for copyright registration; (iii) Internet domain names; (iv) patents and applications for patents, including all continuations, divisions, renewals, extension, reexaminations and reissues thereof; and (v) trade secrets.
“Intellectual Property Assignment Agreements” means the Trademark Assignment Agreement and the Patent Assignment Agreement, substantially in the forms of Exhibit F and Exhibit G, respectively.
“Interim Services Agreement” has the meaning set forth in the Recitals.
“Investment Assets” means any interest in any bonds, notes, debentures, mortgage loans, real estate, instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests (including equity interests in private equity and other investment funds), certificates issued by or interests in trusts, derivatives, warrants, and any other assets acquired for investment or hedging purposes and rights associated with any of the foregoing.
“Investment Management Agreement” has the meaning set forth in the Recitals.
“IRS” has the meaning set forth in Section 3.30(c).
“IT Systems” means the hardware, software, data, databases, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology or communications equipment, owned, leased or licensed by any of the Transferred Companies and used in the Company Business.
“Knowledge” means the actual knowledge, assuming reasonable inquiry of direct reports, of (i) with respect to Sellers, those Persons listed in Section 1.1(c) of the Seller Disclosure Schedule, and (ii) with respect to Buyer, those Persons listed in Section 1.1(c) of the Buyer Disclosure Schedule.
“Knowledge Transfer Plan” has the meaning set forth in Section 5.25(a).
“Kuvare” means Guaranty Income Life Insurance Company, an Affiliate of Kuvare US Holdings, Inc.
“LBL” means Lincoln Benefit Life Insurance Company, an insurance company organized under the laws of the State of Nebraska.
“LBL Administrative Services Agreement” means that certain Administrative Services Agreement, dated as of April 1, 2014, between LBL and the Company.
“LBL Agent Servicing Agreement” means that certain Agent Servicing Agreement, dated as of April 1, 2014, between LBL and the Company.
“LBL Transaction Agreement” means that certain Stock Purchase Agreement, dated as of July 17, 2013, by and among the Company, Resolution and, solely for the limited purposes set forth therein, Resolution Life L.P, as amended by Amendment No. 1 to Stock Purchase Agreement, dated as of April 14, 2014.
“Liability” means any liability, damage, expense, or obligation of any kind, character or description (including in respect of Taxes), whether direct or indirect, known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, asserted or unasserted, executory, determined or determinable or otherwise.
“Liens” has the meaning set forth in Section 3.2(a).
“Malware” means any virus, Trojan horse, time bomb, key-lock, spyware, worm, malicious code or other software program designed or able to disrupt, disable, harm, interfere with the operation of or install itself within or on any IT Systems.
“Material Adverse Effect” means any fact, circumstance, condition, change or effect that has a material adverse effect on (i) the business, assets, liabilities, operations, condition (financial or otherwise) or results of operations of the Company Business, taken as a whole, but excluding any such effect to the extent resulting from or arising out of: (a) general political, economic or securities or financial market conditions (including changes in interest rates or changes in equity or debt prices and corresponding changes in the value of the Investment Assets of the Transferred Companies); (b) any occurrence or condition generally affecting participants in any jurisdiction or geographic area in any segment of the industries or markets in which the Transferred Companies participate, including the deferred and immediate annuity, variable annuity or life insurance industries; (c) any change or proposed change in GAAP, SAP or Applicable Law, or the interpretation or enforcement thereof (including changes in GAAP or in

SAP prescribed or permitted by the applicable insurance regulatory authority and accounting pronouncements of the SEC, the National Association of Insurance Commissioners and the Financial Accounting Standards Board); (d) natural or man-made catastrophe events, hostilities, acts of war or terrorism, or any escalation or worsening thereof; (e) any epidemic, pandemic or similar outbreak, but only, in the case of the preceding clauses (a) - (e), to the extent that such changes or effects do not have a disproportionately adverse effect on the Transferred Companies, taken as a whole, as compared to other similarly situated participants in the same industry; (f) the COVID-19 virus outbreak and efforts by any Persons or Governmental Entities in response thereto and the consequences of such efforts; (g) the negotiation, execution and delivery of, or compliance with the terms of, or the taking of any action required by, this Agreement or the Transaction Agreements, the failure to take any action prohibited by this Agreement, or the public announcement of, or consummation of, any of the transactions contemplated hereby or thereby (including the effect thereof on the relationships (contractual or otherwise) of the Transferred Companies and their respective Affiliates with policyholders, clients, customers, employees, suppliers, vendors, service providers or Governmental Entities); (h) the effects of any breach, violation or non-performance of any provision of this Agreement by Buyer or any of its Affiliates; (i) the identity of or facts related to Buyer or the effect of any action taken by Buyer or its Affiliates, or taken by Sellers, the Transferred Companies or any of their respective Affiliates at the request of Buyer or with Buyer’s prior consent; (j) changes in the value of any Investment Assets of the Transferred Companies; (k) any downgrade or threatened downgrade or change or development in the financial strength or other rating assigned to any of the Transferred Companies by any rating agency (provided, that this clause (k) shall not by itself exclude the underlying causes of any such downgrade, change or development so long as such facts or occurrences are not otherwise excluded by clauses (a) through (m) (other than clause (k) of this definition) hereof); (l) any failure of the Transferred Companies to meet any financial projections or targets, including any published analyst estimates or expectations of the Transferred Companies’ revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by any of the Transferred Companies to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (provided, that this clause (l) shall not by itself exclude the underlying causes or facts and circumstances giving rise or contributing to any such failure so long as such facts or occurrences are not otherwise excluded by clauses (a) through (m) (other than clause (l) of this definition) hereof) or (m) any matter disclosed to Buyer prior to the date hereof or set forth in Section 1.1(d) of the Seller Disclosure Schedule, or (ii) the ability of Sellers to consummate the transactions contemplated by this Agreement by the Outside Date.
“Material Contracts” has the meaning set forth in Section 3.13(a).
“Materials” has the meaning set forth in Section 5.6(d).
“Migration” has the meaning set forth in Section 5.25(a).
“Milliman” means Milliman, Inc.
“New York Court” has the meaning set forth in Section 10.7(a).
“Non-Privileged Deal Communications” has the meaning set forth in Section 10.12(b).

“Organizational Documents” has the meaning set forth in Section 3.1(b).
“Outside Date” has the meaning set forth in Section 9.1(b).
“PA Business Contracts” means Contracts and other agreements (including “Qualified Assignment” Contracts, “Qualified Assignment and Release” Contracts and other agreements and instruments) in force as of the Closing pursuant to which, prior to the Closing, a Transferred Company enters into an arrangement with a Person that is required to make payments to a third party over time (including as a result of settlement agreements arising from civil litigation or other Actions), pursuant to which such Person assigns to the Transferred Company the obligation to make the payments to the third party, and the Transferred Company acquires an annuity Contract (including certain-only annuities, certain and life annuities, annuities with periodic lump sum benefits and life-only annuities) from the applicable Transferred Company that is an insurance company to fund the payment obligation to the third party.
“PATRIOT Act” means the USA PATRIOT Act of 2001.
“Permits” has the meaning set forth in Section 3.11(b).
“Permitted Compensation Change” means any (i) change required by any Employee Benefit Plan or Applicable Law, (ii) increase to a Company Employee’s base salary or hourly wage rate, as applicable, of up to five percent (5%) in the ordinary course of business as part of ALIC Seller’s (and its Affiliates’) annual compensation review process in the ordinary course of business or such greater amount as contemplated by Section 1.1(f) of the Seller Disclosure Schedule, (iii) increases to a Company Employee’s base salary or hourly wage rate, as applicable, in connection with a promotion in the ordinary course of business, (iv) change that does not materially affect the benefits provided to any Company Employee, (v) change that is generally applicable to employees of ALIC Seller and its Affiliates, or (vi) change that does not impose any liability or obligation on any of the Transferred Companies from and after the Closing Date, including, without limitation, the award or payment of retention bonuses.
“Permitted Lien” means, with respect to any asset, any: (i) carriers’, mechanics’, materialmens’ or similar Lien arising in the ordinary course of business with respect to amounts that are not yet due and payable or that are being contested in good faith and for which adequate reserves have been established on the Reference Balance Sheet; (ii) Lien arising from any act of Buyer or any of its Affiliates (with respect to an asset of either Seller or one of its Affiliates); (iii) Lien that is disclosed in the Seller Disclosure Schedule or the Buyer Disclosure Schedule, as applicable; (iv) Lien related to deposits generally required by any Insurance Regulator not pursuant to any specific commitment or agreement of the Company; (v) Lien for Taxes, assessments or other governmental charges not yet due and payable or due and payable but not delinquent or the amount or validity of which is being contested in good faith and for which adequate reserves have been established on the Reference Balance Sheet; (vi) Lien arising under a conditional sales Contract or equipment lease with a third party, (vii) Lien on payout annuities granted in the ordinary course of business to any contractholders and any Lien in connection with any Settlement Company borrowing in the ordinary course of business to advance funds to contract holders as part of payout contract advance settlements, including under the “AFEN Program”; (viii) Lien in favor of any of the Transferred Companies; (ix) restrictions under applicable federal and state securities laws; and (x) Lien or other imperfection of title that does not materially detract from the current value or materially interfere with the current use of the properties or rights affected thereby and has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or a Buyer Material Adverse Effect, as applicable.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization, Governmental Entity or other entity.
“Personal Data” has the same meaning as the term “personal data,” “personal information,” or the equivalent under the applicable Privacy and Data Security Law.
“Plan” has the meaning set forth in Section 5.25(a).
“Post-Closing Tax Periods” means any and all Tax periods that begin on the day after the Closing Date and the portion of any Straddle Period beginning on the day after the Closing Date.
“Pre-Closing Dividend” has the meaning set forth in Section 5.4(b).
“Pre-Closing Tax Periods” means any and all Tax periods that end on or before the Closing Date and the portion of any Straddle Period ending at the end of day on which the Closing occurs.
“Pre-Sale Transactions” means each of the transactions described in Schedule I hereto, including the settlement of intercompany balances between the Transferred Companies, on the one hand, and either Seller and their respective Affiliates (other than the Transferred Companies), on the other hand.
“Privacy and Data Security Law” means any applicable data privacy, data security, or data protection law or regulation in the United States of America.
“Privileged Deal Communications” has the meaning set forth in Section 10.12(a).
“Producer” means any producer, broker, agent, general agent, managing general agent, master broker agency, broker general agency, financial specialist or other Person responsible for marketing or producing insurance policies, annuity Contracts, protection and retirement products on behalf of the Company or any of its Affiliates (or former Affiliates) prior to the Closing.
“Prudential Agreements” means (a) the Master Transaction Agreement, dated as of March 8, 2006, by and among The Allstate Corporation, the Company, ALNY, Prudential Financial, Inc. and The Prudential Insurance Company of America, as amended by the Master Transaction Letter Agreement, dated as of May 30, 2006, (b) each of the Ancillary Agreements thereto (as such term is defined therein) and (c) the Closing Date Letter Agreement, dated as of June 1, 2006, by and among The Allstate Corporation, ALIC, ALNY and LBL.
“Purchase Price” has the meaning set forth in Section 2.1.
“PUA Amendment” has the meaning set forth in Section 5.14(b).

“Putnam JV Agreement” means the Third Amended and Restated Joint Venture Agreement, by and between Putnam Investments, LLC and The Allstate Corporation, dated as of October 1, 2002.
“RBC Instructions” means the Life RBC Instructions of the National Association of Insurance Commissioners or any successor thereof as in effect at the applicable time of determination.
“RBC Ratio” means the percentage equal to (a) the quotient of the Total Adjusted Capital of the Company divided by the Company Action Level RBC, multiplied by (b) 100.
“Recapture Agreement” means a recapture agreement to be entered into by AHL and the Company at or prior to the Closing, substantially in the form attached as Exhibit H.
“Reference Balance Sheet” has the meaning set forth in Section 3.6(b).
“Reference Statutory Value” means $4,398,920,684.
“Reinsurance and Restructuring Agreements” means (i) the Amended and Restated AHL/ALIC Reinsurance Agreement, (ii) the D2C Reinsurance Agreement, (iii) the Affiliate Transaction Termination Agreement and (iv) the Recapture Agreements.
“Representative” means any Person’s Affiliates, or its or its Affiliates’ directors, officers, employees, agents, advisors, attorneys, accountants, consultants and representatives.
“Required Amount” has the meaning set forth in Section 4.7(a).
“Required Information” means as required by the Debt Commitment Letter as in effect on the date hereof, the financial statements necessary to satisfy the condition set forth in paragraph 9 of Exhibit C of such Debt Commitment Letter.
“Resolution” means Resolution Life Holdings, Inc., a corporation organized under the laws of the State of Delaware.
“Review Period” has the meaning set forth in Section 2.5(c).
“SAP” means, for each of the Company, AAC and ALIC Re, the statutory accounting practices prescribed or permitted in respect of such Person by the applicable Insurance Regulator for such Person’s state of domicile.
“Scheduled Company Intellectual Property Rights” has the meaning set forth in Section 3.20(a).
“SEC” means the Securities and Exchange Commission.
“Section 338 Adjustment” means (i) the adjustment calculated in accordance with Exhibit 4 of Annex A and the Sellers’ Model, plus (ii) $50,000,000.
“Section 338 Allocation” has the meaning set forth in Section 8.7(b).

“Section 338 Forms” means all returns, documents, statements, and other forms that are required to be submitted to any federal, state, county or other local tax authority in connection with a 338 Election. Section 338 Forms shall include any “statement of section 338 election” and IRS Form 8023 (together with any schedules or attachments thereto) that are required pursuant to Treasury Regulations Section 1.338-1 or Treasury Regulations Section 1.338(h)(10) -1 or any successor provisions.
“Securities Act” has the meaning set forth in Section 3.6(a).
“Seller” and “Sellers” has the meaning set forth in the Preamble.
“Seller Benefit Plan” means each Employee Benefit Plan in which any current or former Company Employees, or any of their beneficiaries or dependents, participate or are eligible to participate.
“Seller Disclosure Schedule” means the disclosure schedule (including any attachments thereto) delivered by Sellers to Buyer in connection with, and constituting a part of, this Agreement.
“Seller Fundamental Representations” means those representations and warranties of the Company set forth in Section 3.1 (Organization, Standing and Corporate Power), the first two sentences of Section 3.2 (Capital Structure), Section 3.3 (Subsidiaries) solely with respect to ownership of Subsidiaries, Section 3.4 (Authority) and Section 3.24 (Brokers).
“Seller Group” means (i) the “affiliated group” as defined in Section 1504(a) of the Code of which Seller Parent Company is the common parent, and (ii) with respect to each state, local or foreign jurisdiction in which Seller Parent Company or any of its current Subsidiaries files a consolidated, combined or unitary Tax Return and in which any of the Transferred Companies is or is required to be included, the group with respect to which such Tax Return is filed.
“Seller Indemnified Persons” has the meaning set forth in Section 7.2(b).
“Seller Parent Company” means The Allstate Corporation, a Delaware corporation.
“Seller Party” means each Seller or any Affiliate of either Seller that is a party to any Transaction Agreement but excluding, from and after the Closing, the Transferred Companies.
“Seller Released Claims” has the meaning set forth in Section 10.11(b).
“Seller Released Parties” has the meaning set forth in Section 10.11(a).
“Seller Releasing Parties” has the meaning set forth in Section 10.11(b).
“Seller Trademarks” means (a) “Allstate” and any associated logos (including the “cupped good hands” and associated logos and any variations and derivatives thereof) and any variations and derivatives thereof, (b) any name, logo or other Trademark owned or controlled by Sellers or any of their respective Affiliates that is not included in the Company Intellectual Property Rights, (c) any names, logos or other Trademarks that are confusingly similar to, or translations of, any of the foregoing, and (d) all rights associated therewith in any jurisdiction, and all goodwill associated with, any of the foregoing.
“Sellers’ Model” has the meaning set forth in Section 1.1(g) of the Seller Disclosure Schedule.
“Selling Agreement” means the Selling Agreement, dated as of June 1, 2006, by and among The Prudential Insurance Company of America, American Skandia Life Assurance Company, American Skandia Marketing, Incorporated, Allstate Financial Services, LLC and, solely for the limited purposes set forth therein, The Allstate Corporation.
“Separate Accounts” means the separate accounts maintained by the Company and AAC that are utilized in connection with their respective Insurance Contracts.
“Separation” has the meaning set forth in Section 5.25(a).
“Settlement Companies” has the meaning set forth in Section 5.17(a).
“Shared Contracts” has the meaning set forth in Section 3.26.
“Shares” has the meaning set forth in the Recitals.
“Solvent” has the meaning set forth in Section 4.8.
“Specified Capital Amount” means, for the purposes of Section 5.4(b), the amount of total adjusted capital (as defined in the RBC Instructions) of the Company that would cause the Closing RBC Ratio to equal 350%.
“Specified Liabilities” means any and all Liabilities (including reasonable attorneys’ fees and expenses) to the extent resulting from or arising in connection with:
(a)    any Action to the extent (i) pending or, to the Knowledge of either Seller, threatened on or prior to the Closing Date and (ii) such Liability is in excess of the amount reserved therefor on the Reference Balance Sheet, except to the extent resulting from or arising out of ordinary course claims Actions relating to the Insurance Contracts within applicable policy limits;
(b)    any retained asset, unclaimed property or escheat Liability to the extent (i) incurred or arising on or prior to the Closing Date and (ii) such Liability is in excess of the amount reserved therefor on the Reference Balance Sheet; or
(c)    any Action set forth on Section 7.2(a)(vi) to the extent such Liability is in excess of the amount reserved therefor on the Reference Balance Sheet.
“Specified Provisions” has the meaning set forth in Section 5.17(b).
“Specified Subsidiaries” means the entities set forth on Section 1.1(e) of the Seller Disclosure Schedule.

“Standalone Benefit Plan” means each Seller Benefit Plan in which only current or former Company Employees, or any of their beneficiaries or dependents, participate or are eligible to participate.
“Statutory Statements” has the meaning set forth in Section 3.6(c).
“Stop Loss Agreement” means the Stop Loss Reinsurance Agreement between ALNY and the Company, effective as of December 31, 2001, as amended by Amendment Number One thereto dated December 31, 2019.
“Stop Loss Agreement Event” has the meaning set forth in Section 5.27.
“Straddle Period” means any Tax period that includes, but does not end on, the Closing Date.
“Subject Balance Sheet” has the meaning set forth in Section 2.5(b).
“Subsidiary” of any Person at the time in question means another Person more than 50% of the total combined voting power of all classes of capital stock or other voting interests of which, or more than 50% of the equity securities of which, is at such time owned directly or indirectly by such first Person and, in the case any Transferred Company, excludes any Investment Assets and the Specified Subsidiaries and, unless otherwise expressly provided herein, ALNY.
“Tax Contest” has the meaning set forth in Section 8.4.
“Tax Refund” has the meaning set forth in Section 8.3.
“Tax Return” means any report, estimate, extension request, information statement, claim for refund, or return relating to, or required to be filed in connection with, any Tax, including any schedule or attachment thereto, and any amendment thereof.
“Taxes” means any and all federal, state, local, or foreign income, premium, property (real or personal), sales, excise, employment, payroll, withholding, gross receipts, license, severance, stamp, occupation, windfall profits, environmental, customs duties, capital stock, franchise, profits, social security (or similar, including FICA), unemployment, disability, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge, duty, fee (including the fees described in Section 9010 of the Patient Protection and Affordable Care Act, Pub. L. No. 111-148, as amended by Section 1404 of the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152), assessment or deficiencies of any kind in the nature of (or similar to) taxes whatsoever, including in each case any interest, penalty, or addition thereto.
“Third Party Claim” means any claim, action, suit, or proceeding made or brought by any Person that is not an Indemnitee.
“Threshold Amount” has the meaning set forth in Section 7.3(a).
“Total Adjusted Capital” means, as of any date of determination, total adjusted capital as calculated in accordance with the Applicable Laws of the Company’s state of domicile.

“TPA” has the meaning set forth in Section 5.25(a).
“Trademarks” has the meaning set forth in the definition of Intellectual Property.
“Transaction Agreements” means this Agreement, the Interim Services Agreement, the Transition Services Agreement, the Indemnification and Hold Harmless Agreement (if to be entered into pursuant to Section 5.19), the PUA Amendment (if to be entered into pursuant to Section 5.14(b)), the ADLLC Services Agreement (if to be entered into pursuant to Section 5.14(c)), the AAC Administrative Services Agreement (if to be entered into pursuant to Section 5.14(d)), the ALNY Administrative Services Agreement (if to be entered into pursuant to Section 5.14(d)), the Amended and Restated AAC/ALIC Co/ModCo Agreement (if to be entered into pursuant to Section 5.28), the Intellectual Property Assignment Agreements, the Reinsurance and Restructuring Agreements, the CML Co-Lender Agreements and the Earn-Out Side Letter.
“Transaction Expenses” means, without duplication, all liabilities (except for any Taxes, including Conveyance Taxes) incurred by any party hereto for fees, expenses, costs or charges as a result of the contemplation, negotiation, efforts to consummate or consummation of the transactions contemplated by this Agreement, including any fees and expenses of investment bankers, attorneys, accountants, actuaries or other advisors, and any fees payable by such parties to Governmental Entities or other third parties, in each case, in connection with the consummation of the transactions contemplated by this Agreement; provided, that for the avoidance of doubt: fees, expenses, costs and charges arising in connection with the Pre-Sale Transactions shall be deemed Transaction Expenses of Sellers, other than any third-party consent fees or similar obligations, which shall not be deemed Transaction Expenses for any purpose hereunder.
“Transferred Companies” means each of (i) the Company, (ii) AAC, (iii) ALIC Re, (iv) Allstate Settlement Corporation, (v) Allstate International Assignments, Ltd., (vi) Allstate Assignment Company, (vii) Allstate Distributors, and (viii) the other Subsidiaries of the Company other than the Specified Subsidiaries.
“Transferred Employee” and “Transferred Employees” has the meaning set forth in Section 5.11(b)(ii).
“Transferred Insurance Companies” means each of the Company, AAC and ALIC Re.
“Transition Committee” has the meaning set forth in Section 5.25(a).
“Transition Services” has the meaning set forth in Section 5.25(a).
“Transition Services Agreement” has the meaning set forth in the Recitals.
“Treasury Rate” means, as of any measurement date, the yield to maturity as of such measurement date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) equal to ten (10) years.
“Treasury Regulations” means all proposed, temporary and final regulations promulgated under the Code, as such regulations may be amended from time to time.

“WARN” has the meaning set forth in Section 5.11(f).
“Willful Breach” means, with respect to any breaches of or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or failure to act undertaken by the breaching party with actual Knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute a material breach of this Agreement. For the avoidance of doubt, Buyer shall be deemed in Willful Breach of this Agreement if this Agreement is terminated by ALIC Seller pursuant to Section 9.1(d).
ARTICLE II
PURCHASE OF THE SHARES
SECTION 2.1        Purchase and Sale of Shares; Additional Consideration. Upon the terms and subject to the conditions of this Agreement, each of ALIC Seller and AAC Seller agrees to sell to Buyer, and Buyer agrees to purchase from ALIC Seller and AAC Seller, all of the ALIC Shares and AAC Shares, respectively, for an aggregate purchase price (the “Purchase Price”) equal to the Base Price, as further adjusted pursuant to Section 2.4 and Section 2.5, to be paid in cash by wire transfer of immediately available funds as contemplated by Section 2.4, and to be allocated to ALIC Seller based on the ALIC Seller Percentage and to AAC Seller based on the AAC Seller Percentage. If during any Earn-Out Measurement Period the monthly average of the daily Treasury Rate (the “Earn-Out Monthly Average”) during the three preceding years is above 2.50% (such period, the “Earn-Out Compliant Rate Period”), then ALIC Seller shall be entitled to receive and Buyer shall pay the Earn-Out Payment for such Earn-Out Measurement Period. No later than fifteen (15) Business Days after the end of any Earn-Out Measurement Period, Buyer shall deliver to ALIC Seller a calculation of the Earn-Out Monthly Average for such Earn-Measurement Period, prepared in accordance with the Accounting Principles, along with reasonable supporting documentation therefor. In the event that Buyer’s calculation reflects that the Earn-Out Monthly Average for such Earn-Out Compliant Rate Period is greater than 2.50%, then Buyer shall deliver to ALIC Seller, simultaneously with the delivery of such calculation, the Earn-Out Payment in cash by wire of immediately available funds to an account or accounts designated by ALIC Seller in writing.
SECTION 2.2        Closing. The closing of the purchase and sale of the Shares (the “Closing”) shall take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, at 10:00 a.m., New York City time, on (i) the first Business Day of the month immediately following the month in which all the conditions set forth in Article VI have been satisfied or waived (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) shall have been so satisfied or waived in accordance with this Agreement (the “Condition Satisfaction”) or (ii) if the Condition Satisfaction occurs less than four Business Days prior to the first Business Day of such month and the parties do not have prior notice that the Condition Satisfaction is reasonably likely to occur during such period, then the Closing shall take place on the first Business Day of the second month immediately following the month in which the Condition Satisfaction occurs, in each case unless another date, time or place is agreed to in writing by the parties hereto. The Closing shall for all purposes under this Agreement be deemed effective as of 12:01 a.m. on the day on which the Closing occurs, and such date and time are herein referred to as the “Closing Date.”

SECTION 2.3        Closing Deliveries.
(a)Sellers’ Closing Deliveries. At the Closing, Sellers shall deliver or cause to be delivered to Buyer:
(i)certificates representing the Shares, duly endorsed in blank or accompanied by sufficient stock powers or other instruments of transfer duly executed in blank and free and clear of any Liens other than restrictions on transfer or otherwise under applicable securities laws or any Liens imposed by Buyer or any of its Affiliates;
(ii)a certificate of Sellers duly executed by an authorized officer of each Seller, dated as of the Closing Date, certifying as to such Seller’s compliance with the conditions set forth in Section 6.2(a) and Section 6.2(b);
(iii)counterparts of each Transaction Agreement other than this Agreement to which a Seller Party is a party, duly executed by such Seller Party;
(iv)the written resignations of the directors and officers of the Transferred Companies who are employees or officers of Sellers or their Affiliates (other than the Transferred Companies), effective as of the Closing; and
(v)the Books and Records.
(b)Buyer’s Closing Deliveries. At the Closing, Buyer shall make the payment contemplated by Section 2.4 and also deliver to Sellers:
(i)a certificate of Buyer duly executed by an authorized officer of Buyer, dated as of the Closing Date, certifying as to Buyer’s compliance with the conditions set forth in Section 6.3(a) and Section 6.3(b); and
(ii)counterparts of each Transaction Agreement other than this Agreement to which a Buyer Party is a party, duly executed by such Buyer Party.
SECTION 2.4        Payment at Closing; Asset Adjustment. No later than four (4) Business Days prior to the anticipated Closing Date, ALIC Seller shall deliver to Buyer (i) a statement (the “Initial Adjustment Statement”) setting forth an estimated balance sheet of the Company as of the Closing prepared in accordance with the Accounting Principles, consistently applied, after giving effect to the Pre-Sale Transactions and the ALNY Sale or ALNY Transfer, as applicable (the “Estimated Balance Sheet”), and setting forth in reasonable detail ALIC Seller’s calculations of (a) the Closing Statutory Value (the “Estimated Closing Statutory Value”) and the Adjusted Initial Amount based thereon and (b) each of the payments to be made to or by the Company on the Closing Date pursuant to the terms of the Reinsurance and Restructuring Agreements, (ii) a written certificate of an officer of ALIC Seller certifying that the Estimated Balance Sheet was prepared in accordance with the Accounting Principles, consistently applied, and setting forth in reasonable detail ALIC Seller’s calculation of the Estimated Closing Statutory Value and the Adjusted Initial Amount based thereon and (iii) reasonable supporting documentation with respect to the calculation of the amounts set forth on the Initial Adjustment Statement and any other relevant information reasonably requested by Buyer. ALIC Seller shall consider in good faith any comments on the Estimated Balance Sheet or the calculation of the Estimated Closing Statutory Value (or the component thereof) that are submitted by Buyer to Sellers on or before the second Business Day prior to the Closing Date, but for the avoidance of doubt, shall not be required to accept any such comments or make any changes to the Estimated Balance Sheet or the calculation of the Estimated Closing Statutory Value (or the component thereof) in connection therewith. In addition to the deliveries contemplated by Section 2.3, at the Closing, Buyer shall pay to ALIC Seller an amount equal to the Adjusted Initial Amount multiplied by the ALIC Seller Percentage and to AAC Seller an amount equal to the Adjusted Initial Amount multiplied by the AAC Seller Percentage, in each case in cash by wire transfer of immediately available funds to an account designated in writing by the applicable Seller.
SECTION 2.5        Post-Closing Payments.
(a)The Final Adjustment Amount shall be determined as set forth in subsections (b) and (c) of this Section 2.5. If the Final Adjustment Amount is a positive number, then Buyer shall pay such Final Adjustment Amount multiplied by the ALIC Seller Percentage in cash to ALIC Seller and such Final Adjustment Amount multiplied by the AAC Seller Percentage in cash to AAC Seller, in each case within five (5) Business Days after the final determination thereof. If the Final Adjustment Amount is a negative number, then ALIC Seller shall pay the absolute value of such Final Adjustment Amount multiplied by the ALIC Seller Percentage and AAC Seller shall pay the absolute value of such Final Adjustment Amount multiplied by the AAC Seller Percentage, in each case to Buyer in cash within five (5) Business Days after the final determination thereof. If, in the year of the Closing but following the determination of the Final Section 338 Adjustment, there is a change in the highest marginal U.S. federal income Tax rate applicable to U.S. corporations, which rate is retroactively applied and effective as of the Closing Date, the Final 338 Adjustment shall be recalculated solely to reflect the changed U.S. federal income Tax rate, and ALIC Seller and AAC Seller shall pay to Buyer (in the proportions described in the second sentence of this Section 2.5(a)) the excess of the recalculated Final Section 338 Adjustment over the previously calculated Final Section 338 Adjustment. Any payments required to be made by either party pursuant to this Section 2.5(a) shall (i) be made by wire transfer of immediately available funds to an account designated in writing by the receiving party and (ii) include interest on the amount required to be paid at the Applicable Rate, compounded annually on the basis of a year of 365 days, from (and including) the Closing Date to (but excluding) the date such payment is made.
(b)No later than seventy-five (75) days after the Closing Date, Buyer shall deliver to Sellers (i) a statement (the “Final Adjustment Statement”) setting forth the balance sheet of the Company as of the Closing prepared in accordance with the Accounting Principles, consistently applied, after giving effect to the Pre-Sale Transactions and the ALNY Sale or ALNY Transfer, as applicable (the “Subject Balance Sheet”), and setting forth in reasonable detail Buyer’s calculation of the Closing Statutory Value, the Section 338 Adjustment and the Final Adjustment Amount based thereon, (ii) a written certificate of an officer of Buyer certifying that the Subject Balance Sheet was prepared in accordance with the Accounting Principles, consistently applied, and setting forth in reasonable detail Buyer’s calculation of the Final Closing Statutory Value, the Final Section 338 Adjustment and the Final Adjustment Amount based thereon and (iii) reasonable supporting documentation with respect to the calculation of the amounts set forth on the Final Adjustment Statement.
(c)Sellers shall have forty-five (45) days from the date on which the Final Adjustment Statement is delivered to it to review the Final Adjustment Statement, the Subject

Balance Sheet and the calculations of Closing Statutory Value, the Section 338 Adjustment and the Final Adjustment Amount based thereon (the “Review Period”). In furtherance of such review, Buyer and the Company shall provide Sellers and their respective Representatives with reasonable access to the employees and Representatives of Buyer and its Affiliates (including the Transferred Companies) responsible for and knowledgeable about the information set forth in the Final Adjustment Statement and the Subject Balance Sheet (including the Chief Financial Officer of Buyer) and to all documentation, records and other information of Buyer and its Affiliates (including the Transferred Companies) related to the preparation or contents of the Final Adjustment Statement and the Subject Balance Sheet as Sellers or any of their respective Representatives may reasonably request; provided, that such access does not unreasonably interfere with the conduct of the business of Buyer or its Affiliates (including the Transferred Companies).
(i)If Sellers disagree with the Final Adjustment Statement (including any amount or computation set forth therein) in good faith in any respect and on any basis other than as would conflict with the Accounting Principles, Sellers may, on or prior to the last day of the Review Period, deliver a notice to Buyer setting forth, in reasonable detail, each disputed item, or amount and the basis for Sellers’ disagreement therewith (the “Dispute Notice”). The Dispute Notice shall set forth, with respect to each disputed item, Sellers’ position as to the correct amount or computation that should have been included in the Final Adjustment Statement and as to the Final Adjustment Amount.
(ii)If no Dispute Notice is delivered to Buyer with respect to any item in the Final Adjustment Statement on or prior to the last day of the Review Period, the amount or computation with respect to such item as set forth in the Final Adjustment Statement shall be deemed accepted by Sellers, whereupon the amount or computation of such item or items shall be final and binding on the parties.
(iii)For a period of ten (10) Business Days beginning on the date that Buyer receives a Dispute Notice, if any, Buyer and Sellers shall endeavor in good faith to resolve by mutual agreement all matters identified in the Dispute Notice. In the event that the parties are unable to resolve by mutual agreement any matter in the Dispute Notice within such ten (10) Business Day period, Buyer or either Seller may engage PriceWaterhouse Coopers LLP, or if PriceWaterhouse Coopers LLP is unwilling or unable to serve, another accounting firm of national reputation, as mutually agreed by the parties hereto (the “Independent Accounting Firm”), to make a determination with respect to all matters in dispute.
(iv)Buyer and Sellers will direct the Independent Accounting Firm to render a determination within thirty (30) Business Days after its retention, and Buyer, Sellers and their respective employees and agents will cooperate with the Independent Accounting Firm during its engagement. Buyer, on the one hand, and Sellers, on the other hand, shall promptly (and in any event within ten (10) Business Days) after the Independent Accounting Firm’s engagement each submit to the Independent Accounting Firm their respective computations of the disputed items identified in the Dispute Notice and information, arguments and support for their respective positions, and shall concurrently deliver a copy of such materials to the other party. Each party shall then be given an opportunity to supplement the information, arguments and support included in its initial submission with one additional submission to respond to any arguments or positions taken by the other party in such other party’s initial submission, which supplemental information shall be submitted to the Independent Accounting Firm (with a copy thereof to the other party) within five (5) Business Days after the first date on which both parties have submitted their respective initial submissions to the Independent Accounting Firm. The Independent Accounting Firm shall thereafter be permitted to request additional or clarifying information from the parties, and each of the parties shall reasonably cooperate and shall cause their Representatives to reasonably cooperate with such requests of the Independent Accounting Firm. The Independent Accounting Firm shall determine, based solely on the materials so presented by the parties and upon information received in response to such requests for additional or clarifying information and not by independent review, only those issues in dispute specifically set forth in the Dispute Notice and shall render a written report to Buyer and Sellers (the “Adjustment Report”) in which the Independent Accounting Firm shall, after considering all matters set forth in the Dispute Notice, determine what adjustments, if any, should be made to the amounts and computations set forth in the Final Adjustment Statement solely as to the disputed items and shall determine the appropriate Final Adjustment Amount on that basis.
(v)Buyer and Sellers shall instruct the Independent Accounting Firm to set forth in the Adjustment Report, in reasonable detail, the Independent Accounting Firm’s determination with respect to each of the disputed items or amounts specified in the Dispute Notice, and the revisions, if any, to be made to the Final Adjustment Statement, together with supporting calculations. In resolving any disputed item, the Independent Accounting Firm (1) shall be bound to the principles of this Section 2.5 and the terms of this Agreement, including requiring the Final Adjustment Statement being prepared in accordance with the Accounting Principles, (2) shall limit its review to matters specifically set forth in the Dispute Notice and (3) shall not assign a value to any item higher than the highest value for such item claimed by either party or less than the lowest value for such item claimed by either party.
(vi)All fees and expenses relating to the work of the Independent Accounting Firm shall be shared equally by Buyer, on the one hand, and Sellers, on the other hand. The Adjustment Report, absent fraud or manifest error, shall be final and binding upon Buyer and Sellers, and shall be deemed a final arbitration award that is binding on each of Buyer and Sellers, and no party shall seek further recourse to courts, other tribunals or otherwise, other than to enforce the Adjustment Report.
(vii)The final form of the balance sheet of the Transferred Companies as of the Closing Date as finally determined pursuant to this Section 2.5 is referred to herein as the “Final Balance Sheet”, the amount of the Section 338 Adjustment as finally determined pursuant to this Section 2.5 is referred to as the “Final Section 338 Adjustment” and the amount of the Closing Statutory Value calculated from the Final Balance Sheet is referred to as the “Final Closing Statutory Value”. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 2.5 represent the sole and exclusive method for determining the Final Balance Sheet, the Final Section 338 Adjustment and the Final Closing Statutory Value.
(viii)For the avoidance of doubt, the Final Balance Sheet and the amounts of the Final Closing Statutory Value and Final Adjustment Amount calculated as provided hereunder and related thereto shall reflect the payment by the Company of the Initial Premium under the D2C Reinsurance Agreement and the Recapture Amounts under each of the Recapture Agreements, in each case in the amount of such payments as finally determined in accordance with the post-closing adjustment provisions of such agreements.

SECTION 2.6        Withholding. Each payment made pursuant to this Agreement shall be made net of any Taxes required by Applicable Law to be deducted or withheld from such payment and any amounts deducted or withheld from any such payment shall be remitted to the applicable Governmental Entity and shall be treated for all purposes of this Agreement as having been paid; provided, that if a party intends to make any deduction or withholding from any such payment, it shall use reasonable best efforts to inform the other party at least five (5) Business Days in advance of the relevant payment of such party’s intention to make such deduction or withholding. The parties shall reasonably cooperate to reduce or eliminate such deduction or withholding to the extent permissible under Applicable Law.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS
Except as (i) disclosed in any report, schedule, form, statement or other document filed with or furnished to, the SEC by any Transferred Company since December 31, 2018 and publicly available prior to the date of this Agreement, other than disclosure contained in the “Risk Factors” or “Forward-Looking Statements” sections thereof, or (ii) set forth in the Seller Disclosure Schedule (it being understood that any information set forth in one Section or subsection of the Seller Disclosure Schedule shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement or the Seller Disclosure Schedule to the extent the relevance to such Section or subsection is reasonably apparent on the face of such disclosure), the Sellers represent and warrant to Buyer, as of the date hereof and as of the Closing Date, as follows:
SECTION 3.1        Organization, Standing and Corporate Power.
(a)In the case of ALIC Seller, ALIC Seller is an insurance company duly incorporated, validly existing and in good standing under the laws of the State of Illinois. In the case of AAC Seller, AAC Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company is an insurance company duly incorporated, validly existing and in good standing under the laws of the State of Illinois. Each other Transferred Company is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized. Each Transferred Company has the requisite corporate power and authority to own, lease or otherwise hold the assets and properties owned, leased or otherwise held by it and to carry on its business as now being conducted, except where the failure to have such power and authority has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Each Transferred Company is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or in good standing (individually or in the aggregate) has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(b)ALIC Seller has made available to Buyer true and complete copies of the certificate of incorporation and bylaws (or other organizational documents), each as amended to the date hereof (collectively, the “Organizational Documents”), of the Company. AAC Seller has made available to Buyer true and complete copies of the Organizational Documents of AAC.

The Organizational Documents of the Company and AAC that have been so delivered are in full force and effect as of the date hereof.
SECTION 3.2        Capital Structure.
(a)The issued and outstanding capital stock of the Company as of the date hereof consists of 23,800 shares of common stock, $227 par value per share, which constitute all of the ALIC Shares. There are 3,023,800 authorized shares of capital stock of the Company, consisting of 1,500,000 shares of redeemable preferred stock - series A, $100 par value per share, 1,500,000 shares of redeemable preferred stock - series B, $100 par value per share, and 23,800 shares of common stock, $227 par value per share. The issued and outstanding capital stock of AAC as of the date hereof consists of 1,000,000 shares of common stock, which constitute all of the AAC Shares. Except for the Shares, no shares of capital stock or other equity interests of the Company or AAC are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company and AAC were duly authorized and validly issued and are fully paid and non-assessable, and are not subject to any preemptive rights. Sellers are the record and beneficial owner of all of the Shares, free and clear of all pledges, liens, charges, encumbrances and security interests of any kind (collectively, “Liens”), other than restrictions on transfer or otherwise under applicable securities laws. There are no restrictions upon the voting or transfer of the Shares pursuant to the Organizational Documents of the Company or AAC, as applicable, or any agreement to which Sellers or the Company or AAC is a party. Upon consummation of the transactions contemplated by this Agreement in the manner contemplated hereby, Buyer shall be vested with good and marketable title in and to all of the Shares, free and clear or all Liens, other than restrictions on transfer or otherwise under applicable securities laws or any Liens imposed by Buyer or any of its Affiliates. There are no securities, options, warrants, rights, or other commitments or agreements (other than this Agreement or the Transaction Agreements) of any kind to which either Seller, AAC or the Company is a party or by which either of them is bound obligating either of them to issue, sell, purchase, redeem or deliver shares of capital stock or other equity interests of the Company or AAC, as applicable.
(b)Other than as set forth on Section 3.2(b) of the Seller Disclosure Schedule, as of the date hereof, the Transferred Companies have no outstanding indebtedness for borrowed money and there are no outstanding guarantees by the Transferred Companies of indebtedness for borrowed money of any other Person. As of the date hereof, the Transferred Companies do not have any outstanding bonds, debentures, notes or, other than as referred to in Section 3.2(a), other securities, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the applicable Transferred Company on any matter.
SECTION 3.3        Subsidiaries.
(a)AAC does not own any shares of the capital stock of, or other voting or equity interest in, any Person, except for Investment Assets acquired and held in the ordinary course of business. The Company does not own any shares of the capital stock of, or other voting or equity interest in, any Person, except for ALNY, Investment Assets acquired and held in the ordinary course of business and its Subsidiaries. Section 3.3 of the Seller Disclosure Schedule sets forth a true and complete list as of the date hereof of each direct and indirect Subsidiary of the Company, the jurisdiction of organization of each such Subsidiary, the authorized and issued capital stock of each such Subsidiary, and the owners of all of the issued and outstanding capital stock of each such Subsidiary, in each case prior to the completion of the Pre-Sale Transactions, excluding, for the avoidance of doubt, ALNY. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, formation, or organization and has the requisite power and authority to own, lease, or otherwise hold the assets and properties owned, leased or otherwise held by it and to carry on its business as now being conducted, except where the failure to have such power and authority has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Each of the Company’s Subsidiaries is duly qualified as a foreign corporation, limited liability company, partnership or other entity, as applicable, to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or in good standing (individually or in the aggregate) has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. ALIC Seller has made available to Buyer true and complete copies of the Organizational Documents, each as amended to the date hereof, of each Subsidiary of the Company. The Organizational Documents of each Subsidiary of the Company that have been so delivered are in full force and effect as of the date hereof.
(b)There are no securities, options, warrants, rights or other commitments or agreements (other than this Agreement or the Transaction Agreements) of any kind to which any of ALIC Seller, the Company or its Subsidiaries is a party or by which any of them is bound obligating any of them to issue, sell, purchase, redeem or deliver shares of capital stock or other equity interests of any of the Company’s Subsidiaries.
SECTION 3.4        Authority. Each Seller Party has the requisite corporate or other power and authority to enter into the Transaction Agreements to which it is or will be a party and to consummate the transactions contemplated hereby and thereby, including the Pre-Sale Transactions. The execution and delivery by each Seller Party of the Transaction Agreements to which it is or will be a party and the consummation by each Seller Party of the transactions contemplated hereby and thereby, including the Pre-Sale Transactions, have been and, with respect to the Transaction Agreements to be executed and delivered after the date of this Agreement, will be, duly authorized by all necessary corporate action on the part of such Seller Party. Each of the Transaction Agreements to which a Seller Party is or will be a party has been or, with respect to the Transaction Agreements to be executed and delivered after the date of this Agreement, will be, duly executed and delivered by such Seller Party and, assuming such Transaction Agreements constitute legal, valid and binding agreements of the other parties thereto, constitute legal, valid and binding obligations of such Seller Party, enforceable against such Seller Party in accordance with their terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
SECTION 3.5        Noncontravention; Consents. Except as disclosed in Section 3.5 of the Seller Disclosure Schedule, the execution and delivery of the Transaction Agreements by each Seller Party that is or will be a party thereto, and the consummation of the transactions contemplated hereby and thereby, including the Pre-Sale Transactions, by such Seller Party, do not and will not (i) conflict with any of the provisions of the Organizational Documents of any of the Seller Parties, (ii) subject to the matters referred to in the next sentence, conflict with, result in a breach of or default (with or without notice or lapse of time or both) under, give any contracting party the right to terminate, cancel or accelerate or receive any payment under, or result in the creation of any Lien (other than a Permitted Lien) on any property, asset or right of any of the Transferred Companies under, any Contract to which a Seller Party is a party or (iii) subject to the matters referred to in the next sentence, contravene any Applicable Law, which, in the case of clauses (ii) and (iii) above, has had or would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. No consent, approval or authorization of, or declaration or filing with, or notice to, any third-party or Governmental Entity is required by or with respect to any Seller Party in connection with the execution and delivery of the Transaction Agreements by the Seller Parties, or the consummation by the Seller Parties of the transactions contemplated hereby and thereby, except for (w) the filing required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (x) insurance law approvals, filings and notices set forth in Section 3.5 of the Seller Disclosure Schedule, (y) such other consents, approvals, authorizations, declarations, filings or notices as are set forth in Section 3.5 of the Seller Disclosure Schedule, and (z) such other consents, approvals, authorizations, declarations, filings or notices that if not obtained or made would not, individually or in the aggregate, reasonably be expected to be material to the Transferred Companies, taken as a whole.
SECTION 3.6        Company Reports; Financial Statements.
(a)The Company has filed all Company Reports required to be filed with the SEC since December 31, 2018. As of their respective filing date or, if amended, as of the date of that last such amendment, each Company Report has complied with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. None of such Company Reports contained when filed (and, in the case of registration statements, on the dates of effectiveness, respectively) any untrue statement of a material fact or omitted or omits or will omit, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.
(b)Sellers have previously delivered to Buyer a true and complete copy of the unaudited pro forma combined balance sheet of the Transferred Companies as of March 31, 2020 prepared on the basis of, and subject to the adjustments set forth in, the Accounting Principles (the “Reference Balance Sheet”). The Reference Balance Sheet was prepared in all material respects in accordance with the Accounting Principles by using the amounts set forth in the Statutory Statements (with respect to the Transferred Insurance Companies) and the other financial statements (with respect to the other Transferred Companies) as the “actual” column and making pro forma adjustments to give effect to assumptions that provide a reasonable basis for presenting the significant effects of the transactions and events described therein.
(c)(A) ALIC Seller has previously delivered to Buyer true and complete copies of (i) the audited annual statutory financial statements of the Company (together with all notes thereto) as of and for the years ended December 31, 2019 and 2018 and (ii) the unaudited interim statutory financial statements of the Company as of and for the nine-month period ending September 30, 2020 and (B) AAC Seller has previously delivered to Buyer true and complete copies of (iii) the audited annual statutory financial statements of AAC (together with all notes thereto) as of and for the years ended December 31, 2019 and 2018 and (iv) the unaudited interim statutory financial statements of AAC as of and for the nine-month period ending September 30, 2020 (collectively, the “Statutory Statements”). The Statutory Statements were prepared in all material respects in accordance with SAP, consistently applied for the periods involved, and fairly present, in all material respects, the admitted assets, liabilities and capital and surplus of the Company and AAC, as applicable, at their respective dates and the results of operations, changes in surplus and cash flows of the Company and AAC, as applicable, at and for the periods indicated, subject, in the case of the financial statements referenced in clauses (ii) and (iv) above, to normal recurring year-end adjustments. Section 3.6 of the Seller Disclosure Schedule sets forth a list of material permitted practices used in the preparation of the Statutory Statements.
(d)The Company Financial Statements were prepared in accordance in all material respects with GAAP, consistently applied for the periods involved, and fairly present the consolidated financial position of the Company at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the respective periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments consistent with GAAP).
(e)Each of the Company and AAC maintains books and records (i) in compliance with Applicable Law in all material respects and (ii) reflecting its assets and liabilities and maintains, in all material respects, proper and adequate systems of internal accounting controls designed to provide reasonable assurance that: (A) transactions are executed with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of its financial statements in conformity in all material respects with SAP or GAAP, as applicable; (C) access to its assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate actions are taken with respect to any differences. Except as set forth in Section 3.6(e) of the Seller Disclosure Schedule, since December 31, 2017, to the Knowledge of Sellers, neither the Company nor AAC has received any non-frivolous complaint, allegation, assertion or claim, whether written or oral, regarding its internal accounting controls.
SECTION 3.7        No Undisclosed Liabilities. None of the Transferred Companies has any liability or obligation, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due that is required to be reflected in a balance sheet (or the notes thereto) of the applicable Transferred Company, as applicable, prepared in accordance with SAP or GAAP, as applicable, except (i) those liabilities provided for or disclosed in the Statutory Statements or Company Reports or in the notes thereto, (ii) liabilities disclosed in Section 3.7 of the Seller Disclosure Schedule, (iii) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2019, (iv) liabilities incurred in connection with the transactions contemplated by the Transaction Agreements (including the Pre-Sale Transactions), (v) Tax liabilities and (vi) other liabilities that, individually or in the aggregate, are not material to the Transferred Companies, taken as a whole.
SECTION 3.8        Absence of Certain Changes or Events. Except as disclosed in Section 3.8 of the Seller Disclosure Schedule, from December 31, 2019 through the date hereof, each of the Transferred Companies has conducted its business in the ordinary course consistent with past practice, and there has not been any event or change that has had or would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Without limiting the generality of the foregoing, from December 31, 2019 to the date hereof, the Transferred Companies have not, except as set forth in Section 3.8 of the Seller Disclosure Schedule, taken any action or failed to take any action, other than in the ordinary course of business, as required by any Employee Benefit Plan or as required by Applicable Law, that would have resulted in a breach of Section 5.1.
SECTION 3.9        Employees and Benefit Plans.
(a)Section 3.9(a)(i) of the Seller Disclosure Schedule sets forth a list of each Standalone Benefit Plan. Except as disclosed in Section 3.9(a)(ii) of the Seller Disclosure Schedule or to the extent required by COBRA, no Company Employee nor any of his or her covered dependents is entitled to medical, dental, or life insurance coverage or any other welfare benefits pursuant to any Seller Benefit Plan after the end of the month in which such Company Employee experiences a termination of employment.
(b)Except as disclosed in Section 3.9(b) of the Seller Disclosure Schedule, none of the Seller Benefit Plans is (i) a multiemployer plan within the meaning of Section 3(37) of ERISA or has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, (ii) subject to Section 4063 or 4064 of ERISA, (iii) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, (iv) funded by a voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code, or (v) subject to Section 412 of the Code, Section 430 of the Code or Title IV of ERISA. As of the date hereof, there are no circumstances under which any of the Transferred Companies could reasonably be expected to be responsible following the Closing for any liability arising under any Employee Benefit Plan by reason of being treated as a single employer with ALIC Seller and its Affiliates prior to the Closing under Section 412 of the Code, Section 430 of the Code or Title IV of ERISA. Except as would not result in a material liability to the Transferred Companies or any Transferred Employee, all of the Seller Benefit Plans comply in form and in operation in all material respects with Applicable Law. Each Seller Benefit Plan that is intended to be tax-qualified under Section 401 of the Code is so qualified and, to the Knowledge of ALIC Seller, there are no circumstances under which such qualified status could reasonably be expected to be lost.
(c)Except as disclosed in Section 3.9(c)(i) of the Seller Disclosure Schedule or any Permitted Compensation Change, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, alone or together with any other event, result in or cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment, compensation or benefit, including severance, to any Company Employee. The assets of the Company Business could not reasonably constitute one-third or more of the “gross fair market value” (as defined in Treas. Reg. §1.280G-1) of the assets of the Company and its Affiliates taken as a whole for purposes of Section 280G of the Code. No Company Employee is entitled to receive any additional payment (including any Tax gross-up or other payment) from ALIC Seller or its Affiliates as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.
(d)Section 3.9(d) of the Seller Disclosure Schedule contains a list of each Company Employee as of the date hereof, together with such Company Employee’s current (i) annual base salary or wage rate, (ii) date of hire and years of credited service, (iii) position, (iv) primary work location and (v) target cash and, in some cases, equity incentive opportunity.
(e)As of the date hereof and for the three (3) years prior to the date of this Agreement, with respect to the Company Employees, no labor organization or group of employees has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of ALIC Seller, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no material labor strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other material labor disputes, pending or, to the Knowledge of ALIC Seller, threatened against or involving any Company Employees or the Company, and no such labor strike, work stoppage, slowdown, lockout, arbitration or grievance, or other labor dispute has occurred within the last three (3) years preceding the date of this Agreement. Sellers are not now, and for the preceding three (3) years has not been, a party to or bound by any collective bargaining agreement with respect to the Company Employees.
(f)With respect to Company Employees, Sellers are in material compliance with all Applicable Law respecting labor, employment, fair employment practices, employment standards, terms and conditions of employment, workers’ compensation, occupational safety and health requirements, employment classification, authorization to work, the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”), the Fair Labor Standards Act, withholding of taxes, employment discrimination, equal opportunity, employee leave issues and unemployment insurance and related matters.
SECTION 3.10    Taxes. Except as disclosed in Section 3.10 of the Seller Disclosure Schedule:
(a)(i) All material Tax Returns required to be filed by or filed on behalf of or with respect to any of the Transferred Companies have been properly prepared, duly and timely filed (after giving effect to any valid extensions of time in which to make such filings) with the appropriate Tax authorities in all jurisdictions in which such Tax Returns are required to be filed and are true and complete in all material respects and (ii) all material Taxes, whether or not shown on such Tax Returns, required to be paid by or with respect to any of the Transferred Companies have been duly and timely paid.
(b)Each of the Transferred Companies has complied in all material respects with all Applicable Law relating to information reporting and the payment and withholding of Taxes, has duly and timely withheld from amounts all Taxes required to be withheld and has either duly and timely paid such withheld amounts to the proper Governmental Entity or properly set such amounts aside in accounts for such purpose.
(c)No material deficiencies for any Taxes have been proposed, asserted or assessed in writing against or with respect to the income or assets of any of the Transferred Companies. No agreement, waiver or other document or arrangement is currently in effect waiving or extending the period for assessment or collection of Taxes (including any applicable statute of limitation) with respect to any of the Transferred Companies other than any agreement, waiver or other document or arrangement relating to Consolidated Returns. No written power of attorney with respect to any Taxes has been filed or entered into with any Governmental Entity. None of the Transferred Companies has received written notice that any of the Transferred Companies is currently under audit, examination or investigation by any Governmental Entity or the subject of any judicial or administrative proceeding in respect of any material Tax. No Transferred Company has received written notice from any jurisdiction in which any Transferred Company has not filed a particular type of Tax Return or paid a particular type of Tax that such Transferred Company is required to file such Tax Return or pay such type of Tax in such jurisdiction.
(d)No Transferred Company is a party to or bound by any agreement dealing with Tax sharing, allocation, indemnity or distribution (other than an agreement entered into in the ordinary course of business or a lending arrangement that in each case does not relate primarily to Taxes) pursuant to which it will have any obligation to make any payments for any periods ending after the Closing.
(e)The Transferred Companies do not have any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law, or as a transferee or successor. None of the Transferred Companies is or has been a member of any affiliated, consolidated, combined, unitary or other similar group for purposes of filing Tax Returns or paying Taxes (other than a Seller Group).
(f)There are no Liens for Taxes as a result of any unpaid Taxes upon the assets of any of the Transferred Companies except for Permitted Liens.
(g)During the past two years, none of the Transferred Companies has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.
(h)None of the Transferred Companies has ever participated in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
(i)None of the Transferred Companies has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state or local law), in either case that would be binding upon any of the Transferred Companies after the Closing Date.
SECTION 3.11    Compliance with Applicable Law.
(a)Except as disclosed in Section 3.11(a) of the Seller Disclosure Schedule, each of the Transferred Companies is, and since December 31, 2017 has been, in compliance with all Applicable Law, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as disclosed in Section 3.11(a) of the Seller Disclosure Schedule, none of the Transferred Companies has at any time since December 31, 2017 received any written notice or other written communication from any Governmental Entity regarding any actual or alleged material violation of, or failure on the part of such Transferred Company, as applicable, to comply in any material respect with, any Applicable Law or of any investigation with respect to any material violation of any Applicable Law, in each case other than any such item that has been cured or otherwise resolved to the satisfaction of such Governmental Entity, that is no longer being pursued by such Governmental Entity following a response by such Transferred Company or that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)Each of the Transferred Companies owns, holds or possesses all permits, licenses, approvals, authorizations, consents and registrations that are necessary to entitle it to own or lease, operate and use its assets or properties and to carry on and conduct its business as conducted on the date hereof (collectively, “Permits”), except for those Permits the failure to hold or loss of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Transferred Companies (i) is in material compliance with all of the terms and requirements of each such Permit and (ii) at all times since December 31, 2017 has been in such material compliance, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Transferred Companies have not at any time since December 31, 2017 received any written notice from any Governmental Entity regarding any actual or proposed revocation, suspension or termination of, or material modification to, any such Permit, in each case other than any such item that has been cured or otherwise resolved to the satisfaction of such Governmental Entity or that is no longer being pursued by such Governmental Entity following a response by such Transferred Company or that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 3.11(b) of the Seller Disclosure Schedule, (i) all material Permits are valid and in full force and effect, (ii) none of the Transferred Companies are in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any material Permit and (iii) no material Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.
(c)As of the Closing Date, each Seller owns, holds or possesses all permits, licenses, approvals, authorizations, consents and registrations that are necessary for the performance of its obligations under the Transition Services Agreement.
SECTION 3.12    Litigation. Except as disclosed in Section 3.12 of the Seller Disclosure Schedule or routine claims for benefits pursuant to any Employee Benefit Plan, and excluding ordinary course Actions within applicable Insurance Contract limits under or relating to any Insurance Contract, as of the date hereof, (i) there is no Action pending or with respect to which any of the Transferred Companies has been served with notice or, to the Knowledge of Sellers, any other Action that is threatened against any of the Transferred Companies except for any such Action that, if adversely determined, individually (a) would not reasonably be expected to result in any loss to any of the Transferred Companies (taken as a whole) of $1,000,000 or more and (b) would not reasonably be expected to have the effect of preventing any of the transactions contemplated by any Transaction Agreement and (ii) there is no order of any Governmental Entity outstanding or, to the Knowledge of Sellers, threatened against any of the Transferred Companies or any of their respective assets, properties, rights or businesses (a) resulting in, or that would reasonably be expected to result in, a loss to any of the Transferred Companies (taken as a whole) of $1,000,000 or more or (b) that enjoins or would reasonably be expected to have the effect of preventing any of the transactions contemplated by the Transaction Agreements.
SECTION 3.13    Material Contracts.
(a)Section 3.13(a) of the Seller Disclosure Schedule sets forth a list of each Material Contract to which any of the Transferred Companies is a party as of the date hereof. The term “Material Contracts” means all of the following types of Contracts to which any of the Transferred Companies is a party (other than any Employee Benefit Plans, Insurance Contract or Ceded & Assumed Reinsurance Contract):

(i)Contracts containing any provision or covenant (A) limiting in a material respect the ability of any of the Transferred Companies to engage in any line of business, to compete with any Person or to do business in any geographic area, in each case except for Contracts and agreements that limit the ability of any of the Transferred Companies to solicit the employment of or hire individuals employed by other Persons or (B) obligating any of the Transferred Companies, or, following the Closing, Buyer or any of its Affiliates, to conduct business on an exclusive basis with any third party;
(ii)mortgages, indentures, loan or credit agreements, security agreements and other agreements and instruments relating to the borrowing of money by, or extension of credit to, any of the Transferred Companies, or the direct or indirect guarantee by any of the Transferred Companies of any obligation for borrowed money of any Person or any other Liability of any of the Transferred Companies in respect of indebtedness for borrowed money of any Person;
(iii)agency, broker, selling, marketing or similar Contracts between any of the Transferred Companies, on the one hand, and any Producer of any of the Transferred Companies who was responsible for placing five percent (5%) or more of the aggregate gross written premium of the Company Business for the twelve month period ended March 31, 2020;
(iv)any joint venture, partnership or limited liability company Contract binding on any of the Transferred Companies, in each case except for Investment Assets acquired and held in the ordinary course of the investment activities of the Transferred Companies;
(v)any Contract under which any of the Transferred Companies may become obligated to pay any brokerage or finder’s or similar fees or expenses in connection with the transactions contemplated hereby;
(vi)any Contract which relates to the acquisition or disposition by any of the Transferred Companies of any business or operations, capital stock or assets of any Person or any real estate material to the Company Business as to which there are any material ongoing obligations of any of the Transferred Companies;
(vii)any Contract relating to any interest rate, derivatives or hedging transaction material to the Company Business;

(viii)any investment advisory agreements or other Contracts relating to investment management, investment advisory or subadvisory services to which any of the Transferred Companies is a party. For clarity, the contracts covered by this subclause (viii) shall not include any Contract providing for (A) the use of a mutual fund organization’s mutual funds as investment options or (B) the payment to the Company or its Subsidiaries of distribution service fees, administrative services fees, shareholder services fees or other payments, in each case relating to the offering of such mutual funds as investment options for any business to be recaptured by or reinsured to an Affiliate of the Company as part of the Pre-Sale Transactions or the variable annuity Contracts sold (through 100% quota share reinsurance or similar arrangements) to any third party;

(ix)third party administration contracts material to the Company Business;

(x)any Contract that provides the counterparty thereto with any material additional rights or the Transferred Companies with any material additional obligations in the event of a ratings downgrade of any of the Transferred Companies;

(xi)any other Contract of any of the Transferred Companies (other than any Contract between any of the Transferred Companies, on the one hand, and any Producer) providing for the provision of goods or services involving consideration in excess of $1,000,000 annually and that is not terminable on notice of ninety (90) or fewer calendar days without penalty or premium; and

(xii)any material Contract that includes an assignment or license in any Intellectual Property owned by the Company or its Subsidiaries to any third party.

(b)    Each of the Material Contracts disclosed in Section 3.13(a) of the Seller Disclosure Schedule constitutes a legal, valid and binding obligation of the applicable Transferred Company and, to the Knowledge of Sellers, each other party thereto, enforceable against the applicable Transferred Company and, to the Knowledge of Sellers, each other party thereto in accordance with its terms (except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought) and is in full force and effect. None of the Transferred Companies has received written or, to the Knowledge of Sellers, oral notice of cancellation of any Material Contract, the cancellation of which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There exists no material breach or event of default or event that, with the passage of time or giving of notice, would constitute an event of default with respect to any Material Contract on the part of the applicable Transferred Company or, to the Knowledge of Sellers, any other party thereto which would individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 3.13(b) of the Seller Disclosure Schedule, none of the Material Contracts contain any provision providing that the other party thereto may terminate, recapture, amend or alter the pricing or other terms thereof by reason of the transactions contemplated hereby.
SECTION 3.14    Insurance Matters.
(a)The Transferred Insurance Companies have filed all material reports, statements, registrations, filings or submissions required to be filed with any Insurance Regulator since December 31, 2017, and all such reports, statements, registrations, filings or submissions were true, complete and correct when filed. No material deficiencies have been asserted by any Governmental Entity with respect to such filings that have not been remedied prior to the date hereof. Sellers have made available to Buyer true and complete copies of all material reports and registrations (including registrations as a member of an insurance holding company system, but excluding any registrations relating to any of the Transferred Insurance Companies’ registration with, or filings made to, the SEC) and any supplements or amendments thereto filed by Sellers or any of their respective Affiliates with, and all reports on financial examination, market conduct reports and other reports (whether in draft or final form) delivered by all Insurance Regulators in respect of the Transferred Insurance Companies since December 31, 2017. Except as set forth in Section 3.14(a) of the Seller Disclosure Schedule, the Transferred Insurance Companies are not, as of the date hereof, subject to any pending or, to the Knowledge of Sellers, threatened financial or market conduct examination by an Insurance Regulator.
(b)Except as set forth in Section 3.14(b) of the Seller Disclosure Schedule, the Transferred Insurance Companies are and since December 31, 2016, have been in compliance with all Applicable Law regulating the marketing and sale of life insurance policies and annuity contracts, regulating advertisements, requiring mandatory disclosure of policy information, requiring employment of standards to determine if the purchase of a policy or contract is suitable for an applicant, prohibiting the use of unfair methods of competition and deceptive acts or practices and regulating replacement transactions. For purposes of this Section 3.14(b), (i) “advertisement” means any material designed to create public interest in life insurance policies and annuity contracts or in an insurer, or in an insurance producer, or to induce the public to purchase, increase, modify, reinstate, borrow on, surrender, replace or retain such a policy or contract, and (ii) “replacement transaction” means a transaction in which a new life insurance policy or annuity contract is to be purchased by a prospective insured and the proposing producer knows or should know that one or more existing life insurance policies or annuity contracts will lapse, or will be forfeited, surrendered, reduced in value or pledged as collateral.
(c)Since December 31, 2016, the Company and AAC have timely paid in all material respects all guaranty fund assessments that have been due, claimed or asserted by, or are the subject of any voluntary contribution commitment to, any state guaranty fund or association or any Governmental Entity charged with the supervision of insurance companies in any jurisdiction in which the Company does business.
SECTION 3.15    Insurance Contracts. The Insurance Contracts are, to the extent required under Applicable Law, on forms and at rates approved by the applicable Insurance Regulator or which have been filed and not objected to by such Insurance Regulator within the period provided for objection, in each case except as would not reasonably be expected to result in a material violation of Applicable Law by, or a material fine on, any of the Transferred Insurance Companies.
SECTION 3.16    Investment Assets.
(a)ALIC Seller has provided Buyer prior to the date hereof (i) a true and complete list of all Investment Assets of the Company as of September 30, 2020 and (ii) true and complete copies of the investment policies and guidelines applicable to the Company’s investment activities as of the date hereof. AAC Seller has provided Buyer prior to the date hereof (i) a true and complete list of all Investment Assets of AAC as of September 30, 2020 and (ii) true and complete copies of the investment policies and guidelines applicable to the AAC’s investment activities as of the date hereof.
(b)Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect or in the course of ordinary investment portfolio activities, (i) other than any Investment Assets to be transferred out of the Company in connection with the Pre-Sale Transactions, each of the Investment Assets owned by the Company complied in all respects with the investment policies and guidelines as in effect at the time such Investment Asset was acquired by the Company, and (ii) other than any Investment Assets to be transferred out of the

Company in connection with the Pre-Sale Transactions, the Company has good and marketable title in and to all of the Investment Assets it purports to own, free and clear of all Liens other than (x) Permitted Liens and Liens related to assets in trust for the benefit of ceding companies under reinsurance agreements and (y) any transfer restriction in respect of such Investment Assets pursuant to the applicable governing agreements for such Investment Assets.

(c)As of the date hereof, except as set forth on Section 3.16(c) of the Seller Disclosure Schedule, (i) none of the Transferred Companies has any material funding obligations of any kind, or material obligation to make any additional advances or investments (including any obligation relating to any currency or interest rate swap, hedge or similar arrangement) in respect of, any of the Investment Assets, other than any Investment Assets to be transferred out of the Company, AAC or ALIC Re in connection with the Pre-Sale Transactions, (ii) there are no material outstanding commitments, options, put agreements or other arrangements relating to the Investment Assets, other than any Investment Assets to be transferred out of the Company, AAC or ALIC Re in connection with the Pre-Sale Transactions, to which any of the Transferred Companies may be subject upon or after the Closing and (iii) as of the date hereof, none of the commercial mortgage loan Investment Assets that are or reasonably expected to be subject to the CML Co-Lender Agreements are or should be classified as non-performing, non-accrual, ninety (90) days past due, still accruing and doubtful of collection, in foreclosure or any comparable classification, or are permanently impaired to any extent.

(d)All of the policies issued by each general account are “guaranteed benefit policies” within the meaning of Section 401(b)(2) of ERISA (including the regulatory and judicial interpretation of such provision of ERISA).
SECTION 3.17    Reinsurance Ceded and Assumed.
(a)Section 3.17(a) of the Seller Disclosure Schedule lists each ceded reinsurance agreement or treaty, including retrocessional agreements, to which the Company is a party or under which the Company has any existing rights, obligations or liabilities, as of the date hereof, other than any such agreement under which the Company has gross ceded reserves (calculated in accordance with SAP) of $1,000,000 or less as of the date hereof (the “Ceded Reinsurance Contracts”).
(b)Section 3.17(b) of the Seller Disclosure Schedule lists each in-force reinsurance agreement or treaty as of the date hereof pursuant to which the Company reinsures any liabilities (together with the Ceded Reinsurance Contracts, the “Ceded & Assumed Reinsurance Contracts”).

(c)Each of the Ceded & Assumed Reinsurance Contracts constitutes a legal, valid and binding obligation of the Company and, to the Knowledge of Sellers, each other party thereto, enforceable against the Company and, to the Knowledge of Sellers, each other party thereto in accordance with its terms (except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought) and is in full force and effect. Except as set forth in Section 3.17(c) of the Seller Disclosure Schedule, the Company has not received nor has it given written or, to the Knowledge of Sellers, oral notice of termination or recapture of any such Ceded & Assumed Reinsurance Contract. Except as set forth in Section 3.17(c) of the Seller Disclosure Schedule, there exists no material breach or event of default or event that, with the passage of time or giving of notice, would constitute an event of default, with respect to any Ceded & Assumed Reinsurance Contract on the part of the Company or, to the Knowledge of Sellers, any other party thereto which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)Other than as set forth on Section 3.17(d) of the Seller Disclosure Schedule, since December 31, 2016, (i) there has not been any dispute with respect to any material amounts recoverable or payable by the Company pursuant to any Ceded Reinsurance Contract and (ii) no reinsurer party to a Ceded Reinsurance Contract has denied coverage with respect to any current or prospective material claim. All amounts owed under the Ceded Reinsurance Contracts have been timely paid in accordance with their terms. The Company is entitled under SAP to take full credit in its statutory financial statements (if any) for all amounts recoverable by it pursuant to the Ceded Reinsurance Contracts, and all such amounts are reflected in such statutory financial statements prepared in accordance with SAP, applied on a consistent basis. Except as set forth in Section 3.17(d) of the Seller Disclosure Schedule, none of the Ceded Reinsurance Contracts contain any provision providing that the other party thereto may terminate, recapture, amend or alter the pricing or other terms thereof by reason of the transaction contemplated hereby.
SECTION 3.18    Actuarial Reports; Reserves.
(a)ALIC Seller has delivered to Buyer a complete and correct copy of the Actuarial Reports. ALIC Seller used its commercially reasonable efforts to supply to Milliman accurate and complete data with respect to the portions of the Company Business included in the Actuarial Reports for its use in preparation of the Actuarial Reports and used reasonable best efforts to ensure such data with respect to the Company Business provided in connection with the preparation of the Actuarial Reports was not inaccurate in any material respect. The factual information and data furnished by ALIC Seller and its Affiliates to Milliman for its use in connection with the preparation of the Actuarial Reports were (i) obtained from the Books and Records, and (ii) generated from the same underlying sources and systems that were utilized by ALIC Seller or its applicable Affiliates to prepare the Statutory Statements to the extent applicable. Notwithstanding anything in this Agreement to the contrary, ALIC Seller does not guarantee the projected results included in the Actuarial Reports, or make any representation or warranty (x) with respect to any estimates, projections, predictions, forecasts, assumptions, methodologies or judgements in the Actuarial Reports or the assumptions on the basis of which such factual information or data was prepared or (y) to the effect that the projected profits set forth in the Actuarial Reports will be realized.
(b)The reserves reported in the Statutory Statements, as of their respective dates: (i) were computed in all material respects, in accordance with then presently accepted actuarial standards of practice consistently applied throughout the specified period, (ii) are fairly stated, in all material respects, in accordance with sound actuarial principles, (iii) have been based on actuarial assumptions and methods which produced reserves at least as great as those called for in any contract provision as to reserve basis and method, and are in accordance with other applicable contract provisions, (iv) met, in all material respects, all requirements of the insurance laws and regulations of the applicable states of domicile and (v) include provisions for all actuarial reserves and related actuarial items which ought to be established.

(c)The Economic Reserves (as defined in the ALIC Re Coinsurance Agreement) as determined in accordance with the ALIC Re Coinsurance Agreement and the components of the Required Level of Primary Security (as defined in Actuarial Guideline XLVIII) incorporated therein comply in all material respects with Actuarial Guideline XLVIII as interpreted and applied by the South Carolina Department of Insurance or the Illinois Department of Insurance, as applicable, as of the Closing.
SECTION 3.19    Producers. Except as set forth in Section 3.19 of the Seller Disclosure Schedule, to the Knowledge of Sellers, since December 31, 2017, each Producer, at any time that it wrote, sold or produced Company Business for any of the Transferred Insurance Companies, was duly licensed, authorized and appointed (for the type of business written, sold or produced by such Producer) in the particular jurisdiction in which such Producer wrote, sold or produced such business and, to the Knowledge of Sellers, since December 31, 2017, no such Producer violated any term or provision of Applicable Law relating to the writing, sale or production of Company Business for any of the Transferred Insurance Companies, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
SECTION 3.20    Intellectual Property.
(a)To the Knowledge of Sellers, each of the Transferred Companies owns or has the right to use pursuant to license, sublicense, agreement, permission or under Applicable Law all Intellectual Property used in the operation of its business as presently conducted, except to the extent such failure to own or have such right has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Section 3.20(a) of the Seller Disclosure Schedule sets forth, as of the date hereof, all patents and all applications for patents, all registered trademarks and all applications for trademarks, all registered copyrights and all applications for copyrights and all Internet domain names owned by any of the Transferred Companies (the “Scheduled Company Intellectual Property Rights”). With respect to each item of the Scheduled Company Intellectual Property Rights, except as set forth in Section 3.20(a) of the Seller Disclosure Schedule, to the Knowledge of Sellers, the applicable Transferred Company possesses all right, title, and interest in and to the item, free and clear of any Lien, other than any Permitted Lien. Each item of Scheduled Company Intellectual Property Rights is subsisting and, to the Knowledge of Sellers, valid and enforceable.
(b)Except as disclosed in Section 3.20(b) of the Seller Disclosure Schedule and since December 31, 2016, none of the Transferred Companies has received any written notice that it has infringed, misappropriated or otherwise violated any Intellectual Property rights owned by third parties in any material respect, and except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, to the Knowledge of Sellers, the operation of the Company Business as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property rights owned by third parties.

(c)Except as set forth in Section 3.20(c) of the Seller Disclosure Schedule, none of the Transferred Companies has made any pending claim against any third party alleging infringement, misappropriation, dilution or other violation of any material Company Intellectual Property Right and, to Sellers’ Knowledge, no such infringement, misappropriation, dilution or other violation is occurring.

(d)All employees and consultants who contributed to the discovery or development of any material Company Intellectual Property Rights used in the conduct of the Company Business as currently conducted did so either (i) within the scope of his or her employment or (ii) pursuant to written agreements assigning all Intellectual Property arising therefrom to the applicable Transferred Company, except to the extent such failure to do so in accordance with clause (i) or (ii) above has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(e)None of the Transferred Companies, in the conduct of the Company Business, uses or distributes, or has used or distributed, any software licensed, provided, or distributed under any open source license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation) or any software that contains or is derived from any such software in any manner that would require any source code of the software included in Company Intellectual Property Rights to be disclosed, licensed for free, publicly distributed, or dedicated to the public, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
SECTION 3.21    Data Protection and Privacy; IT Systems.
(a)The IT Systems (i) are adequate and suitable (including with respect to working condition, performance and capacity) for the purposes for which they are being used, and (ii) to Sellers’ Knowledge, do not contain any Malware that would reasonably be expected to interfere with the ability of the Transferred Companies to conduct the Company Business or that presents a material risk of unauthorized access, disclosure, use, corruption, destruction or loss of any Personal Data, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Transferred Companies take commercially reasonable steps to protect the Personal Data in the Transferred Companies’ possession and/or control consistent with industry best practices and Privacy and Data Security Laws. Since December 31, 2017, there has been no failure or breakdown, nor does either Seller have any Knowledge of any unauthorized access or use, or other adverse event, affecting any of the IT Systems that has caused or could reasonably be expected to cause any material disruption to the conduct of the Company Business or present a material risk of unauthorized access, disclosure, use, corruption, destruction or loss of any Personal Data, except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(b)Except as disclosed in Section 3.21(b) of the Seller Disclosure Schedule, since December 31, 2017, the use and dissemination by the Transferred Companies of the Personal Data of consumers of its services or users of any websites operated by the Transferred Companies is in material compliance with all Privacy and Data Security Laws and contractual requirements, including applicable terms of use and privacy policies, pertaining to the protection, privacy, security, collection, storage, use, disclosure, disposal, and transmission of Personal Data, except to the extent such failure to comply has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Transferred Companies use commercially reasonable measures to protect the consumer information that each Transferred Company collects and maintains.

(c)Except as set forth on Section 3.21(c) of the Seller Disclosure Schedule, since December 31, 2017, none of the Transferred Companies, or, to the Knowledge of Sellers, any

third Person working on behalf of any of them, has experienced an incident of unauthorized access, disclosure, use, destruction or loss of any Personal Data that any of the Transferred Companies or a third Person on behalf of any of them collects, stores, uses or transmits in the conduct of the Company Business that required the delivery of notice to affected individuals pursuant to Privacy and Data Security Laws.
SECTION 3.22    Insurance.
(a)Section 3.22(a) of the Seller Disclosure Schedule lists all material insurance policies (including fidelity bonds and other similar instruments, but excluding Ceded & Assumed Reinsurance Contracts) covering any of the Transferred Companies and their respective officers or directors (the “Company Insurance Policies”).
(b)Each of the Company Insurance Policies is in full force and effect and all premiums due thereon have been timely paid or adequate provisions for the payment thereof have been made, and the Transferred Companies are not in material breach or default and have not taken any action or failed to take any action that, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such Company Insurance Policy.
SECTION 3.23    Environmental Matters. Except as set forth in Section 3.23 of the Seller Disclosure Schedule, there are no pending or, to the Knowledge of Sellers, threatened Actions against any of the Transferred Companies that are reasonably likely to result in any material liability or obligation of any of the Transferred Companies under any Applicable Law concerning worker health and safety, pollution or the protection of the environment or human health as it relates to the environment that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, and none of the Transferred Companies are subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any material liability or obligation with respect to any of the foregoing.
SECTION 3.24    Brokers. Sellers are solely responsible for the payment of the fees and expenses of any broker, investment banker, financial adviser or other Person acting in a similar capacity in connection with the transactions contemplated by this Agreement or any of the Transaction Agreements based upon arrangements made by or on behalf of each Seller or any of their respective Affiliates.
SECTION 3.25    Real Property. Except as set forth in Section 3.25 of the Seller Disclosure Schedule and excluding Investment Assets, none of the Transferred Companies own any real property or is party to any lease or sublease pursuant to which any real property is occupied by the Transferred Companies.
SECTION 3.26    Shared Contracts and Assigned Contracts. Section 3.26 of the Seller Disclosure Schedule sets forth a true and complete list of all agreements with any third party to which Sellers or any of their respective Affiliates (other than the Transferred

Companies) is a party under which the Transferred Companies receive material benefits (collectively, the “Shared Contracts”).
SECTION 3.27    Sufficiency of Assets. Except as set forth in Section 3.27 of the Seller Disclosure Schedule, and except the Seller Trademarks and the services and Intellectual Property being made available to Buyer under the Transition Services Agreement or any other Transaction Agreement, as of the Closing, the assets, properties and rights of the Transferred Companies (after giving effect to the Pre-Sale Transactions), and the assets, rights, properties and services provided to Buyer or the Transferred Companies pursuant to the Transaction Agreements (and the assets used to provide such services), including in each case Intellectual Property, will comprise all of the assets, properties and rights necessary to permit Buyer to conduct the Company Business immediately following the Closing Date in substantially the same manner as the Company Business is being conducted as of the date hereof, in each case as adjusted for the Pre-Sale Transactions, the ALNY Sale or ALNY Transfer, as applicable, and the other transactions contemplated by this Agreement. This Section 3.27 does not address employee matters, which are addressed in Section 3.9, any Permits, which are described in Section 3.11(b), or any matters relating to the capital required to be held by Buyer or any of its Affiliates (including the Transferred Companies) from and after the Closing.
SECTION 3.28    Transactions with Affiliates. Except as set forth in Section 3.28 of the Seller Disclosure Schedule, and except as entered into in the ordinary course of business in connection with Investment Assets on arms’ length terms, as of the Closing, the Transferred Companies are not party to any material agreement or arrangement, with any of its directors or officers, either Seller or any Affiliate of either Seller (excluding the Transferred Companies).
SECTION 3.29    Separate Accounts.
(a)Each Separate Account relating to the Company Business is either (i) duly and validly established and maintained in all material respects under Applicable Law and under the laws of its state of formation and (ii) operating and, at all times since December 31, 2017, has been operated in compliance with Applicable Law (including the conditions of any applicable exemptions from provisions of the 1940 Act), except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)Each Separate Account relating to the Company Business is (i) not an “investment company” as defined under the 1940 Act or (ii) excluded from the definition of “investment company” pursuant to Section 3(c)(1), 3(c)(7) or 3(c)(11) of the 1940 Act or is duly registered as an investment company under the 1940 Act, and such registration is in full force and effect. Except as set forth in Section 3.29(b) of the Seller Disclosure Schedule, each registered Separate Account relating to the Company Business has been, since December 31, 2017, and is being operated in all material respects in compliance with the 1940 Act, has filed all reports and amendments of its registration statement required to be filed, and has been granted all exemptive relief necessary for its operations as currently conducted. The Insurance Contracts under which Separate Account assets are held are duly and validly issued and are either exempt from registration under the Securities Act or were sold pursuant to an effective registration statement under the Securities Act, and any such registration statement is currently in effect to the extent necessary to allow the Company to receive contributions under such contracts and policies. The relevant registration statements, at the time that each became effective, contained no untrue statement of a material fact, and did not omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

(c)Since December 31, 2017, each prospectus, offering document, sales brochure, sales literature or advertising material, as amended or supplemented, relating to any registered Separate Account (other than those relating to any business sold or ceded to a third party), as of their respective mailing dates or dates of use, complied in all material respects with Applicable Law, including United States federal and state securities laws and state insurance laws, other than such non-compliance as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Since December 31, 2017, all advertising or marketing materials relating to a Separate Account (other than those relating to any business sold or ceded to a third party) that were required to be filed with the Financial Industry Regulatory Authority or any other Governmental Entity have been timely filed therewith, except where such failure to comply has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(d)To the Knowledge of Sellers, no examinations including periodic regulatory examinations of the Separate Accounts’ relating to the Company Business affairs and condition, civil investigative demands and market conduct examinations, by any Governmental Entity have been conducted since December 31, 2017.
SECTION 3.30    Product Tax.
(a)All Insurance Contracts satisfy in all material respects all applicable requirements of the Code, including but not limited to Sections 72, 101, 130, 817, 7702 and 7702A of the Code.
(b)None of the Insurance Contracts is a “modified endowment contract” within the meaning of Section 7702A of the Code, except for those Insurance Contracts that are being administered as “modified endowment contracts” and with respect to which the policyholder has consented in writing to the treatment of such Insurance Contracts as “modified endowment contracts” and has not acted to revoke such consent.

(c)With respect to all relevant Tax periods, Sellers, the Company, AAC and their respective Affiliates have materially complied with all reporting, withholding, and disclosure requirements under the Code that are applicable to the Insurance Contracts, and, in particular, but without limitation, have reported distributions under such Insurance Contracts in compliance in all material respects with all applicable requirements of the Code, Treasury Regulations and forms issued by the U.S. Internal Revenue Service (the “IRS”).

(d)As of the date hereof, none of Sellers, the Company, AAC or any of their respective Affiliates has entered into any agreement or is involved in any discussions or negotiations with the IRS or any other Taxing authority regarding the failure of any Insurance Contracts to meet the requirements of the Code, including but not limited to Sections 72, 101, 130, 817, 7702 and 7702A of the Code, as applicable to such Insurance Contracts. In addition, none of Sellers, the Company, AAC or any of their respective Affiliates is a party to or has received notice of any federal, state, local or foreign audits or other administrative or judicial actions with regard to the Tax treatment of any Insurance Contracts, or of any claims by the purchasers, holders or intended beneficiaries of the Insurance Contracts regarding the Tax treatment of such Insurance Contracts or the plan or arrangement in connection with which such Insurance Contracts were purchased.

(e)The Tax treatment of each Insurance Contract is not, and since the time of issuance (or subsequent modification) has not been, materially less favorable to the purchaser, holder or intended beneficiaries thereof than the Tax treatment under the Code (i) that was purported to apply to such Insurance Contract in written materials provided by the Company, AAC or an Affiliate thereof (or by any other Person on behalf of the Company, AAC or an Affiliate thereof) such purchaser, holder or intended beneficiary at the time such Insurance Contract was initially sold or issued or subsequently modified or (ii) for which policies, products or contracts of that type were designed by the Company, AAC or an Affiliate thereof (or by any other Person on behalf of the Company, AAC or an Affiliate thereof) to qualify at such time or were reasonably expected, based on written materials provided by the Company, AAC or an Affiliate thereof (or any other Person on behalf of the Company, AAC or an Affiliate thereof) to such purchaser, holder or intended beneficiary at the time such Insurance Contract was initially sold or issued or subsequently modified, to qualify at such time, except for changes resulting from changes to the Code after the time of such sale, issuance or modification.
SECTION 3.31    Registered Broker-Dealer.
(a)(i) Allstate Distributors is, and at all times so required since December 31, 2017, has been, registered with the SEC as a broker-dealer under the Exchange Act and (ii) Allstate Distributors is, and at all times so required since December 31, 2017, has been, registered, licensed or qualified as a broker-dealer under the Applicable Law of any state or other jurisdiction (other than the Exchange Act) which it is required to be registered, licensed or qualified. Allstate Distributors is, and at all times so required since December 31, 2017, has been, a member in good standing of FINRA and any other exchange or self-regulatory authority which would require membership or registration in connection with its activities. The Company has made available to Buyer (i) a true and complete copy of Allstate Distributors’ membership agreement with FINRA, (ii) a true, complete and correct copy of each Financial and Operational Combined Uniform Single Report filed since December 31, 2017, and (iii) a true, correct and complete copy of each other registration, report correspondence filed or submitted by Allstate Distributors with or to any Governmental Entity since December 31, 2017 that is material to the Transferred Companies taken as a whole, and will deliver or make available to Buyer such forms, registrations, reports and material correspondence as are filed or submitted from and after the date of this Agreement and prior to the Closing. Allstate Distributors is operating in compliance with the terms and conditions of its FINRA membership agreement except, as would not reasonably be expected to be, individually or in the aggregate, material to the Transferred Companies taken as a whole, and no Action is pending with FINRA to amend such membership agreement.
(b)Since December 31, 2017, Allstate Distributors has filed all regulatory reports, schedules, forms, registrations and other documents that it was required to file with any applicable Governmental Entities, together with any amendments required to be made with respect thereto (collectively, the “BD Regulatory Filings”), and has paid all fees and assessments due and payable in connection therewith, except in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Transferred Companies taken as a whole. The Company has made available to Buyer a true and complete copy of the Uniform Application for Broker-Dealer Registration on Form BD of Allstate Distributors, as in effect on the date hereof, and such Form BD is in compliance with the applicable requirements of the Exchange Act in all material respects at the time of filing. Since December 31, 2017, the information contained in Allstate Distributors’ BD Regulatory Filings was true, complete and correct in all material respects at the time of filing, and Allstate Distributor has made all material amendments to such BD Regulatory Filings as it is required to make under any Applicable Law.

(c)Except as set forth in Section 3.31(c) of the Seller Disclosure Schedule, none of Allstate Distributors, ALIC Seller, any of ALIC Seller’s Affiliates or, to the Knowledge of ALIC Seller, any of Allstate Distributors’ officers, directors, security holders, employees or “associated persons” (as such term is defined in the Exchange Act and the rules and bylaws of FINRA) who are individuals (“Associated Persons”) has received written notice of any Action, audit, sweep letter, examination or other inquiry by any Governmental Entity pending or, to the Knowledge of ALIC Seller, threatened in writing, against Allstate Distributors or against or involving any officer, director, security holder, employee or Associated Persons of Allstate Distributors, as the case may be. Neither Allstate Distributors nor, to the Knowledge of ALIC Seller, any Associated Person thereof (i) is ineligible or disqualified pursuant to Section 15(b) of the Exchange Act to act as a broker-dealer or as an associated person of a registered broker-dealer or (ii) is or has been subject to “statutory disqualification” within the meaning of Section 3(a)(39) of the Exchange Act, “heightened supervision” under the rules of FINRA, or any other restriction on its activities or future activities under applicable law. There is no finding or Action pending or, to the Knowledge of ALIC Seller, threatened in writing, that would reasonably be expected to result in Allstate Distributors having its authorization to conduct business as a broker-dealer denied, suspended, revoked or restricted or any Associated Person thereof becoming ineligible to act in such capacity or becoming subject to statutory disqualification, heightened supervision, censure or any other limitations on its activities, functions or operations as an Associated Person. Neither Allstate Distributors nor, to the Knowledge of ALIC Seller, any Associated Person is subject to a disqualification under Rule 262 of Regulation A under the Securities Act or Rule 506(d) of Regulation D under the Securities Act, or any similar disqualification provisions under Regulation E under the Securities Act, except as would not reasonably be expected to be, individually or in the aggregate, material to the Transferred Companies taken as a whole.

(d)Except as disclosed in any Form BD or Form U-4 filed by Allstate Distributors prior to the date of this Agreement, neither Allstate Distributors nor, to the Knowledge of Sellers, any of its directors, officers, employees or Associated Persons is subject to any order or Action of any Governmental Entity that permanently enjoins such Person from engaging in or continuing any conduct or practice in connection with any activity involving or in connection with activities requiring registration as a broker-dealer under the Exchange Act. Neither Allstate Distributors nor, to the Knowledge of Sellers, any officer, director, employee or Associated Person of Allstate Distributors is, or has been, the subject of any Action or disciplinary event requiring disclosure on Form BD, Form U-4 or otherwise with any Governmental Entity that has not been so disclosed, except as would not reasonably be expected to be, individually or in the aggregate, material to the Transferred Companies, taken as a whole.

(e)To the Knowledge of ALIC Seller, each of Allstate Distributors’ directors, officers, employees, Associated Persons and independent contractors, who are required under Applicable Law to be registered, licensed or qualified as a principal, a representative, an agent or a salesperson (or a limited subcategory thereof) of Allstate Distributors with any Governmental Entity are, and have been since December 31, 2017 (or such more recent date on which such

Person first became associated with Allstate Distributors), duly registered as such and such registrations are and were, since December 31, 2017 (or such more recent date), in full force and effect, or are or were in the process of being registered as such within the time periods required by any Governmental Entity, as applicable, except as would not be, individually or in the aggregate, reasonably expected to be material to the Transferred Companies taken as a whole.

(f)Allstate Distributors is in compliance with the requirements applicable to “net capital” (as defined in Rule 15c3-1 under the Exchange Act) under the Exchange Act and FINRA rules and the Applicable Law of any jurisdiction in which the Allstate Distributors conducts business and maintains net capital in an amount sufficient to ensure that it is not required to file notice under Rule 17a-11 under the Exchange Act. Allstate Distributors has no agreement, arrangement or understanding with any Governmental Entity to increase its net capital above the amounts required to be maintained pursuant to Rule 15c3-1 under the Exchange Act. Through the Closing, Allstate Distributors will not have an “aggregate indebtedness” (as defined in Rule 15c3-1 of the Exchange Act) that exceeds 300% of its net capital and/or make any distribution of cash or dividends that will result in a requirement to make an early warning notice to the SEC or FINRA, it not being in compliance with applicable regulatory net capital requirements, or it not maintaining sufficient net capital as required by Rule 15c3-1 under the Exchange Act.

(g)Allstate Distributors has adopted written supervisory procedures that are reasonably designed to detect and prevent any material violations under Applicable Law, and there has been no material non-compliance by Allstate Distributors or any of its directors, officers, employees or Associated Persons with respect to the foregoing requirements or its own internal procedures and policies related to the foregoing, except as would not be, individually or in the aggregate, reasonably expected to be material to the Transferred Companies taken as a whole.
SECTION 3.32    No Other Representation or Warranty. Except for the representations and warranties expressly contained in this Article III, neither Seller nor any other Person on behalf of any Seller makes any express or implied representation or warranty with respect to the Transferred Companies or the Company Business or with respect to any other information provided to Buyer or its Representatives or Affiliates in connection with the transactions contemplated hereby. Neither Seller nor any other Person will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer or its Representatives or Affiliates, or Buyer’s or its Representatives’ or Affiliates’ use of, any such information, including any information, documents, projections, forecasts or any other material made available to Buyer or its Representatives or Affiliates in certain “data rooms” or management presentations in connection with Buyer’s consideration and review of the transactions contemplated hereby, unless any such information is expressly included in a representation or warranty contained in this Article III. Except for the representations and warranties contained in Article IV, each Seller acknowledges that none of Buyer or any Person on behalf of Buyer makes any other express or implied representation or warranty with respect to

Buyer or with respect to any other information provided or made available to either Seller in connection with the transactions contemplated by this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
Except as set forth in the Buyer Disclosure Schedule (it being understood that any information set forth in one Section or subsection of the Buyer Disclosure Schedule shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement or the Buyer Disclosure Schedule to the extent the relevance to such Section or subsection is reasonably apparent on the face of such disclosure), Buyer represents and warrants to Sellers, as of the date hereof and as of the Closing Date, as follows:
SECTION 4.1        Organization and Standing. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware.
SECTION 4.2        Authority. Each Buyer Party has the requisite corporate or other organizational power and authority to enter into the Transaction Agreements to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Buyer Party of the Transaction Agreements to which it is or will be a party and the consummation by each Buyer Party of the transactions contemplated hereby and thereby have been and, with respect to the Transaction Agreements to be executed and delivered after the date of this Agreement, will be, duly authorized by all necessary corporate action on the part of such Buyer Party. Each of the Transaction Agreements to which a Buyer Party is or will be a party has been or, with respect to the Transaction Agreements to be executed and delivered after the date of this Agreement, will be, duly executed and delivered by such Buyer Party and, assuming such Transaction Agreements constitute the legal, valid and binding agreements of the other parties thereto, constitute legal, valid and binding obligations of such Buyer Party, enforceable against such Buyer Party in accordance with their terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
SECTION 4.3        Noncontravention; Consents. Except as disclosed in Section 4.3 of the Buyer Disclosure Schedule, the execution and delivery of the Transaction Agreements by each Buyer Party that is or will be a party thereto, and the consummation of the transactions contemplated hereby and thereby by such Buyer Party do not and will not (i) conflict with any of the provisions of the Organizational Documents of any Buyer Party, (ii) subject to the matters referred to in the next sentence, conflict with, result in a breach of or default (with or without notice or lapse of time or both) under, give any contracting party the right to terminate, cancel or accelerate any payment under, or result in the creation of any Lien (other than a Permitted Lien) on any property, asset or right of Buyer or any of its Subsidiaries under, any material Contract to which Buyer or any of its Subsidiaries is a party or (iii) subject to the matters referred to in the next sentence, contravene any Applicable Law, which, in the case of clauses (ii) and (iii) above, has had or would reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect. No consent, approval or authorization of, or declaration or filing with, or notice to, any third party or Governmental Entity is required by or with respect to any Buyer Party in connection with the execution and delivery of the Transaction Agreements by the Buyer Parties or the consummation by the Buyer Parties of any of the transactions contemplated hereby and thereby, except for (x) the filing required under the HSR Act, (y) insurance law approvals, filings and notices set forth in Section 4.3 of the Buyer Disclosure Schedule and (z) such other consents, approvals, authorizations, declarations, filings or notices which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. To the Knowledge of Buyer, no fact or circumstance relating to Buyer or its Affiliates (including their plans for funding the purchase of the Shares or financing or operating the Company after the Closing) exists that would render Buyer or its Affiliates, as applicable, unable promptly to obtain any approval, authorization or consent of any Governmental Entity required to be obtained to consummate the transactions contemplated by the Transaction Agreements.
SECTION 4.4        Compliance with Applicable Law. Except as disclosed in Section 4.4 of the Buyer Disclosure Schedule, Buyer is and, since January 13, 2021, has been, in compliance with all Applicable Law, except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. Except as disclosed in Section 4.4 of the Buyer Disclosure Schedule, Buyer has not received any written or, to the Knowledge of Buyer, oral notice or other communication from any Governmental Entity regarding any actual or alleged material violation of, or failure on the part of Buyer to comply in all material respects with, any Applicable Law, in each case other than any such item that would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. Within the past five (5) years, no Governmental Entity has revoked any license or status held by Buyer or any of its Affiliates to conduct insurance operations. To the Knowledge of Buyer, (a) Buyer and its Control Investors meet all of the requirements on the part of such respective entity set forth by Applicable Law (including the Laws of its jurisdiction of formation) in order for all consents, approvals or authorizations of, declarations or filings with or notices to any Governmental Entity in connection with the transactions contemplated hereby set forth on Section 6.1(a) of the Seller Disclosure Schedule or Section 6.1(a) of the Buyer Disclosure Schedule to be obtained and (b) there are no facts, events or circumstances involving or relating to Buyer or any of its Control Investors, that would reasonably be expected to prevent or materially delay the granting of any such consents, approvals or authorizations of, declarations or filings with or notices to any Governmental Entity in connection with the transactions contemplated hereby.
SECTION 4.5        Purchase Not for Distribution. The Shares to be acquired under the terms of this Agreement will be acquired by Buyer for its own account and not with a view to distribution. Buyer will not resell, transfer, assign, pledge or otherwise dispose of any Shares, except in compliance with the registration requirements of the Securities Act and any applicable state securities laws, or pursuant to an available exemption therefrom. Buyer (a) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Transferred Companies and the Company Business and (b) has been furnished with or given access to certain information about the Transferred Companies and the Company Business.
SECTION 4.6        Litigation. There is no Action pending or, to the Knowledge of Buyer, threatened in writing against or affecting Buyer or any Affiliate of Buyer that (i) seeks to restrain or enjoin the consummation of any of the transactions contemplated by this Agreement or (ii) would reasonably be expected to impair materially the ability of Buyer to consummate any of the transactions contemplated by this Agreement or the Transaction Agreements. Neither Buyer nor any of its Affiliates nor, to the Knowledge of Buyer, any officer, director or employee of Buyer or any of its Affiliates has been permanently or temporarily enjoined or barred by any order, judgment or decree of any Governmental Entity from engaging in or continuing any conduct or practice in connection with the business conducted by the Company or otherwise that would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.
SECTION 4.7        Financing.
(a)Buyer has delivered to Sellers as of the date hereof a true and complete fully executed Equity Commitment Letter (together with all exhibits, schedules and annexes thereto), pursuant to which the investors party thereto (the “Equity Investors”) have agreed and committed, on the terms and subject only to the conditions expressly stated therein, to invest in Buyer, directly or indirectly, the cash amounts set forth therein (such financing, the “Equity Financing”) for the purpose of satisfying all of the obligations of Buyer or any other Buyer Party in this Agreement (including payment of the aggregate Purchase Price and payment of any other fees, expenses and obligations required to be paid or satisfied by Buyer on the Closing Date (the amount of such aggregate payment obligations, the “Required Amount”)). In addition, Buyer has delivered to Sellers as of the date hereof a true and complete fully executed Debt Commitment Letter and the related fee letter (in each case, together with all exhibits, schedules and annexes thereto, with only the fee amounts and certain economic terms redacted), pursuant to which the Debt Financing Sources have agreed and committed, on the terms and subject only to the conditions expressly stated therein, to provide debt financing in the amounts set forth therein (such financing, the “Debt Financing”).
(b)the Equity Commitment Letter is in full force and effect, is a legal, valid and binding obligation of Buyer and, to the Knowledge of Buyer, the other parties thereto, enforceable in accordance with its terms against each party thereto, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar laws now or hereafter in effect affecting creditors’ rights and (ii) the availability of equitable remedies, including the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. As of the date of this Agreement, the Equity Commitment Letter has not been amended, restated or otherwise modified or waived, and the commitments contained therein have not been withdrawn, modified or rescinded in any respect and no such amendment, restatement, modification or waiver thereto is contemplated. As of the date of this Agreement, there are no other agreements, side letters, or arrangements relating to the Equity Financing that would reasonably be expected to have an adverse impact on the funding of the full amount of the Equity Financing needed on the Closing Date to pay the Required Amount or otherwise be adverse to the ability of the Sellers to enforce such funding or payment as contemplated by the Equity Commitment Letter as in effect on the date hereof, other than as expressly set forth in the Equity Commitment Letter. As of the date of this Agreement, to the Knowledge of Buyer, no event has occurred which, with or without notice, lapse of time or both, would constitute a failure of any condition of the Equity Financing under the Equity Commitment Letter or result in any portion of the Equity Financing being unavailable on the Closing Date, or would constitute a material default or material breach on the part of Buyer, any

Equity Investor or any other party to the Equity Commitment Letter, under any term or condition of the Equity Commitment Letter. As of the date of this Agreement, Buyer has no reason to believe that it or any other party to the Equity Commitment Letter will be unable to satisfy on a timely basis, any term or condition of closing to be satisfied by it, contained in the Equity Commitment Letter. Buyer has fully paid any and all commitment fees or other fees required by the Equity Commitment Letter to be paid before the date of this Agreement. The Equity Commitment Letter contains all of the conditions precedent to the obligations of the parties thereunder to make the Equity Financing available to Buyer on the terms therein. As of the date of this Agreement, Buyer has no reason to believe any of the conditions set forth in the Equity Commitment Letter will not be satisfied.

(c)Assuming (i) the Equity Financing is funded in accordance with the Equity Commitment Letter and (ii) that the conditions set forth in Section 6.1 and Section 6.2 will be satisfied on the Closing Date, the net proceeds contemplated by the Equity Commitment Letter will be sufficient to pay the Required Amount.
SECTION 4.8        Solvency. Immediately following the Closing and after giving effect to the transactions contemplated by the Transaction Agreements, including the payment of the Adjusted Initial Amount as contemplated by Section 2.4 and the payment of all other amounts required to be paid by the Company or by Buyer or any of its Affiliates in connection with the transactions contemplated by the Transaction Agreements and all related fees and expenses (including the Debt Financing), each of Buyer and the Transferred Companies will be Solvent. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by the Transaction Agreements with the intent to hinder, delay or defraud either present or future creditors of Buyer or any of its Affiliates, or of the Company. For the purposes of this Agreement, the term “Solvent,” when used with respect to any Person, means that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (x) the value of all “liabilities of such Person, including a reasonable estimate of contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with Applicable Law governing determinations of the insolvency of debtors, and (y) the amount that will be required to pay the probable liabilities of such Person with respect to its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (iii) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature.  For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, as of such date, including a reasonable estimate of contingent and other liabilities” means that such Person will be able to generate enough cash to meet its obligations as they become due.
SECTION 4.9        Brokers. Buyer is solely responsible for the payment of the fees and expenses of any broker, investment banker, financial adviser or other Person acting in a similar capacity in connection with the transactions contemplated by this Agreement or any of the Transaction Agreements based upon arrangements made by or on behalf of Buyer or any Affiliate.

SECTION 4.10    Interim Operations of Buyer. Buyer has not engaged in any business activities other than as contemplated by this Agreement and shall not have, as of the Closing, any indebtedness, except for any indebtedness incurred pursuant to the terms of the Debt Financing at Closing.
ARTICLE V
COVENANTS
SECTION 5.1        Conduct of Business of the Transferred Companies.
(a)    Except (i) as contemplated or permitted by this Agreement or the other Transaction Agreements, (ii) as required by Applicable Law, (iii) in connection with the Pre-Sale Transactions, the ALNY Sale or ALNY Transfer, any Stop Loss Agreement Event or the Pre-Closing Dividend, (iv) as set forth in Section 5.1(a) of the Seller Disclosure Schedule, (v) for any actions taken or not taken, or any plans, procedures and practices adopted (and compliance therewith) or not adopted (x) in connection with any change in Applicable Law or recommendations of Governmental Entities or in order to preserve the Company Business or (y) across all of Sellers’ similarly situated or similarly effected businesses, in each case, in respect of effects of the COVID-19 virus outbreak (provided that prior to taking any such action, the applicable Seller shall provide advance notice to, and reasonably consult with, Buyer unless doing so is impracticable due to emergency or urgent circumstances) or (vi) as Buyer otherwise consents in advance in writing (which shall include email) (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Closing Date, Sellers shall cause the Transferred Companies to carry on the Company Business only in the ordinary course and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact and maintain its current business organizations and its material relationships with third parties (including Governmental Entities, insureds and others having business dealings with them) and employees.
(b)    Except (i) as permitted or expressly contemplated by this Agreement or the other Transaction Agreements, (ii) as required by Applicable Law, (iii) in connection with the Pre-Sale Transactions, the ALNY Sale or ALNY Transfer, any Stop Loss Agreement Event or the Pre-Closing Dividend or (iv) as set forth in Section 5.1(b) of the Seller Disclosure Schedule, or (v) as Buyer otherwise consents in advance in writing (which shall include email) (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Closing Date, Sellers shall cause each Transferred Company not to, and, solely with respect to the Company Business, Sellers shall not and shall cause each of its Affiliates not to:
(i)    enter into, amend in any material respect, terminate or, other than pursuant to its current terms, extend any Material Contract (which shall not include the ALNY Sale Agreement) that will bind any of the Transferred Companies after the Closing, outside the ordinary course of business;
(ii)    other than Investment Assets and other than acquisitions, dispositions or transfers in the ordinary course of business, acquire, dispose of or transfer, exclusively license or encumber any asset, property or right of any of the Transferred Companies (other than assets related primarily or exclusively to the business to be recaptured by or reinsured to an Affiliate of the Company as part of the Pre-Sale Transactions) with a value in excess of $1,000,000 per such asset or $10,000,000 in the aggregate;
(iii)    (A) split, combine or reclassify any of the Company’s outstanding capital stock or equity securities or issue or authorize the issuance of any other stock or securities (including any derivatives securities) in respect of, in lieu of or in substitution for shares or other interests representing any of the Company’s outstanding capital stock or equity securities, (B) whether directly or indirectly, purchase, redeem or otherwise acquire any Shares or other interests representing outstanding capital stock or equity securities of the Company or any rights, warrants or options to acquire any such shares or interests or (C) amend the Organizational Documents of the Company or the Organizational Documents of any of the Transferred Companies, or adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, business combination or other reorganization, of the Company or any of the other Transferred Companies (except, in the case of such Transferred Companies with or into the Company or a direct or indirect wholly owned Subsidiary of the Company; provided such Subsidiary is not a registered insurance company and is a Transferred Company);
(iv)    issue, sell, convey, transfer, dispose of, pledge, grant any option, warrant or right to purchase or subscribe to or otherwise encumber any Shares or other interests representing the capital stock of or equity interests in any of the Transferred Companies, or any other securities of the Transferred Companies of any sort, or issue, sell, grant or enter into any subscription, warrant, option, conversion or other right, agreement, commitment, arrangement or understanding of any kind, contingent or otherwise, to purchase or otherwise acquire, any such Shares or interests, or any securities convertible into or exchangeable for any such Shares or interests;
(v)    other than in connection with Investment Assets in the ordinary course of business, acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any other Person or all or substantially all the assets of any other Person or any material amount of property or assets in or of any other Person or create or acquire any Subsidiaries;
(vi)    other than a Permitted Compensation Change, (A) increase or promise, grant or agree to increase the base salary or incentive compensation of any Company Employee, (B) adopt, enter into, materially amend or terminate any Seller Benefit Plan (including, any Standalone Benefit Plan), (C) enter into any severance, retention, change in control, transaction bonus or similar agreement or arrangement with any Company Employee, or (D) take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation payable to a Company Employee under a Seller Benefit Plan (including, any Standalone Benefit Plan);
(vii)    terminate the employment of any Company Employee other than for misconduct or other acts constituting good cause or modify the duties and responsibilities of any employee of a Seller in a manner that would cause such employee to materially decrease the amount of time such employee devotes to business of the Transferred Companies;
(viii)    make any material change in the accounting, actuarial, investment, reserving, underwriting, payment, reinsurance or claims administration policies, practices or principles of the Transferred Companies, except as may be required by changes in GAAP or SAP arising after the date of this Agreement;
(ix)    other than in connection with Investment Assets, purchase, sell, lease, license, pledge, exchange, encumber or otherwise abandon, dispose of or acquire any property or assets or make, or commit to make, any capital expenditures that are, in the aggregate, in excess of $5,000,000;
(x)    incur, assume or guarantee any indebtedness for borrowed money or otherwise become responsible for the obligations of another Person to the extent they would be Liabilities of any Transferred Company after the Closing;
(xi)    other than in connection with Investment Assets in the ordinary course of business, acquire any real property or any direct or indirect interest in any real property;
(xii)    other than in connection with Investment Assets, make any loans, advances or capital contributions to, or investments in, any other Person other than (A) loans and advances to Producers and Company Employees in the ordinary course of business consistent with past practice, (B) policy loans issued under the terms of the Insurance Contracts in the ordinary course of business and (C) capital contributions by a Seller or any of its Affiliates (other than a Transferred Company) to any other Person that is not a Transferred Company;
(xiii)    other than in connection with Investment Assets in the ordinary course of business, pay, settle or compromise any Action or threatened Action, except for claims under policies of insurance within applicable policy limits and other than any settlement or compromise that involves solely monetary damages not exceeding $1,000,000;
(xiv)    make, change or revoke any material election related to Taxes, settle or compromise any material Tax liability, enter into any closing agreement related to Tax, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, or change any taxable period or any Tax accounting method, in each case if any such election, change, revocation, settlement, compromise, consent, waiver or other action would have the effect of materially increasing the Tax liability of any of the Transferred Companies for any period ending after the Closing Date;
(xv)    other than in connection with Investment Assets in the ordinary course of business, forgive, cancel or compromise any debt or claim, or waive or release any right of material value;
(xvi)    fail to pay or satisfy when due any material liability of the Transferred Companies (other than any such liability that is being contested in good faith);
(xvii)    abandon, modify, waive or terminate any material Permit of the Transferred Companies;
(xviii)    enter into any new Contract between any of the Transferred Companies, on the one hand, and Sellers or any of their respective Affiliates (excluding the Transferred Companies), on the other hand;
(xix)    recapture liabilities ceded under any existing reinsurance Contract;

(xx)    enter into an ALNY Sale Agreement after the ALNY Decision Date or enter into an ALNY Sale Agreement that deviates in any non-de minimis manner from the terms and conditions set forth in Schedule III before the ALNY Decision Date;
(xxi)    amend, modify or provide any waiver under the ALNY Sale Agreement (which, for the avoidance of doubt, shall not include any termination of the ALNY Sale Agreement in accordance with its terms or otherwise) that would reasonably be expected to (A) materially impair, delay or impede the Closing or (B) increase any Liability with respect to the ALNY Sale to be borne by any of the Transferred Companies and not the subject of indemnification by Sellers hereunder on terms at least as favorable to Buyer as the indemnification provided by Sellers pursuant to Section 7.2(a)(v); or
(xxii)    enter into a binding agreement to take or commit to take any of the foregoing actions.
SECTION 5.2        Access to Information; Confidentiality.
(a)    Prior to the Closing Date, Sellers shall cause the Transferred Companies to afford to Buyer and its Representatives reasonable access upon reasonable notice at reasonable times during normal business hours to all of the properties, books, Contracts, employees and records of the Transferred Companies and, during such period, Sellers shall cause the Transferred Companies to furnish to Buyer such information concerning the business, properties, financial condition, operations and senior personnel of the Transferred Companies and the status of the ALNY Sale or ALNY Transfer, as applicable, as Buyer may from time to time reasonably request, other than any such properties, books, Contracts, records and information that (i) are subject to an attorney-client or other legal privilege that might be impaired by such disclosure; provided that, Sellers will use their respective commercially reasonable efforts to take such action (such as entering into a joint defense agreement or other arrangement to avoid loss of the attorney-client privilege) with respect to such properties, books, Contracts, records and information as necessary to permit disclosure to Buyer and Buyer’s Representatives, or (ii) that are related primarily or exclusively to the business to be recaptured by or reinsured to any Affiliate of the Company as part of the Pre-Sale Transactions. All requests for access or information pursuant to this Section 5.2(a) shall be directed to such Person or Persons as Sellers shall designate. Without limiting the terms thereof, the Confidentiality Agreement shall govern the obligations of Buyer and its Representatives with respect to all information of any type furnished or made available to them pursuant to this Section 5.2(a).
(b)    Following the Closing Date, Sellers shall, and shall cause their respective Affiliates to: (i) allow Buyer, upon reasonable prior notice and during normal business hours, through its employees and Representatives, the right, at Buyer’s expense, to examine and make copies of any records retained by Sellers or any of their respective Affiliates required for the preparation or examination of Buyer’s Tax Returns, regulatory filings and financial statements, but only to the extent that such records of Sellers relate to the Company Business; (ii) allow Buyer to interview Sellers’ employees solely in connection with the preparation or examination of Tax Returns, regulatory and statutory filings and financial statements and the conduct of any litigation relating to the Company Business, or the conduct of any regulatory, customer or other dispute resolution process; and (iii) maintain such records for Buyer’s examination and copying until at least the seventh anniversary of the Closing Date, after which anniversary Sellers may destroy such records in their discretion after giving reasonable prior written notice to Buyer of their intent to destroy such documents, provided, that Sellers and their respective Affiliates shall have no obligation to maintain or retain any Books and Records to the extent that electronic or paper copies or originals of such Books and Records are delivered to Buyer or any of its Affiliates (including the Transferred Companies) at or prior to the Closing. Access to such employees and records shall not unreasonably interfere with the business operations of Sellers or their respective Affiliates; provided that in each of (i)-(iii) above, neither Seller nor any of their respective Affiliates shall be required to provide access to any Books and Records related to litigation between Buyer or any Seller or any of their respective Affiliates relating to this Agreement or the transactions contemplated hereby.
(c)    From and after the Closing: (i) Sellers shall, and shall cause their respective Affiliates and Representatives to, maintain in confidence any confidential information to the extent relating to any of the Transferred Companies or the Company Business obtained by virtue of Sellers’ and their respective Affiliates’ ownership of the Company Business prior to the Closing; and (ii) Buyer shall, and shall cause its Affiliates and representatives to, maintain in confidence any confidential information of or relating to Sellers or their respective Affiliates or their respective businesses (other than information relating to the Company Business) and any Privileged Deal Communications that intentionally or inadvertently come into possession of the Transferred Companies or their Affiliates as contemplated by Section 10.12, except that the foregoing requirements in clauses (i) and (ii) of this Section 5.2(c) shall not apply to the extent that (A) any such information is or becomes generally available to the public other than as a result of disclosure by Sellers or their respective Affiliates (in the case of clause (i)) or Buyer or its Affiliates (in the case of clause (ii)) or any of their respective Representatives, in violation of this Section 5.2(c), (B) any such information is required by Applicable Law, stock exchange rules or a Governmental Entity to be disclosed; after prior notice has been given to Sellers (in the case of clause (i)) or Buyer (in the case of clause (ii)), as applicable (including any report, statement, testimony or other submission to such Governmental Entity), (C) any such information becomes available to either Seller or their respective Affiliates (in the case of clause (i)) or Buyer or its Affiliates (in the case of clause (ii)) on a non-confidential basis and from a source (other than the other party or any Affiliate or Representative of such other party or its Affiliates) that is not bound by a confidentiality agreement with respect to such information or is not otherwise obligated to keep such information confidential or (D) any such information is reasonably necessary to be disclosed in connection with any Action or in any dispute with respect to this Agreement or any other Transaction Agreement; provided that if either party or any of its Affiliates becomes legally compelled by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar judicial or administrative process to disclose such confidential information, such party shall provide the other party with prompt prior written notice of such requirement and reasonably cooperate with the other party and its Affiliates, at such other party’s expense, to obtain a protective order or similar remedy to cause such information not to be disclosed. In the event that such protective order or other similar remedy is not obtained, the party required to make such disclosure or its Affiliates shall furnish only that portion of confidential information that has been legally compelled, and shall exercise its reasonable best efforts to obtain assurance that confidential treatment will be accorded such disclosed information. Each party shall instruct its Affiliates and its and their respective Representatives having access to such confidential information of such obligation of confidentiality.

SECTION 5.3        Reasonable Best Efforts. Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Transaction Agreements (other than the Buyer Reinsurance Transaction), including, subject to Section 5.4, (a) at the sole discretion of ALIC Seller, either the ALNY Sale or ALNY Transfer, as applicable, and (b) effecting a Stop Loss Agreement Event.
SECTION 5.4        Consents, Approvals and Filings.
(a)    Sellers and Buyer shall each use, and shall cause each of their respective Affiliates to use, their respective reasonable best efforts, and shall cooperate (and cause each of their respective Affiliates to cooperate) fully with each other and Buyer shall cause each Person who holds, or who will hold as of the Closing, ten percent (10%) or more of the outstanding voting equity interests of Buyer or would otherwise be deemed to be a controlling person pursuant to any Applicable Law (each such Person, a “Control Investor”) to use its reasonable best efforts to (i) comply as promptly as practicable with all requirements of Governmental Entities applicable to the transactions contemplated by the Transaction Agreements, including the ALNY Sale or ALNY Transfer, as applicable, and effecting a Stop Loss Agreement Event, and (ii) obtain as promptly as practicable all necessary permits, orders or other consents, approvals or authorizations of Governmental Entities and consents or waivers of all other third parties necessary in connection with the consummation of the transactions contemplated by the Transaction Agreements (including those set forth in Section 3.5 of the Seller Disclosure Schedule or Section 4.3 of the Buyer Disclosure Schedule, the ALNY Sale or ALNY Transfer, as applicable, and effecting a Stop Loss Agreement Event); provided, that Buyer shall be solely responsible for all costs related to any required filings and approvals under the HSR Act, and each party shall be responsible for all costs related to each of their own other required filings with and approvals of other Governmental Entities. In connection therewith, Sellers and Buyer shall make and cause their respective Affiliates to make, and Buyer shall cause each Control Investor to make, all legally required filings with, and requests for approval by, all applicable Governmental Entities (including insurance regulators) as promptly as practicable after the date hereof in order to facilitate prompt consummation of the transactions contemplated by the Transaction Agreements, and shall and shall cause their respective Affiliates, and Buyer shall cause each Control Investor, to take all steps that are necessary, proper or advisable to (x) avoid any Action by any Governmental Entity with respect to the transactions contemplated by the Transaction Agreements and (y) defend or contest in good faith any Action by any third party (excluding any Insurance Regulator, but including any other Governmental Entity), whether judicial or administrative, challenging any of the Transaction Agreements or the transactions contemplated thereby, or that could otherwise prevent, impede, interfere with, hinder or delay in any material respect the consummation of the transactions contemplated thereby, including by using its reasonable best efforts to have vacated or reversed any stay or temporary restraining order entered with respect to the transactions contemplated by any of the Transaction Agreements by any Governmental Entity other than any Insurance Regulator, and shall consent to and comply with any condition, limitation or qualification imposed by any Governmental Entity on its grant of any such permit, order, consent, approval or authorization, other than any such condition, limitation or qualification that, (I) in the case of Buyer, any Control Investor or any of their respective Affiliates, (x) would or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Buyer and its Subsidiaries, taken as a whole, after giving effect to the transactions contemplated by this Agreement (including the Pre-Sale Transactions and pursuant to the terms of the Transaction Agreements in the forms contemplated hereby), or any Control Investor, or (y) would require any Control Investor (or any of its Affiliates other than the Buyer or any Subsidiary of the Buyer) to provide any guarantee, capital maintenance or capital support arrangement or incur any liability with respect to AAC, the Company or any of its Subsidiaries, or restrict its ability to conduct its businesses (other than the business of the Buyer or any of its Subsidiaries, including in respect of AAC, the Company or any of its  Subsidiaries), or (II) in the case of Sellers, (a) (x) other than in respect of the ALNY Sale, ALNY Transfer or effecting a Stop Loss Agreement Event, would require either Seller or any of their respective Affiliates (including, prior to the Closing Date, AAC, the Company or any of its Subsidiaries) to provide any guarantee, capital maintenance or capital support arrangement or incur any liability with respect to any Transferred Company, or (y) in respect of the ALNY Sale, ALNY Transfer or any Stop Loss Agreement Event, would require either Seller or any of their respective Affiliates (including, prior to the Closing Date, AAC, the Company or any of its Subsidiaries) to provide any guarantee, capital maintenance or capital support arrangement or incur any liability with respect to ALNY, AAC, the Company or any of its Subsidiaries or take any action (or fail to take any action) in respect of the Stop Loss Agreement or any Stop Loss Agreement Event in contravention of the provisions of Section 5.27 and Schedule IV hereto to the extent that such guarantee, capital maintenance or capital support arrangement, which if fully or partially drawn could, or incurrence of such liability or action (or failure to take any action) that would materially and adversely impact the economic benefits of the transactions contemplated by this Agreement or any ALNY Sale Agreement expected to be obtained by either Seller or any of their Affiliates, as applicable, (b) restrict the ability of either Seller or any of their respective Affiliates to conduct their respective businesses (including in respect of the Pre-Sale Transactions, and pursuant to the terms of the Reinsurance and Restructuring Agreements and other Transaction Agreements in the forms contemplated hereby), or (c) restrict or modify the ALNY Sale or ALNY Transfer, as applicable, the ALNY Sale Agreement, if applicable, any applicable Stop Loss Agreement Event or the Stop Loss Agreement in a manner that would materially and adversely impact the economic benefits of the transactions contemplated by this Agreement or any ALNY Sale Agreement expected to be obtained by either Seller or any of their Affiliates, as applicable (each, a “Burdensome Condition”); provided, however, that none of the following shall, individually or in the aggregate, be deemed to constitute or be taken into account in determining whether a Burdensome Condition would exist: (1) any regulatory requirement or condition generally consistent with those which may be imposed with reference to the NAIC Financial Analysis Handbook by the Illinois Department of Insurance in any acquisitions by buyers considered “private equity,” “alternative buyers” or “non-strategic buyers” by the Illinois Department of Insurance, (2) any restriction, qualification or limitation on any proposed or contemplated transactions between or among affiliates of Buyer in connection with or contemplation of the transactions contemplated by this Agreement, (3) any failure or inability to issue any Pre-Closing Dividend, (4) any failure or inability to effect the Buyer Reinsurance Transaction or any limitations in connection therewith (including any modifications to the Buyer Reinsurance Agreement), and (5) any failure or inability to get approval for the Investment Management Agreement or otherwise enter into the Investment Management Agreement or any limitations in connection therewith (including any modifications to the Investment Management Agreement). Except as may be prohibited by Applicable Law, each of the parties shall provide

(and Buyer shall cause each Control Investor to provide) to the other party copies of all applications or other communications to Governmental Entities in connection with this Agreement in advance of the filing or submission thereof, provided that neither party shall be required to provide the other with any information or materials that are (i) commercially sensitive, (ii) contain personal information (including personal financial information) about an officer, director or control person of such party or (iii) are legally privileged.
(b)    Without limiting the generality of the foregoing, within the later of (1) fifteen (15) Business Days after the date hereof, and (2) two (2) Business Days following the earlier of (x) the execution of definitive documentation in respect of an ALNY Sale, and (y) the earlier of March 31, 2021 or the date on which ALIC Seller delivers written notice to Buyer of its intent to no longer pursue an ALNY Sale (the “ALNY Decision Date”), (i) Buyer shall and shall cause each Control Investor to file a “Form A” change of control application with the Illinois Department of Insurance with respect to Buyer’s acquisition of the Shares at the Closing as contemplated by this Agreement (the “Illinois DOI Form A”) and file with all other applicable Insurance Regulators any requests for approval of the transactions contemplated by the Transaction Agreements required under Applicable Law, which requests shall include all required exhibits, affidavits and certificates, (ii) Sellers shall file, and cause their respective applicable Affiliates to file, with all applicable Insurance Regulators all requests for approval of the transactions contemplated by the Reinsurance and Restructuring Agreements that may be required to be obtained by them pursuant to Applicable Law in connection with the entry into the Reinsurance and Restructuring Agreements or the consummation of the transactions contemplated thereby and (iii) each party shall file or make the notification and report form required under the HSR Act. Sellers acknowledge that Buyer may request in its “Form A” filing with the Illinois Department of Insurance the payment immediately prior to, on or immediately after the Closing of a dividend in an amount that, after giving effect to the transactions contemplated by this Agreement to occur on or prior to the Closing, would not cause the Estimated Closing Statutory Value to be less than the Specified Capital Amount (the “Pre-Closing Dividend”); provided, that obtaining approval from the Illinois Department of Insurance for all or any portion of such dividend (either alone or as part of Buyer’s request for approval of the transactions contemplated by this Agreement) is not a condition to the Closing and any discussions with the Illinois Department of Insurance or filings made therewith shall expressly state that all or any portion of such dividend is not a condition to the Closing. Each Seller shall use its reasonable best efforts to cooperate with Buyer’s reasonable requests in seeking approval for such dividend; provided that, in connection with the foregoing, neither Seller shall be required to take any action that would delay in any material respect the consummation of the transactions contemplated by this Agreement, including the transactions pursuant to the Reinsurance and Restructuring Agreements and any of such Seller’s or its respective Affiliate’s capital management actions which are not related to the transactions contemplated by this Agreement. Each Seller acknowledges that Buyer may cause its applicable Affiliate that it intends to be the counterparty under the Buyer Reinsurance Agreement to file any applicable filings or requests for approval with the insurance or other regulator in its jurisdiction of incorporation in order to seek approval for the Buyer Reinsurance Agreement and consummation of the Buyer Reinsurance Transaction and/or reference the proposed Buyer Reinsurance Transaction and Buyer Reinsurance Agreement, and the Investment Management Agreement, as applicable, in the Illinois DOI Form A. If Buyer or its Affiliates make such filing or reference to the Buyer Reinsurance Transaction or Buyer Reinsurance Agreement (or the Investment Management Agreement, as applicable) in the Illinois DOI Form A, any such filing or reference shall in each case clearly express that any such Buyer Reinsurance Transaction (or entry into the Buyer Reinsurance Agreement), the Investment Management Agreement, as applicable, or the approval thereof is not a condition to the consummation of the transactions contemplated by this Agreement, and reaffirm that Buyer is ready, willing and able to consummate the transactions contemplated by this Agreement (excluding the Buyer Reinsurance Transaction) as contemplated hereby and operate the Company Business on a go-forward basis without any such Buyer Reinsurance Transaction or the Investment Management Agreement, as applicable.
(c)    Without limiting the generality of the foregoing, ALIC Seller shall file or cause to be filed as soon as reasonably practicable (and, in any event, not later than twenty (20) Business Days after the date of the Transaction Agreements) an application for approval of a change in ownership or control of Allstate Distributors under FINRA Rule 1017 with FINRA (the “FINRA CMA”). ALIC Seller shall use commercially reasonable efforts to obtain FINRA consent to process the FINRA CMA on a “Fast Track” basis. As soon as reasonably practicable, and at least (30) days prior to Closing, ALIC Seller shall file or cause to be filed written notification regarding the change in ownership or control of Allstate Distributors to any other self-regulatory organization of which it is a member and any notice or other filing with any applicable state securities authority. Each party shall, and shall cause its Affiliates to, as promptly as practicable, supply any information or documentary material that may be requested by the other party, required or reasonably necessary to complete any such application or filing, including with respect to any inquiries or requests for additional information or documents made by FINRA or an applicable state securities authority; provided that no party shall be required to disclose to the other parties any of its, its Affiliates’ or any Control Investor’s confidential, competitively sensitive information or any personally identifiable information of their respective officers, directors or other applicable individuals. Without the prior written consent of Buyer, neither Allstate Distributors nor any other Seller Party shall agree to any requirement to be imposed by FINRA as a condition to the approval of the FINRA CMA that (i) Allstate Distributors maintain an amount of regulatory capital in excess of the amount of regulatory capital required under Rule 15c3-1 of the Exchange Act as of the date hereof, or (ii) would otherwise result in a Material Adverse Effect. Prior to filing the FINRA CMA and any other materials or documents with FINRA, and prior to making a filing with any other self-regulatory organization and any state securities authority, ALIC Seller shall provide Buyer with a reasonable opportunity (not less than three (3) Business Days) to review and comment on such FINRA CMA, materials, documents or filings.
(d)    Buyer agrees promptly to, and Buyer shall cause each Control Investor promptly to, provide, or cause to be provided, all agreements, documents, instruments, affidavits, statements and other information that may be requested or required by any Governmental Entity relating to Buyer (including any of its directors, officers, employees, partners, members or shareholders) and all Persons who are deemed or may be deemed to “control” Buyer within the meaning of applicable insurance laws, or its or their structure, ownership, businesses, operations, regulatory and legal compliance, assets, liabilities, financing, financial condition or results of operations, or any of its or their directors, officers, employees, partners, members or shareholders. Except as prohibited by Applicable Law, a reasonable time prior to furnishing any written materials to any Insurance Regulator in connection with the transactions contemplated by the Transaction Agreements, each party shall furnish the other party with a copy thereof, and such other party shall have a reasonable opportunity to provide comments thereon. Each party shall (and Buyer shall cause each Control Investor to) give to the other party prompt written notice if it receives any notice or other communication from any Insurance Regulator in connection with the transactions contemplated by the Transaction Agreements, and, in the case of any such notice or communication which is in writing, shall promptly furnish the other party with a copy thereof. If any Insurance Regulator requires that a hearing be held in connection with any such approval, each party shall use its reasonable best efforts to arrange for such hearing to be held promptly after the notice that such hearing is required has been received by such party. Each party shall (and Buyer shall cause each Control Investor to) give to the other party reasonable prior written notice of the time and place when any meetings, telephone calls or other conferences may be held by it with any Insurance Regulator in connection with the transactions contemplated by the Transaction Agreements, and, unless prohibited by the applicable Insurance Regulator and other than purely administrative telephonic conferences and telephonic conferences initiated by the applicable Insurance Regulator and not scheduled in advance, the other party shall have the right to have a representative or representatives attend or otherwise participate in any such meeting, telephone call or other conference. Notwithstanding the foregoing, nothing in this Agreement shall require Buyer or any Control Investor to provide to Sellers or Sellers to provide to Buyer or any Control Investor any information or materials that (i) are commercially sensitive, (ii) contain personal information (including personal financial information) about an officer, director or control person of Buyer or either Seller, as applicable, or (iii) are legally privileged. Neither Buyer nor any of its applicable Affiliates shall, and Buyer shall cause each of its direct or indirect parents or controlling parties (including the Control Investors) not to, at any time prior to the Closing, file any application with or request for approval or non-disapproval by any Governmental Entity with respect to any inter-Affiliate transaction between any Transferred Company, on the one hand, and any of their respective Affiliates (including, as applicable, the Transferred Companies) or Buyer’s direct or indirect parents or controlling parties (including the Control Investors), on the other hand, in each case that would require approval or non-disapproval under Applicable Law. Subject to Section 5.4(a) and Section 5.4(b) (including the provisions thereof with respect to a Burdensome Condition), Buyer shall cause the Control Investors to furnish any representations, certifications, applications, affidavits, forms, documents and other information, make any filings and to take such other actions, in each case, that may be required under Applicable Law or that otherwise may be requested or required by any Governmental Entity in connection with the transactions contemplated by this Agreement or the other Transaction Agreements, including as necessary to complete and make any regulatory filing in connection with the transactions contemplated hereby or thereby. Buyer acknowledges and agrees that any breach by any Control Investor of the provisions of this Section 5.4 will be deemed to be a breach by Buyer hereunder.
(e)    Without limiting the generality of Section 5.04(a), within the twenty (20) Business Days following the earlier of (x) the execution of definitive documentation in respect of an ALNY Sale, and (y) the ALNY Decision Date, (i) to the extent definitive documentation in respect of an ALNY Sale has been executed on or prior to the ALNY Decision Date, Sellers shall file, cause their respective applicable Affiliates to file, and such definitive documentation shall require the ALNY Buyer to file (and require ALNY Buyer to cause each Person who is determined by the applicable Insurance Regulator to be a controlling person of ALNY Buyer pursuant to any Applicable Law to file), as applicable, a “Section 1506” change of control application with the New York Department of Financial Services with respect to ALNY Buyer’s acquisition of the ALNY Shares and file with all other applicable Insurance Regulators any requests for approval of the transactions contemplated by the ALNY Sale Agreement and the applicable Stop Loss Agreement Event required under Applicable Law, which requests shall include all required exhibits, affidavits and certificates and (ii) to the extent definitive documentation in respect of an ALNY Sale has not been executed on or prior to the ALNY Decision Date, Sellers shall file, and cause their respective applicable Affiliates to file, a “Section 1506” change of control application, or exemption thereto, with the New York Department of Financial Services with respect to the ALNY Transfer, and file with all other applicable Insurance Regulators any requests for approval of the transactions contemplated by the ALNY Transfer and the applicable Stop Loss Agreement Event required under Applicable Law, which requests shall include all required exhibits, affidavits and certificates (the filing described in this Section 5.4(e)(ii), collectively, the “ALNY Transfer Regulatory Filings”). In the event that definitive documentation in respect of an ALNY Sale has been executed on or prior to the ALNY Decision Date, but the related approvals of a “Section 1506” change of control application by the New York Department of Financial Services and approvals for all other applicable Insurance Regulators of the transactions contemplated by the ALNY Sale Agreement have not been obtained on or prior to November 26, 2021, Sellers shall on such date make any and all ALNY Transfer Regulatory Filings.
(f)    Prior to the Closing, except as otherwise agreed by the parties, the parties shall cooperate and use reasonable best efforts to make or obtain the approval, authorization, consent, license or permission of, or waiver or other action by, or notification to, any third party (other than a Governmental Entity or an Affiliate of Sellers or Buyer) required for the consummation of the transactions contemplated by this Agreement and the Transaction Agreements; provided that nothing herein shall prohibit, delay, limit or interfere with ALIC Seller or any of its Affiliates (other than the Transferred Companies) right to pursue an Alternative ALNY Transaction or make or cause to be made any regulatory or similar filing or notice required or deemed prudent or appropriate in connection therewith. The aggregate costs associated with obtaining such third-party consents, including all consent fees and other out-of-pocket costs and expenses (including reimbursement of third party legal fees, filing/recording costs or similar expenses) in connection with the transfer of the Excluded Investment Assets and amendment of any commercial mortgage loan documentation, shall be borne 50% by Buyer and 50% by Sellers; provided that neither party shall be required to compromise any right, asset or benefit or incur any Liabilities or commence or participate in any Action in order to obtain such third-party consents.
SECTION 5.5        Public Announcements. Each of Buyer and each Seller, and their respective Affiliates, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated by the Transaction Agreements (including regarding its plans relating to employees, Producers or other third parties or with respect to the funding or operation of the business of the Transferred Companies) and shall not issue any such press release or make any such public statement with respect to such matters without the advance approval of the other party following such consultation (such approval not to be unreasonably withheld or delayed), except as may be required by Applicable Law or by the requirements of any securities exchange; provided, that, in the event that any party is required under Applicable Law or the requirements of any securities exchange to issue any such press release or make any public statement and it is not reasonably practicable to obtain the advance approval of the other party hereto as required by this Section 5.5, the party that issues such press release or makes such statement shall provide the other party with notice and a copy of such press release or statement as soon as reasonably practicable.

SECTION 5.6        Use of Names.
(a)    Other than the Company Intellectual Property Rights, none of Buyer, the Company or any of their respective Affiliates are purchasing, acquiring or otherwise obtaining any right, title or interest in any Intellectual Property of ALIC Seller or its Affiliates, including the Seller Trademarks (except as expressly set forth in this Section 5.6). None of Buyer or its Affiliates shall seek to register in any jurisdiction any of the Seller Trademarks, or any Trademark confusingly similar thereto, or any Trademark that incorporates a representation of all or a portion thereof, and the right to use Seller Trademarks pursuant to this Section 5.6 will terminate if any of the foregoing contest the use, ownership, validity or enforceability of any rights of ALIC Seller or any of its Affiliates in or to any of the Trademarks. Except as expressly set forth in this Section 5.6, (i) neither Buyer, the Company, nor any of their respective Affiliates shall have any rights in or to the Seller Trademarks, and (ii) Buyer, for itself and its Affiliates, agrees that any and all rights of the businesses of the Transferred Companies to use the Seller Trademarks pursuant to any written agreements or arrangements with ALIC Seller or their Affiliates (other than the Transaction Agreements) shall terminate on the Closing Date without recourse.
(b)    Except as otherwise expressly permitted in this Section 5.6 or in any Transaction Agreements, Buyer, the Company and their respective Affiliates shall (i) cease and discontinue all uses of the Seller Trademarks immediately upon the Closing; and (ii) not expressly, or by implication, do business as or represent themselves as ALIC Seller or its Affiliates; provided that, for the avoidance of doubt, the foregoing shall not prevent Buyer, the Company or its Affiliates from making any use of the Seller Trademarks that constitutes a “fair use” as a matter of law or requires Buyer, the Company or its Affiliates to modify any existing internal books and records of the Transferred Companies.
(c)    Promptly following the Closing, Buyer shall notify Sellers in writing of the proposed new names and marks of the Transferred Companies for Sellers’ consent to use of such names and marks (such approval and consent not to be unreasonably withheld, conditioned or delayed). Within ninety (90) days after the Closing, or such later date as Sellers’ request, Buyer shall make all required filings and pay any requisite fees necessary, and shall apply for any approvals necessary to amend its articles of incorporation to effect a change of name or a change of name and other conforming amendments to business registration certificates or licenses, as applicable, pass the requisite shareholders’ resolutions and board resolutions, and pay all requisite fees to change the legal names, corporate names and business names of the Transferred Companies to remove any reference to the Seller Trademarks, in all jurisdictions, and shall effect such changes as soon as reasonably practicable after any required approvals have been obtained. In each of the foregoing cases, Buyer shall diligently pursue the approvals described in this Section 5.6 and shall, as promptly as reasonably practicable, take any and all actions and follow-up actions that may be required or requested by any Governmental Entity to promptly effect the changes of names described in this Section 5.6. Notwithstanding anything to the contrary in this Section 5.6, including Section 5.6(d) and Section 5.6(e), and regardless of whether the legal names, corporate names or business names of the Transferred Companies include the Seller Trademarks at such time, following the Closing neither Buyer, the Company nor their respective Affiliates shall use the “ALLSTATE” name to market, sell or offer for sale any policies, products or services.

(d)    Other than the use of the Seller Trademarks in the name of the Transferred Companies as permitted under Section 5.6(c) or Section 5.6(e), and such related uses of the name of the Transferred Companies as are required by law, Buyer and its Affiliates shall discontinue all uses of the Seller Trademarks (i) within sixty (60) days after the Closing, or such later date as Sellers’ request, with respect to any advertising, promotional materials, packaging, inventory, collateral goods, stationery, envelopes, checks, business cards, product and service literature and materials and other materials (collectively, “Hard Materials”) existing in inventory as of the Closing, and (ii) as promptly as practicable after the Closing, but in any event within sixty (60) days after the Closing, or such later date as Sellers’ request, with respect to any software, electronic materials, website content, invoices, receipts, forms, and training materials (together with Hard Materials, “Materials”). After the Closing, to the extent that any approval is required by law to discontinue any such uses, Buyer shall seek such approvals within thirty (30) days after becoming aware of such requirement, or within such longer time period as Sellers’ agree, shall use reasonable best efforts to discontinue such uses within the timeframes described above and, if a required regulatory approval is not obtained within those timeframes, shall diligently pursue such approval until such approval is secured.
(e)    Except as otherwise provided in this Section 5.6 or in any Transaction Agreement, Buyer shall, from the date hereof until the expiration of the time periods expressly set forth in this Section 5.6, have a limited, personal, non-exclusive, non-transferable, non-sublicensable, royalty-free license to use the Seller Trademarks, as described in and/or for the purposes described in this Section 5.6, solely in connection with the businesses of the Transferred Companies in substantially the same manner as such Seller Trademarks (as used in the Materials as of the Closing) were used as of the Closing. Any goodwill arising from the use of the Seller Trademarks as described in this Section 5.6 shall inure to the benefit of ALIC Seller and its Affiliates.
(f)    Buyer, for itself and its Affiliates, agrees that (i) use of the Seller Trademarks during the period authorized by this Section 5.6 shall only be with respect to Materials existing in inventory at the Closing, without alteration, and not be for any sales of any products or materials or services introduced after the Closing (including any marketing or advertising materials or product, training or service literature developed following the Closing), (ii) the Materials and all services offered in connection therewith shall be of a level of quality equal to or greater than the quality of the materials and services with respect to which the businesses of the Transferred Companies used the Seller Trademarks immediately prior to the Closing and (iii) during the period in which Buyer or its Affiliates use any of the Seller Trademarks as permitted under this Section 5.6, neither Buyer nor its Affiliates shall take or fail to take any action which, as a result of such action or failure to take such action, would reasonably be expected to have a material adverse effect on the value of any of the Seller Trademarks or the goodwill of ALIC Seller and its Affiliates associated therewith. Buyer and its Affiliates shall each take all reasonable actions to ensure that any third Persons using the Seller Trademarks on behalf of the Transferred Companies, whose rights terminate upon the Closing pursuant to this Section 5.6 shall cease use of the Seller Trademarks, except as expressly authorized thereafter by ALIC Seller.
(g)    Prior to or at the Closing, the Transferred Companies shall transfer any and all right, title or interest, including all associated goodwill, which it may have in or to the Seller Trademarks, or any Internet domain name to the extent it contains all or a portion of a Seller Trademark to ALIC Seller or as ALIC Seller may direct; provided that, with respect to any domain name that includes both a Seller Trademark and a trademark owned by the Transferred

Companies, the parties shall discuss in good faith how to warehouse such domain name (without use by either party) to avoid acquisition thereof by a third party.
(h)    Without limitation to any other remedies, if Buyer, the Company or their respective Affiliates fail to comply with the foregoing terms and conditions or any reasonable direction of ALIC Seller or its Affiliates as is necessary to protect the Seller Trademarks, ALIC Seller shall be entitled to a temporary, preliminary or permanent injunction or other equitable relief in accordance with Section 10.7(b).
SECTION 5.7        Further Assurances.
(a)    Each Seller and Buyer (i) shall execute and deliver, or shall cause to be executed and delivered, such documents, certificates, agreements and other writings and shall take, or shall cause to be taken, such further actions as may be reasonably required or requested by any party to carry out the provisions of the Transaction Agreements and consummate or implement expeditiously the transactions contemplated by the Transaction Agreements and (ii) shall refrain from taking any actions that could reasonably be expected to impair, delay or impede the Closing.
(b)    On and after the Closing Date, Sellers and Buyer shall, and shall cause their respective Affiliates to, take all reasonable actions and execute any additional documents, instruments or conveyances of any kind which may be reasonably necessary to carry out any of the provisions hereof.
SECTION 5.8        Access to Books and Records. Until the seventh anniversary of the Closing (provided, that Buyer shall give twenty (20) days’ notice to Sellers prior to destroying any records to permit Sellers, at their respective expense, to examine, duplicate or repossess such books and records), Buyer shall, at Sellers’ expense, afford promptly to Sellers and their respective Representatives access to the books, records, officers, employees, auditors and other advisors of the Transferred Companies, and provide information with respect to the Transferred Companies in a readily accessible form (including financial information in a form consistent with the Company’s historical practice for the preparation of such financial information), to the extent reasonably required by either Seller for any lawful business purpose, including litigation, disputes, compliance, financial reporting (including financial audits of historical information), loss reporting, regulatory, Tax and accounting matters (including for any such matters related to the Transition Services Agreement), and Buyer shall reasonably cooperate with each Seller and its Representatives, at such Seller’s expense, to furnish such books and records and information and make available such officers, employees, auditors and other advisors of the Company on reasonable advance notice and during normal operating hours; provided, that such access does not unreasonably interfere with the conduct of the business of Buyer or the Transferred Companies. Notwithstanding the foregoing, access to records relating to Taxes shall be governed exclusively by Section 8.4. Following the Closing, Buyer shall, and shall cause the Transferred Companies to, ensure the deletion of all data relating to such Seller or its Affiliates from any computers, hard drives or other similar electronic devices prior to disposing of any such device, and such internal process shall conform in all material respect to the internal process currently in place at Buyer for deletion of data prior to disposition of similar devices. In addition, from and after the Closing, Buyer shall, and shall cause the Transferred Companies, to afford to Sellers, their respective Affiliates and their respective Representatives reasonable access upon reasonable notice at reasonable times during normal business hours to all of the properties, books, Contracts, employees and records of the Transferred Companies, including all Company Employees, and Buyer shall, and shall cause the Transferred Companies, to furnish to Sellers, their respective Affiliates and their respective Representatives such information concerning the business, properties, financial condition, operations and senior personnel of the Transferred Companies as such Persons may from time to time reasonably request, including in connection with any and all historical operations and Books and Records of the Transferred Companies and in connection with any accounting, tax, financial, legal, regulatory, operational or similar matters of Sellers, their respective Affiliates, ALNY or their respective businesses and the requirements of any ALNY Sale Agreement or transition services agreement entered into in connection therewith or the Transition Services Agreement, other than any such properties, books, Contracts, records and information that are subject to an attorney-client or other legal privilege that might be impaired by such disclosure; provided that, Buyer will use its commercially reasonable efforts to take such action (such as entering into a joint defense agreement or other arrangement to avoid loss of the attorney-client privilege) with respect to such properties, books, Contracts, records and information as necessary to permit disclosure to Sellers, their respective Affiliates and their respective Representatives.
SECTION 5.9        D&O Liabilities.
(a)    From and after the Closing, Buyer shall not, and shall cause the Transferred Companies not to, take any steps that would reasonably be expected to affect adversely the rights of any individual who served as a director or officer of any of the Transferred Companies at any time prior to the Closing (each, a “D&O Indemnified Person”) to be indemnified, either under Applicable Law or the Organizational Documents of the Transferred Companies, as applicable, as they existed prior to the Closing, against any costs or expenses (including attorneys’ fees and expenses of investigation, defense and ongoing monitoring), judgments, penalties, fines, losses, charges, demands, actions, suits, proceedings, settlements, assessments, deficiencies, Taxes, interest, obligations, damages, Liabilities or amounts paid in settlement incurred in connection with any claim, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing Date and relating to the fact that the D&O Indemnified Person was a director or officer of a Transferred Company, whether asserted or claimed prior to, at or after the Closing Date. For the six (6)-year period commencing immediately after the Closing, Buyer shall cause the Transferred Companies to maintain in effect directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Closing with respect to those persons who are currently (and any additional persons who at or prior to the Closing become) covered by the Transferred Companies’ directors’ and officers’ liability insurance policies, including any D&O Indemnified Person, on terms with respect to such coverage, and in an amount, not less favorable to such individuals than those of such policies in effect on the date of this Agreement (or the Company may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters occurring prior to the Closing; provided that any substitution or replacement of existing policies shall not result in any material gaps or lapses of coverage with respect to facts, events, acts or omissions occurring at or prior to the Closing). The provisions of this Section 5.9 are intended to be in addition to, and not in substitution for, and shall not impair any other rights to indemnification or contribution that any such Person may have by contract, under the applicable Organizational Documents of the Transferred Companies, under Applicable Law, or otherwise.
(b)    The provisions of this Section 5.9 are intended to be for the benefit of, and enforceable by, each D&O Indemnified Person and such D&O Indemnified Person’s estate, heirs and representatives. Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 5.9 shall not be terminated, modified or amended in any way so as to adversely affect any D&O Indemnified Person without the prior written consent of ALIC Seller.
SECTION 5.10    Non-Solicitation.
(a)    Unless otherwise agreed by ALIC Seller and Buyer in writing, for a period of twelve (12) months following the applicable hire date of a Transferred Employee, without the prior written consent of Buyer, neither ALIC Seller nor any of its Affiliates shall, whether directly or indirectly, solicit for employment, employ, or contract for the services of, such Transferred Employee; provided, that nothing in this Section 5.10(a) shall prohibit ALIC Seller or any of its Affiliates from engaging in general solicitations not directed at such Persons (so long as neither ALIC Seller nor any of its Affiliates employs or contracts for the services of any such Person who responds to such general solicitation) or from soliciting, employing or contracting for the services of any such Person whose employment with or engagement by Buyer or any of its Affiliates (including the Transferred Companies) has been terminated by Buyer or its applicable Affiliate or who has otherwise ceased to be employed or engaged by Buyer or any of its Affiliates (including the Transferred Companies) for a period of at least six (6) months prior to the first contact by a Seller or any of its Affiliates with such Person.
(b)    Unless otherwise agreed by ALIC Seller and Buyer in writing, for a period of twelve (12) months following the Closing Date, without the prior written consent of ALIC Seller, neither Buyer nor any of its Affiliates shall, whether directly or indirectly, solicit for employment, employ or contract for the services of any Person who is employed by ALIC Seller or any of its Affiliates with whom Buyer or its Affiliates came into contact in the consideration, negotiation or consummation of the transactions contemplated by this Agreement or the performance of the Transaction Agreements, other than any Company Employee; provided, that nothing in this Section 5.10(b) shall prohibit Buyer or any of its Affiliates (including the Transferred Companies) from engaging in general solicitations not directed at such Persons (so long as neither Buyer nor any of its Affiliates employs or contracts for the services of any such Person who responds to such general solicitation) or from soliciting, employing or contracting for the services of any such Person whose employment with or engagement by ALIC Seller and its Affiliates has been terminated by ALIC Seller or its applicable Affiliate or who has otherwise ceased to be employed or engaged by ALIC Seller or any of its Affiliates for a period of at least six (6) months prior to the first contact by Buyer or any of its Affiliates with such Person.
SECTION 5.11    Employee Matters.
(a)    Transfer of Employment and of Seller Benefit Plan Liabilities. On or prior to the Closing Date, ALIC Seller shall, and shall cause its applicable Affiliates to, take all actions necessary such that, as of the Closing, the Transferred Companies do not employ any Company Employees and do not sponsor, maintain, contribute to, participate in or have any ongoing Liability under any Seller Benefit Plan. Following the Closing, ALIC Seller and its Affiliates shall retain all Liabilities and obligations (x) under all Seller Benefit Plans, and (y) with respect to any Company Employee who does not become a Transferred Employee, and in the case of each of (x) and (y) whether arising prior to, on or after the Closing.

(b)    Offers of Employment.
(i)    Effective as of the Closing, Buyer shall make offers of employment to the Company Employees whose names are listed on Section 5.11(b)(i)(A) of the Buyer Disclosure Schedule, with each such offer to include (1) the same or better base salary or base wages in effect as of immediately prior to the date of commencement of employment with Buyer (with any car allowance in effect as of immediately prior to the date of commencement of employment with Buyer being treated as additional base salary for purposes of this Section 5.11(b)(i)), (2) incentive compensation opportunities for the balance of the calendar year in which the Closing Date occurs that are no less favorable to such Company Employee than the incentive compensation opportunities as in effect immediately prior to Closing Date, and (3) total compensation and employee benefits that are in the aggregate substantially comparable to the total compensation and employee benefits provided to such Company Employee by ALIC Seller and its Affiliates immediately prior to the Closing Date. Additionally, Buyer shall, prior to the Closing, make offers of employment to the Company Employees whose names are listed on Section 5.11(b)(i)(B) of the Buyer Disclosure Schedule, with each such offer to be effective on the first Business Day immediately following the final determination of the Final Adjustment Amount pursuant to Section 2.5 hereof and providing for (1) the same or better base salary or base wages in effect as of immediately prior to the date of commencement of employment with Buyer, (2) incentive compensation opportunities for the balance of the calendar year in which the Closing Date occurs that are no less favorable to such Company Employee than the incentive compensation opportunities as in effect immediately prior to Closing Date, and (3) total compensation and employee benefits that are in the aggregate substantially comparable to the total compensation and employee benefits provided to such Company Employee by ALIC Seller and its Affiliates immediately prior to the Closing Date.
(ii)    In addition, from time to time after the Closing, Buyer may, in its sole discretion, offer employment to the Company Employees whose names are listed on Section 5.11(b)(ii) of the Buyer Disclosure Schedule as Buyer shall determine, with any such offer to include the terms and conditions set forth in Section 5.11(b)(i); provided, that ALIC Seller shall no longer be required to provide the services provided by any such Company Employee who receives an offer from the Buyer pursuant to this Section 5.11(b)(ii) pursuant to the Transition Services Agreement from and after the date of such offer. Each such Company Employee hired by Buyer under Section 5.11(b)(i) or Section 5.11(b)(ii) of this Section 5.11(b) is referred to herein as a “Transferred Employee” or collectively as “Transferred Employees”.
(iii)    For the period commencing on the Closing Date (or, with respect to any Transferred Employee who is offered employment commencing after the Closing Date, the date on which such Transferred Employee commences employment with the Buyer and its Affiliates) and ending on December 31, 2022, Buyer shall provide, or cause on of its Affiliates) to provide, to each Transferred Employee with compensation and benefits that are no less than the compensation and benefits offered to such Transferred Employee in the offer letter delivered in accordance with Section 5.11(b)(i) or Section 5.11(b)(ii) above. With respect to any Transferred Employee whose employment is terminated during such period either (A) by Buyer or any of its Affiliates (other than for gross misconduct or similar “cause” unrelated to performance), or (B) by such Transferred Employee following a relocation of his or her principal place of business to a location that is more than twenty-five (25) miles from the location of his or her principal place of business immediately prior to the Closing, Buyer shall provide, or cause its Affiliates to provide, a lump sum severance payment to such Transferred Employee which shall not be less than two (2) weeks of base pay for every year of service with ALIC Seller (up to a maximum of fifty-two (52) weeks), Buyer or any of their respective Affiliates (and subject to a customary release of claims).
(iv)    During the period after the Closing in which any Company Employee is providing services under the Transition Services Agreement (excluding any Company Employee whom Buyer has notified ALIC Seller in writing that it will not hire), ALIC Seller shall not increase the compensation of such Company Employee other than a Permitted Compensation Change.
(v)    From and after the hire date of any Transferred Employees, and subject to the terms and conditions of the Transition Services Agreement, Buyer shall bear and be responsible for any Liabilities and obligations arising with respect to the Transferred Employee’s services following the hire date (including for severance pay and termination benefits upon any subsequent termination of employment), and ALIC Seller and its Affiliates (other than the Transferred Companies) shall retain any Liabilities and obligations arising with respect to the Transferred Employee’s services on or prior to the hire date (including for severance pay and termination benefits triggered under any Seller Benefit Plan by reason of the termination of employment of the Transferred Employee occurring on the hire date), except that Buyer shall assume (and indemnify and hold ALIC Seller and its Affiliates harmless from) any and all Liabilities incurred by ALIC Seller or any of its Affiliates resulting from a breach by Buyer of its obligations pursuant to this Section 5.11.
(c)    Credit for Service. On and after the hire date of a Transferred Employee, Buyer shall use commercially reasonable efforts to provide, or to cause an Affiliate to provide, to such Transferred Employee under each employee benefit plan maintained or contributed to by Buyer or any of its Affiliates in which the Transferred Employee commences to participate (collectively, the “Buyer Benefit Plans”) credit for purposes of eligibility to participate, vesting and benefit accrual (including any welfare plan, retirement plan, vacation program or severance program but not for purposes of determining benefit accruals under a defined benefit plan or for post-employment medical or life benefits) for full and partial years of service with ALIC Seller or its Affiliates (including the Transferred Companies) performed at any time prior to the Closing Date; provided, that no such prior service shall be taken into account to the extent it would result in the duplication of benefits. ALIC Seller shall, promptly following a request from Buyer and to the extent such information has not otherwise been provided, provide Buyer with all of the information necessary for Buyer to comply with this Section 5.11(c). ALIC Seller and its Affiliates (other than the Transferred Companies) shall, at their sole expense, cause to be paid out all accrued and unused paid time off to each Transferred Employee in connection with the termination of employment of the Transferred Employee from ALIC Seller and its Affiliates.
(d)    Preexisting Conditions, Exclusions and Waiting Periods; Deductibles. Buyer and its Affiliates (including the Transferred Companies) shall use commercially reasonable efforts to: (i) waive or cause to be waived all limitations as to preexisting conditions, exclusions and waiting periods or required physical examinations with respect to participation and coverage requirements applicable to Transferred Employees and their eligible dependents under any health, medical, disability and life insurance plans of Buyer or its Affiliates (including the Transferred Companies), other than limitations or waiting periods that are already in effect with respect to such Transferred Employees and that have not been satisfied as of the applicable hire dates; (ii) waive or cause to be waived all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Transferred Employees and their eligible dependents under any other Buyer Benefit Plans for which such Transferred Employee shall become eligible pursuant to this Section 5.11; and (iii) provide each Transferred Employee who commences employment with Buyer on or after January 1, 2022 with credit for any co-payments and deductibles paid by such Transferred Employee and his or her respective dependents prior to the applicable hire date and in the same plan year as that in which the applicable hire date occurs for purposes of satisfying any applicable deductible or out-of-pocket requirements under the analogous Buyer Benefit Plan for its plan year in which the hire date occurs.
(e)    Tax-Qualified Plan Matters. The Company shall recommend to the applicable committees that (i) each Transferred Employee who participates in a Seller’s tax-qualified defined contribution plan shall be eligible to receive matching and discretionary profit sharing contributions under such plan with respect to compensation earned for services to the Company and its Affiliates in respect of the portion of the plan year in which the applicable hire date occurs, and (ii) any unvested accrued benefit of a Transferred Employee under any Seller Benefit Plan that is a tax-qualified retirement plan shall be fully vested as of the date of termination of such Transferred Employee.
(f)    Health and Welfare Claims. With respect to each Company Employee (including any beneficiary or the dependent thereof) whenever arising, and with respect to each Transferred Employee as to the period prior to the applicable hire date, ALIC Seller shall retain all liabilities and obligations for any medical, dental, health, accident or disability claim to the extent that such liability or obligation relates to claims incurred (whether or not reported or paid) and Buyer and its Affiliates shall be liable for any such claim incurred on or following the applicable hire date. For purposes of this Section 5.11(f), a claim shall be deemed to be incurred when (i) with respect to medical, dental, health-related benefits, accident and disability (including workmen’s compensation benefits), the medical, dental, health-related, accident or disability services giving rise to such claim are performed and (ii) with respect to life insurance, when the death occurs.
(g)    COBRA. Notwithstanding anything in this Agreement to the contrary, for purposes of health, dental and vision benefits, the Transferred Employees will be offered COBRA continuation coverage by ALIC Seller or its Affiliate and, if elected by the Transferred Employee, shall receive COBRA continuation coverage for the health, dental and/or vision benefits for which they and their eligible dependents were enrolled on the Closing Date (or, with respect to any Transferred Employee who is offered employment commencing after the Closing Date, the date on which such Transferred Employee commences employment with the Buyer and its Affiliates). During the period commencing on the Closing Date (or, with respect to any Transferred Employee who is offered employment commencing after the Closing Date, the date on which such Transferred Employee commences employment with the Buyer and its Affiliates) and ending on December 31, 2021, the monthly premium charged to each applicable Transferred Employee for such COBRA continuation coverage by ALIC Seller or its Affiliate shall be the same as the active employee rate provided to similarly situated active employees of by ALIC Seller or its Affiliates for the same coverage, and ALIC Seller and its Affiliates (other than the Transferred Companies) shall bear and be responsible for the expense of any such subsidy.
(h)    Incentive Compensation. ALIC Seller or its Affiliates shall pay to the Transferred Employees prorated annual incentive bonuses in respect of the portion of the year in which the Closing Date occurs (currently expected to be 2021 (or, with respect to any Transferred Employee who is offered employment commencing after the Closing Date, the date on which such Transferred Employee commences employment with the Buyer and its Affiliates), based on actual performance achieved pursuant to the terms of the applicable Seller Benefit Plans, payable at the same time as annual incentive bonuses are paid to similarly situated employees of ALIC Seller and its Affiliates (which is expected to be in March of the immediately following calendar year). From and after the Closing Date (or, with respect to any Transferred Employee who is offered employment commencing after the Closing Date, the date on which such Transferred Employee commences employment with the Buyer and its Affiliates), Buyer shall be responsible for any and all Liabilities for annual incentive bonuses payable to any Transferred Employee in respect of any period on or following to the Closing Date (or, with respect to any Transferred Employee who is offered employment commencing after the Closing Date, the date on which such Transferred Employee commences employment with the Buyer and its Affiliates) and shall provide incentive compensation opportunities to each Transferred Employee for the balance of such applicable calendar year that meet the standard expressed in Section 5.11(c)(i) and (iii).
(i)    Unvested Equity Awards. To the extent that a Transferred Employee holds one or more equity awards granted by Seller Parent Company that are outstanding and unvested immediately prior to the Closing Date (or, with respect to any Transferred Employee who is offered employment commencing after the Closing Date, the date on which such Transferred Employee commences employment with the Buyer and its Affiliates) and forfeited on account of such Transferred Employee’s termination of employment with Seller and its Affiliates (such equity awards, “Forfeited Seller Equity Awards”), promptly (and, in any event, within five (5) Business Days) following the Closing Date (or, with respect to any Transferred Employee who is offered employment commencing after the Closing Date, the date on which such Transferred Employee commences employment with the Buyer and its Affiliates), Buyer shall, or shall cause one of its Affiliates to, grant to such Transferred Employee (each such Transferred Employee, an “Eligible Employee”) a long-term cash incentive award in an amount equal to the value of such Eligible Employee’s Forfeited Seller Equity Award (a “Replacement LTI Award”). The value of each Forfeited Seller Equity Award shall be the product of (x) the number of shares of Seller Parent Company common stock (“Seller Shares”) subject to such Forfeited Seller Equity Award, and (y) the closing price of Seller Parent Company’s common stock on the Closing Date (or, with respect to any Eligible Employee who is offered employment commencing after the Closing Date, the date on which such Eligible Employee commences employment with the Buyer and its Affiliates) (the “Seller Share Price”). For purposes of each Forfeited Seller Equity Award that is a stock option to acquire Seller Shares, the value of such Forfeited Seller Equity Award will be the greater (A) the Seller Share Price minus the applicable exercise price, and (B) the value of such stock option on the applicable date of grant as determined in accordance with the Binomial Option Pricing Model. Each Replacement LTI Award will (i) vest on the same schedule as the applicable Seller Parent Company equity that it replaces, subject to the applicable Eligible Employee’s continued employment with Buyer or one of its Affiliates through the applicable vesting date, except that any unvested Replacement LTI Award will vest upon a termination of the Eligible Employee’s employment by Buyer or one of its Affiliates without “cause” (as such term is defined for purposes of the applicable Forfeited Seller Equity Award, mutatis mutandis to give effect to the transactions contemplated by this Agreement) on or after the Closing Date (or, with respect to any Transferred Employee who is offered employment commencing after the Closing Date, the date on which such Transferred Employee commences employment with the Buyer and its Affiliates) and (ii) be paid to the applicable Eligible Employee in cash promptly following the applicable vesting date.
(j)    No Modification. The provisions of this Section 5.11 are for the sole benefit of the parties to this Agreement and nothing herein, express or implied, is intended or shall be construed to (i) constitute an amendment to any Employee Benefit Plan or other compensation and benefits plans maintained for or provided to Company Employees or any other Persons prior to or following the Closing Date or (ii) confer upon or give to any Person (including, for the avoidance of doubt, any Company Employee or any current or former employees, directors, or independent contractors of the Company, ALIC Seller or any of their Affiliates, or on or after the Closing, Buyer, the Company or any of their post-Closing Affiliates), other than the parties hereto, any legal or equitable or other rights or remedies with respect to the matters provided for in this Section 5.11 under or by reason of any provision of this Agreement. Nothing contained in this Agreement shall confer upon any Company Employee any right to continued employment with the Company or its Affiliates after the Closing Date, nor shall anything herein interfere with the right of Buyer, the Company or its Affiliates to terminate the employment of any Company Employees or Transferred Employees at any time after the Closing Date.
SECTION 5.12    Shared Contracts. From and after the date hereof, each Seller shall, and shall cause its Affiliates to, and Buyer shall, cooperate in good faith and use their commercially reasonable endeavors to identify each Shared Contract and determine how to allocate the rights and obligations under such Shared Contract so that the Transferred Companies can continue to operate their businesses substantially consistent with past practice; provided, that any reasonable and documented out-of-pocket costs and expenses incurred by the parties in connection with the identification of and determination of a plan with respect to the Shared Contracts shall be borne by Buyer; provided, further, that the costs associated with obtaining third-party consents in connection therewith shall be governed by Section 5.4(f).
SECTION 5.13    Equity Financing.
(a)    Subject to the terms and conditions of this Agreement, Buyer shall use its reasonable best efforts to, take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, consummate and obtain the Equity Financing on terms and conditions no less favorable to Buyer than the terms and conditions described in the Equity Commitment Letter, including using reasonable best efforts to (i) maintain in effect the Equity Commitment Letter, and (ii) diligently and in good faith enforce its rights under the Equity Commitment Letter.
(b)    Buyer shall not have the right to, and hereby agrees not to, amend, replace, supplement or otherwise modify, or consent to or waive any provision or any of its rights under, the Equity Commitment Letter.
(c)    Buyer shall not consent to the termination of the Equity Commitment Letter prior to the earlier of the Closing Date and the termination of this Agreement in accordance with its terms.
(d)    Upon the reasonable request of ALIC Seller, Buyer shall (i) keep ALIC Seller and the Company informed on a reasonably current basis in reasonable detail of all material activity concerning the Equity Financing and (ii) promptly provide ALIC Seller and the

Company with such information (on a reasonable basis and in reasonable detail) available to Buyer as shall be reasonably requested by ALIC Seller and the Company as to the status of the Equity Financing. Without limiting the foregoing, Buyer shall give ALIC Seller and the Company prompt written notice (x) of any breach, default, termination or repudiation by any party to the Equity Commitment Letter of which Buyer becomes aware and (y) of the receipt by Buyer of any notice or other communication from any Equity Investor with respect to any actual or potential material breach, material default, termination or repudiation by such party to the Equity Commitment Letter, of any provisions thereto and of the occurrence of any event or development that Buyer expects to have a material and adverse impact on the ability of Buyer to obtain the timely funding of the Required Amount on the Closing Date.
(e)    Buyer acknowledges and agrees that it is not a condition to the Closing or to any of its other obligations under this Agreement that Buyer obtain financing (including the Equity Financing or the Debt Financing) for, or related to, the transactions contemplated by this Agreement.
SECTION 5.14    Pre-Sale Transactions; Additional Agreements.
(a)    Sellers shall, and shall cause their respective Affiliates to, consummate the Pre-Sale Transactions prior to the Closing.
(b)    Following the date hereof until the Closing Date, the parties shall (i) negotiate in good faith any amendments, supplements or other modifications requested by the Sellers, whether on behalf of themselves, any ALNY Buyer or any other Person, to the Principal Underwriting Agreement in effect between ADLLC and ALNY as may be reasonably requested or appropriate as a result of the transactions contemplated by this Agreement, the ALNY Sale or ALNY Transfer, as applicable, or otherwise as a result of following the consummation of the transactions contemplated hereby ADLLC and ALNY ceasing to be Affiliates; in each case which such consents shall not include the consent of any Person other than Sellers, Buyer, any ALNY Buyer or any of their respective Affiliates; and (ii) to the extent any such amendments, supplements or other modifications are agreed, to effect such amendments, supplements or other modifications by means of an amendment or amendment and restatement of such Principal Underwriting Agreement executed by the applicable parties thereto upon the Closing of the transactions contemplated by this Agreement or, if earlier, any ALNY Sale, in form and substance reasonably satisfactory to each of the Sellers and Buyer (“PUA Amendment”).
(c)    Following the date hereof until the Closing Date, the parties shall (x) negotiate in good faith the terms and provisions of a services agreement (“ADLLC Services Agreement”) between ADLLC and, at Sellers’ option, ALNY Buyer, Sellers’ or any of their respective Affiliates providing for, among other things, the provision of certain services by ADLLC to such counterparty and its Affiliates in connection with ADLLC serving, having served or continuing to serve as the principal underwriter for any such Persons, and (y) enter into such services agreement upon the Closing of the transactions contemplated by this Agreement or, if earlier, any ALNY Sale, in form and substance reasonably satisfactory to each of the Sellers, any ALNY Buyer, if applicable, and Buyer.
(d)    At ALIC Seller’s request, Buyer and ALIC Seller shall negotiate in good faith the terms of an ongoing services agreement to be entered into at Closing pursuant to which the Company will provide to (i) ALNY or its successor or ALIC Seller (for the benefit of ALNY or its successor or any reinsurer thereof) all necessary administrative and other services for the operation of the ALNY business consistent with the types of services provided to or for the benefit of ALNY by the Transferred Companies or the Transferred Employees prior to the Closing (the “ALNY Administrative Services Agreement”) and (ii) in the event of the AAC Retention, AAC or its successor or AAC Seller (for the benefit of AAC or its successor or any reinsurer thereof) all necessary administrative and other services for the operation of the AAC business consistent with the types of services provided to or for the benefit of AAC by the Transferred Companies or the Transferred Employees prior to the Closing (the “AAC Administrative Services Agreement”), providing for a term of at least three (3) years, or such shorter period as ALIC Seller and AAC Seller, as applicable, shall determine. Each of the ALNY Administrative Services Agreement and the AAC Administrative Services Agreement shall be on terms and conditions that are customary for similar transaction, and provide for the provisions of such services at a price equal to the cost of providing such services to the applicable Transferred Companies.
SECTION 5.15    Notification. Prior to the Closing, each party shall promptly notify the other of the occurrence, to the Knowledge of Sellers or to the Knowledge of Buyer, as applicable, of: (a) any event that would reasonably be expected to result in any of the conditions set forth in Article VI not being capable of being fulfilled by the Outside Date; (b) any written notice received by such party from a Governmental Entity seeking to restrain or prohibit the transactions contemplated by this Agreement; or (c) the commencement of any material Action against such party that would adversely affect the ability of such party to consummate the transactions contemplated by the Transaction Agreements. The delivery of any notice pursuant to this Section 5.15 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. A breach of this Section 5.15 shall not be considered for purposes of determining the satisfaction of the conditions set forth in Sections 6.2(b) or 6.3(b), as applicable, give rise to a right of termination or give rise to a right to indemnification under this Agreement if the matter with respect to which notice was required to be provided under this Section 5.15 would not result in the failure of the conditions set forth in Article VI to be fulfilled, the right to terminate this Agreement or the right to obtain indemnification, as the case may be.
SECTION 5.16    Surety Bonds.
(a)    Until (i) with respect to any Transferred Company, the date upon which ALIC Seller’s surety bonds covering the obligations of Allstate Settlement Corporation no longer remain outstanding and (ii) with respect to ALNY, the later of (A) the date upon which ALIC Seller’s surety bonds covering the obligations of Allstate Settlement Corporation no longer remain outstanding and (B) the date upon which Sellers cease to have any obligations to indemnify Buyer pursuant to Section 7.2(a)(v), in each case at the direction of ALIC Seller or any of its Affiliates, Buyer will cause the Transferred Companies to assert any and all of their respective rights and remedies, contractual or otherwise, against any other Transferred Company or ALNY, including with respect to payout annuities and the payment obligations of Allstate Settlement Corporation the risk of default on which are, directly or indirectly, backstopped by or assumed by ALIC Seller under surety bonds issued by ALIC Seller or any of its Affiliates (other than the Transferred Companies or ALNY) or pursuant to any other guarantee or similar arrangement or instrument by and between any Transferred Company, on the one hand, and ALNY, on the other hand, the failure or default under which could reasonably be expected to give rise to a claim for indemnification by Buyer against Sellers pursuant to Section 7.2(a)(v).
(b)    For so long as ALIC Seller’s surety bonds covering the obligations of Allstate Settlement Corporation remain outstanding, following the occurrence and during the continuance of the RBC Ratio of the Company being below (x) an RBC Ratio of 350% at any time from the

Closing Date until the seventh anniversary of the Closing Date, or (y) an RBC Ratio of 325% at any time from the seventh anniversary of the Closing Date thereafter, Buyer shall cause the Company not to, and the Company shall not, (i) declare, issue or pay any dividends or distributions or redeem, purchase, repurchase, acquire or make a liquidation payment on any of the Company’s capital stock or the capital stock of its Subsidiaries, (ii) make any payment of principal of or interest or premium, if any, on, or repay, repurchase or redeem, or assign to any Affiliates any surplus notes or debt securities of the Company unless required pursuant to the terms of such indebtedness outstanding as of the Closing Date, or (iii) make any guarantee payments on any guarantee by the Company of the debt securities of any of its Subsidiaries unless required pursuant to the terms of such guarantee outstanding as of the Closing Date, other than, in the case of each of clauses (i), (ii) and (iii) above, in connection with the Pre-Closing Dividend and, solely in the case of a Subsidiary of the Company, any declaration of dividends or distributions on the capital stock of such Subsidiary to the Company. Buyer shall cause any Person or “group” of Persons acquiring control of, or majority equity ownership or voting rights in, whether by contract, ownership of equity or otherwise, the Company to agree, in a written agreement to which ALIC Seller is a party, to cause the Company to adhere to the requirements of this Section 5.16(a) and to agree to apply this provision to any subsequent acquirer. For the avoidance of doubt, for so long as (i) with respect to any Transferred Company, the date upon which ALIC Seller’s surety bonds covering the obligations of any Transferred Company no longer remain outstanding and (ii) with respect to ALNY, the later of (A) the date upon which ALIC Seller’s surety bonds covering the obligations of any Transferred Company no longer remain outstanding and (B) the date upon which Sellers cease to have any obligations to indemnify Buyer pursuant to Section 7.2(a)(v), in each case at the direction of ALIC Seller or any of its Affiliates, Buyer will cause the Transferred Companies to administer, service, and make payments with respect to payout annuities owned by a Transferred Company no less favorably than they administer, service and make payments with respect to any of their other annuity contracts.
(c)    For so long as ALIC Seller’s surety bonds covering the obligations of Allstate Settlement Corporation remain outstanding, Buyer shall provide to ALIC Seller copies of the (i) annual and quarterly financial statements of Antelope Holdings, LP and of Buyer provided to any of their respective lenders, including any lenders under the Debt Financing, reasonably promptly after the provision to such lenders, (ii) audited annual statutory financial statements of the Company, (iii) unaudited interim statutory financial statements of the Company on a quarterly basis, in each case of clauses (ii) and (iii) above, reasonably promptly after filing such statutory statements with the applicable Insurance Regulator, (iv) any actuarial opinions/certifications and supporting memoranda and exhibits or similar regulatory filings made by the Company and filed with any applicable Insurance Regulator and (v) quarterly financial statements of Affiliate reinsurers reasonably promptly after filing such financial statements with the applicable Insurance Regulator. If the Company reinsures any portion of the Company Business, Buyer shall use its commercially reasonable efforts to cause such reinsurer to provide to ALIC Seller copies of the foregoing financial information, and Buyer shall provide to ALIC Seller copies of the foregoing financial information of such reinsurer that Buyer receives reasonably promptly after such receipt.
(d)    For so long as ALIC Seller’s surety bonds covering the obligations of Allstate Settlement Corporation remain outstanding, Buyer shall cause the Company not to, and the Company shall not, cede or retrocede to one or more Affiliates of the Company, other than

Subsidiaries of the Company in respect of non-economic reserve financing transactions, in any one or more such transactions more than 70% of the aggregate risk and liabilities under Insurance Contracts issued by the Company, as measured by Company’s statutory reserves in connection therewith in the aggregate at any such time, where such statutory reserves are determined without regard to cessions or retrocessions by the Company to reinsurers that are Affiliates of the Company and net of all cessions or retrocessions by the Company to reinsurers that are not Affiliates of the Company.  Buyer shall cause any Person or “group” of Persons acquiring control of, or majority equity ownership or voting rights in, whether by contract, ownership of equity or otherwise, the Company to agree, in a written agreement to which ALIC Seller is a party, to cause the Company to adhere to the requirements of this Section 5.16(d) and to agree to apply this provision to any subsequent acquirer.
SECTION 5.17    Specified Provisions.
(a)    Prior to the Closing, ALIC Seller will cause Allstate Settlement Corporation, Allstate International Assignments, Ltd. and Allstate Assignment Company (the “Settlement Companies”) to amend its charter with the form of amendment included as Exhibit I.
(b)    After the Closing and for so long as ALIC Seller’s surety bonds covering the obligation of Allstate Settlement Corporation remain outstanding, or any guarantee or similar arrangement by ALIC Seller or any of its Affiliates covering the obligations of the Settlement Companies or the payout annuity obligations of the Company or ALNY in respect thereof remain outstanding, Buyer will not, and will cause each Settlement Company not to, take any of the following actions in the provisions set forth below (the “Specified Provisions”) with respect to such Settlement Company absent ALIC Seller’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed:
(i)    enter into, or permit any of such Settlement Company’s assets to be subject to, any contract, understanding or agreement, other than the PA Business Contracts, this Agreement and any tax sharing agreement of any consolidated, combined, affiliated, unitary or similar Tax group of which such Settlement Company is a member;
(ii)    amend the charter in a manner that would change, amend, supersede, be inconsistent with or impact the effectiveness of, any of the Specified Provisions in such Settlement Company’s charter;
(iii)    amend, restate, modify, supplement, terminate, hypothecate, subordinate, discharge or otherwise alter or waive, or consent to any amendment, restatement, modification, supplementation, assignment, termination, hypothecation, subordination, dischargement or other alteration or waiver of any obligations of third parties under, or enter into any agreement inconsistent with, such Settlement Company’s organizational documents (other than to change the name of such Settlement Company as contemplated by this Agreement) or the PA Business Contracts; in the event any such organizational document or PA Business Contract is so amended, restated, modified, supplemented, terminated, altered or waived (which, for purposes of certainty, must in all cases be effected in accordance with this Section 5.17(b)(iii)), such Settlement Company shall furnish ALIC Seller with a fully-executed original or copy of such document as so amended, restated, modified, supplemented, terminated, altered or waived, as the case may be promptly following its execution;

(iv)    assign any of such Settlement Company’s rights, or delegate any of its obligations, under any of the PA Business Contracts; any purported assignment without the consent of ALIC Seller shall be void ab initio;
(v)    directly or indirectly sell, transfer or otherwise dispose of such Settlement Company to any other Person in any transaction or series of transactions, or enter into any other transactions or series of transactions, if the result would be that such Settlement Company would no longer be a direct or indirect wholly owned Subsidiary of Buyer or any successor thereto;
(vi)    issue or sell securities of such Settlement Company to any Person, other than to a wholly owned direct or indirect Subsidiary of Buyer or any successor thereto;
(vii)    merge or combine such Settlement Company with or into any Person; or
(viii)    amend, restate, modify, supplement, terminate, hypothecate, subordinate, discharge or otherwise alter or waive, or consent to any amendment, restatement, modification, supplementation, assignment, termination, hypothecation, subordination, dischargement or other alteration or waiver of any trail commissions related to the ceded business.
(c)    After the Closing and for so long as ALIC Seller’s surety bonds covering the obligations of Allstate Settlement Corporation remain outstanding, or any guarantee or similar arrangement by ALIC Seller or any of its Affiliates covering the obligations of the Settlement Companies or the payout annuity obligations of the Company or ALNY in respect thereof remain outstanding, Buyer will not, with respect to each Settlement Company:
(i)    conduct any business other than the performance of its obligations under its organization documents and the PA Business Contracts;
(ii)    hire or engage any employees or independent contractors;
(iii)    create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by such Settlement Company, or assign or sell any income or revenues (including accounts receivable) or rights in respect thereof;
(iv)    incur or guarantee any indebtedness for borrowed money;
(v)    offer, sell, contract to sell or otherwise dispose of any securities issued by such Settlement Company (other than the transfer of the outstanding shares of capital stock or membership or other equity interests of such Settlement Company as contemplated in this Agreement); or
(vi)    form or acquire, or cause to be formed or acquired, any Subsidiary of such Settlement Company.
(d)    For so long as ALIC Seller’s surety bonds covering the obligation of Allstate Settlement Corporation remain outstanding, or any guarantee or similar arrangement by ALIC Seller or any of its Affiliates covering the obligations of the Settlement Companies or the payout annuity obligations of the Company or ALNY in respect thereof remain outstanding, at the direction of ALIC Seller or any of its Affiliates, Buyer and any person owning, controlling or having majority voting rights in such Settlement Company will cause such Settlement Company to assert any and all of their respective rights and remedies, contractual or otherwise, against the Company, ALNY or ALIC Re with respect to payout annuities the risk of default on which are backstopped by or assumed by ALIC Seller under surety bonds or such other guarantee or similar arrangement issued by ALIC Seller or any of its Affiliates (other than the Transferred Companies). Buyer shall cause any Person acquiring control of, whether by contract, ownership of equity or otherwise, any Settlement Company to agree, in a written agreement to which ALIC Seller is a party, to cause such Settlement Company to assert any such rights or remedies at the direction of ALIC Seller or any of its Affiliates and to agree to apply this provision to any subsequent acquirer. For the avoidance of doubt, for so long as ALIC Seller’s surety bonds covering the obligation of Allstate Settlement Corporation remain outstanding, or any guarantee or similar arrangement by ALIC Seller or any of its Affiliates covering the obligations of the Settlement Companies or the payout annuity obligations of the Company or ALNY in respect thereof remain outstanding, Buyer will cause each Settlement Company to administer, service, and make payments with respect to payout annuities owned by such Settlement Company no less favorably than they administer, service and make payments with respect to any of their other annuity contracts.
(e)    For so long as ALIC Seller’s surety bonds covering the obligation of Allstate Settlement Corporation remain outstanding, or any guarantee or similar arrangement by ALIC Seller or any of its Affiliates covering the obligations of the Settlement Companies or the payout annuity obligations of the Company or ALNY in respect thereof remain outstanding, Buyer will certify to ALIC Seller in writing annually to its compliance with the covenants contained in this Section 5.17.
SECTION 5.18    Trail Commissions. From and after the Closing Date, Buyer agrees to, and to cause its Subsidiaries and Affiliates to, maintain all policies and provisions relating to renewal, trail or similar commissions in respect of any Insurance Contract issued on or prior to the Closing Date as in effect as of Closing and marketed, distributed or sold by and through the proprietary distribution channel of ALIC Seller or its Affiliates, and not to make any amendments, modifications, changes or other adjustments to such renewal, trail or similar commissions, or the terms and conditions thereof, without the prior written consent of ALIC Seller (including as to the identity of the agent of record in respect of such Insurance Contract).
SECTION 5.19    Release of Guarantees. Prior to the Closing, ALIC Seller and Buyer shall cooperate and shall use their respective reasonable best efforts to, effective as of the Closing, terminate or cause to be terminated, or cause Buyer or an Affiliate of Buyer to be substituted in all respects for ALIC Seller and any of its Affiliates (other than the Transferred Companies) (collectively, the “Guarantee Released Parties”) in respect of all liabilities and obligations of the Guarantee Released Parties under any guarantee of or relating to liabilities or obligations (including under any Material Contract, Contract or letter of credit) of the Transferred Companies listed in Section 5.19 of the Seller Disclosure Schedule (“Guarantees”). In the case of the failure to do so by the Closing, then, ALIC Seller and Buyer shall continue to cooperate and use their respective reasonable best efforts as described in the preceding sentence, and Buyer shall (i) indemnify the Guarantee Released Parties for any and all liabilities or obligations (including any payments, reimbursements or expenses) arising from such Guarantees and (ii) not permit any of the Transferred Companies or their respective Affiliates to (A) renew or extend the term of or (B) increase its obligations under, or transfer to another third party, any Material Contract, Contract or letter of credit or other Liability or obligation for which any Guarantee Released Party is or would reasonably be likely to be liable under such Guarantee. To the extent that any Guarantee Released Party has performance obligations under any such Guarantee, Buyer shall use its reasonable best efforts to (i) fully perform or cause to be fully performed such obligations on behalf of such Guarantee Released Party or (ii) otherwise take such action as reasonably requested by ALIC Seller so as to place such Guarantee Released Party in the same position as if Buyer, and not such Guarantee Released Party, had performed or were performing such obligation. At Closing, Buyer shall assume Seller Parent Company’s obligations under the Putnam JV Agreement. Notwithstanding anything herein to the contrary, if Buyer and ALIC Seller are not able, by the Closing, to secure the release or replacement of ALIC Seller or any of its Affiliates under the Guarantees, in each case in a manner reasonably satisfactory to ALIC Seller and Buyer, Buyer and ALIC Seller hereby agree that, at the Closing, the parties shall enter into an Indemnification and Hold Harmless Agreement, in a form to be reasonably agreed by Buyer and ALIC Seller (the “Indemnification and Hold Harmless Agreement”). In addition, prior to the Closing, ALIC Seller shall, effective as of the Closing, (x) cause all Liens, liabilities and obligations of the Transferred Companies under any guarantee of or relating to liabilities or obligations (including under any indebtedness) of Sellers and their respective Affiliates (other than the Transferred Companies and ALNY), other than Liens related to assets in trust for the benefit of ceding companies under reinsurance agreements, to be released, terminated or canceled without any further liability to, or obligation of, the Transferred Companies following the Closing and (y) deliver to Buyer evidence of the release, termination or cancellation of any such Lien or guarantee in a form reasonably satisfactory to Buyer.
SECTION 5.20    Asset Portfolio Management.
(a)    Section 5.20(a)(i) of the Seller Disclosure Schedule sets forth a list as of the date hereof of all Investment Assets of the Company intended to be transferred out of the Company in connection with the Pre-Sale Transactions or the ALNY Sale or ALNY Transfer, as applicable (the “Excluded Investment Assets”); and to the extent Sellers and the Company do not receive any requisite third party consent to effect such transfers of the Excluded Investment Assets, Sellers and the Company shall, at the Closing, transfer out of the Company performance-based assets, as determined by mutual agreement of the Sellers, the Company and Buyer following reasonable consultation in good faith, having, in the aggregate, the same value and substantially similar financial and other characteristics, taking into consideration factors such as investment thesis, anticipated investment horizon and outstanding committed but uncalled capital requirements, as the Excluded Investment Assets that are non-transferable as a result of such failure to receive requisite third party consents and, for all purposes hereunder, as of and following the Closing (i) such transferred Investment Assets shall be deemed “Excluded Investment Assets” for all purposes hereunder, and (ii) such Investment Assets that are non-transferable as a result of such failure to receive requisite third party consents and are not transferred shall cease to be “Excluded Investment Assets” for all purposes hereunder. Notwithstanding anything herein to the contrary, to the extent Sellers and the Company do not receive any third party consent required upon a change of control of the Company in respect of the performance-based Investment Assets of the Company to remain with the Company as part of the transactions contemplated hereby, but Sellers and the Company would receive any required third party consent to transfer such performance-based Investment Assets to either Seller or an Affiliate thereof that is not a Transferred Company, Sellers and the Company shall, at the Closing, transfer out of the Company such performance-based Investment Assets and have the Company retain Excluded Investment Assets or, if not reasonably practicable, transfer to the Company such performance-based assets of the Sellers or any Affiliates of the Sellers that are not Transferred Companies, in each case as determined by mutual agreement of the Sellers, the Company and Buyer following reasonable consultation in good faith, that have, in the aggregate, the same value and substantially similar financial and other characteristics, taking into consideration factors such as investment thesis, anticipated investment horizon and outstanding committed but uncalled capital requirements, as the such performance-based Investment Assets to be transferred out of the Company, which such performance-based assets that would otherwise be Excluded Investment Assets but are to be retained by the Company ceasing to be “Excluded Investment Assets” for all purposes hereunder and such performance-based Investment Assets to be transferred out of the Company being deemed “Excluded Investment Assets” for all purposes hereunder, in each case as of and following the Closing.
(b)    Other than with respect to the Excluded Investment Assets, between the date of this Agreement and the Closing Date, Sellers shall cause the Transferred Companies to only take any action with respect to the portfolio of Investment Assets of the Transferred Companies that is (i) reasonably intended in good faith to avoid asset downgrades or impairments or other negative impacts on the portfolio or the Investment Assets, that are, to the extent reasonably practicable, made after prior consultation with Buyer, or (ii) otherwise in the ordinary course of business consistent with past practice for purposes of portfolio management, managing liquidity needs, asset-liability management and managing cash flow requirements; provided that, in any case, without the prior written consent of Buyer, Sellers shall not, and shall cause the Transferred Companies not to, initiate any new or special actions or programs in respect of the Investment Assets the purpose of which is to realize unrealized gains in the portfolio of Investment Assets.
SECTION 5.21    Exclusivity. From and after the date of this Agreement, Sellers shall not, and shall cause their respective Affiliates and their and their respective Affiliates’ respective Representatives not to, directly or indirectly, (i) solicit, initiate, encourage or facilitate any inquiry, indication of interest, proposal or offer from any Person other than Buyer or its Representatives (an “Alternate Bidder”) relating to or in connection with a proposal or offer for a merger, consolidation, amalgamation, bulk reinsurance, business combination, sale or transfer of properties or assets or sale of any Shares, or similar transaction involving the Transferred Companies or any part of the Company Business, whenever conducted in any case other than in respect of ALNY (in each case, other than in connection with the acquisition, disposition or custody of Investment Assets in the ordinary course of business, an “Acquisition Proposal”), (ii) participate in or attend any discussions or negotiations or enter into any agreement, arrangement or understanding, whether or not legally binding, with, or provide or confirm any information to, any Alternate Bidder relating to or in connection with any Acquisition Proposal by such Alternate Bidder or (iii) accept any proposal or offer from any Alternate Bidder relating to a possible Acquisition Proposal or otherwise commit to, or enter into or consummate any transaction contemplated by any Acquisition Proposal with any Alternate Bidder, in each case other than in respect of ALNY or the matters addressed in the Pre-Sale Transactions. In the event that either Seller or any of its Affiliates or any of its or its Affiliates’ respective Representatives receives an Acquisition Proposal, such Seller shall promptly notify Buyer of such proposal and provide a summary of the terms and conditions thereof.
SECTION 5.22    VA Business; LBL Business. From and after the Closing Date:
(a)    Buyer shall cause each Transferred Company to perform and comply in all respects with each of their respective covenants and obligations under the Prudential Agreements that are to be performed or complied with after the Closing hereunder. Without limiting the foregoing, until June 1, 2021, Buyer shall not, and shall cause each Transferred Company not to, directly or indirectly, enter into any plan, program, scheme or course of action to market, endorse, encourage, suggest, institute, promote, or target, through mass mailings, sales campaigns or programs, promotions, sales incentives or by any other concerted means, any full or partial surrender, exchange, replacement or termination with respect to any Variable Annuity Contract (as defined in the Selling Agreement) to which such Transferred Company is a party.
(b)    Buyer shall, upon the request and at the direction of ALIC Seller, cause the Company to enforce the rights of the Company pursuant to Section 5.13 of the LBL Transaction Agreement and to enforce the corresponding rights of the Company against Kuvare or any other Person to which such rights directly or indirectly apply pursuant to the assumption or creation of corresponding or related obligations, if any, by Kuvare or any of its Affiliates in connection with its acquisition of LBL.
(c)    Buyer shall cause the Company to perform and comply in all respects with the Company’s covenants and obligations under the LBL Agent Servicing Agreement that are to be performed or complied with after the Closing hereunder and, upon the request and at the direction of ALIC Seller, shall cause the Company to enforce the rights of the Company pursuant to the LBL Agent Servicing Agreement.
(d)    Buyer shall cause the Company to perform and comply in all respects with the Company’s covenants and obligations under the LBL Administrative Services Agreement relating to the calculation, processing and payment of all commissions to Exclusive Producers that are to be performed or complied with after the Closing hereunder and, upon the request and at the direction of ALIC Seller, shall cause the Company to enforce the rights of the Company in respect of such calculation, processing and payment of such commissions pursuant to the LBL Administrative Services Agreement.  Buyer shall not, and shall cause the Company not to, amend, waive or terminate the LBL Agent Servicing Agreement or the LBL Administrative Services Agreement relating to the calculation, processing or payment of commissions to Exclusive Producers without the prior written consent of ALIC Seller.
SECTION 5.23    Specified Agreements. From and after the Closing Date, under this Agreement and the agreement(s) set forth on Section 7.2(b) of the Seller Disclosure Schedule, Buyer shall not, and shall cause the Transferred Companies not to, take or fail to take any actions that would reasonably be expected to result in ALIC Seller or any of its Affiliates being in breach of or in default under any such agreement, including refusing or otherwise failing to take any action requested by any counterparty under any such agreements to the extent the right to make and have granted such requests is expressly provided for in such agreements. Buyer hereby acknowledges and agrees that ALIC Seller has made available to Buyer copies of each agreement set forth on Section 7.2(b) of the Seller Disclosure Schedule.
SECTION 5.24    Seller Cooperation with Debt Financing.
(a)    Prior to the Closing, Sellers shall, and shall cause the Company and its Affiliates to, use their respective reasonable best efforts to provide or cause to be provided, and to cause their respective Representatives to provide or cause to be provided, to Buyer, all customary cooperation reasonably requested by Buyer in connection with the arrangement of the Debt Financing (which cooperation, in any event, shall be no more onerous in any material respect to Sellers and their respective Affiliates, or any of their respective Representatives, than what would have been required pursuant to the Debt Financing as contemplated under the Debt Commitment Letter in effect on the date hereof), including (i) promptly following request therefor, furnishing to Buyer and the Debt Financing Sources the Required Information, (ii) furnishing Buyer and the Debt Financing Sources at least four (4) Business Days prior to the Closing Date, with all documentation and other information that any Debt Financing Source has reasonably requested in writing at least nine (9) days prior to the Closing Date and that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and 31 C.F.R. § 1010.230 and (iii) using reasonable best efforts to cooperate with Buyer to satisfy the conditions precedent to the Debt Financing set forth in the Debt Commitment Letter in effect on the date hereof to the extent within the control of Sellers, the Company or any of their respective Affiliates; provided, however, that (w) none of Sellers, the Company or any of the respective Affiliates shall be required hereunder to take any action, including the delivery of or access to any information, that (A) either Seller or the Company reasonably believes would result in a violation or breach of this Agreement, any Transaction Agreement, any organizational document or contractual obligation or any applicable Law or order, or the loss of any legal or other privilege, (B) in the good faith determination of either Seller or the Company, would unreasonably interfere with the conduct of the business of AAC, the Company or its Subsidiaries or create an unreasonable risk of damage or destruction to any property, assets or business assets of AAC, the Company or its Subsidiaries or (C) would or would reasonably be expected to cause any representation, warranty, covenant or other obligation in this Agreement to be breached or any condition set forth in Section 6.1 or Section 6.2 to fail to be satisfied; (x) none of Sellers, the Company or any of their respective Affiliates or any persons who are directors, managers or officers of any of the foregoing shall be required to pass resolutions or consents to approve or authorize the execution of the Debt Financing or execute or deliver any certificate, document, instrument or agreement that is (A) effective prior to the Closing, (B) would result in personal liability of any director, manager or officer of either Seller, the Company or any of their respective Affiliates or (C) in the case of directors, managers or officers of either Seller, the Company or any of their respective Affiliates, take any corporate action with respect to the Debt Financing unless, solely in the case of directors, managers or officers of AAC, the Company and the Company’s Subsidiaries, such persons will continue as directors, managers or officers, as applicable, following the Closing, (y) no obligation of Sellers, the Company or any of their respective Affiliates under any such agreement, certificate, document or instrument shall be effective until the Closing, and (z) none of Sellers, the Company or any of their respective Affiliates (including, prior to the Closing, AAC, the Company or the Company’s Subsidiaries) will be required to pay any commitment or other fee, cost or expense, give any indemnities or incur any cost, expense or other liability in connection with the Debt Financing that is not subject to reimbursement pursuant hereto.
(b)    Buyer shall (i) indemnify and hold harmless Sellers and their respective Affiliates and their and their respective Affiliates respective Representatives from and against any and all liabilities suffered or incurred by them in connection with the arrangement of the Debt Financing (including any action taken in accordance with Section 5.24(a)) and any information utilized in connection therewith and (ii) promptly upon request by either Seller, reimburse such Seller and its Affiliates for all reasonable out-of-pocket costs incurred by them in connection with this Section 5.24; provided, however, no indemnity or reimbursement shall be provided for costs and expenses suffered or incurred as a result of any such indemnitee’s, or such indemnitee’s respective Representative’s, gross negligence, bad faith, willful misconduct or material breach of this Agreement.
(c)    All non-public information regarding either Seller, the Company, AAC and their respective Affiliates (including the Company’s Subsidiaries) provided to Buyer, its Affiliates, its potential lenders and investors or its Representatives pursuant to Section 5.24(a) shall be kept confidential by them in accordance with the Confidentiality Agreement or confidentiality provisions comparable to those set forth in the Confidentiality Agreement; provided that Buyer and the Debt Financing Sources may disclose such information to potential lenders and investors in connection with the syndication or placement of the Debt Financing; provided that each of the foregoing are informed by Buyer that such information is being disclosed on a confidential basis and have agreed to maintain such confidentiality and to limited use of such information, in each case, consistent with the terms of the Confidentiality Agreement.
(d)    Without limiting the Sellers or any other Persons obligations under any other provision of this Agreement, the Sellers, AAC, the Company and its Subsidiaries shall not have any liability to Buyer in respect of any financial information or data or other information provided pursuant to this Section 5.24, including any Required Information, except with respect to bad faith, gross negligence, fraud or willful misconduct; provided that nothing in this Section 5.24(d) shall limit the obligations of the Sellers pursuant to Section 7.2(a)(i) hereunder.
(e)    Notwithstanding anything to the contrary herein, it is understood and agreed that the condition set forth in Section 6.2(b), as applied to Sellers’ and their Affiliates’ and Representatives’ obligations under this Section 5.24, shall be deemed to be satisfied unless Sellers’ breach of its obligations under this Section 5.24 is the proximate cause of the Debt Financing not having been obtained.
SECTION 5.25    Separation and Migration.
(a)    As promptly as reasonably practicable following the date hereof, Sellers and Buyer shall each appoint such representatives as each of them deems appropriate to a committee (the “Transition Committee”) tasked with: (i) developing a Separation and Migration Plan (the “Plan”) for both the separation of the data of the Company Business from that of Sellers and their respective Affiliates (other than the Transferred Companies) (the “Separation”) and the transportation, migration and integration (the “Migration”) of such data and the Sellers-provided transition services specified by the Transition Services Agreement (the “Transition Services”) from Sellers to a third-party administrator engaged by Buyer (the “TPA”), (ii) overseeing the provision and receipt of the interim services in accordance with the Interim Services Agreement and the Transition Services in accordance with the Transition Services Agreement, (iii) overseeing the development of and agreeing on the relevant and appropriate breakdown of services fees with respect to such transition services, agreeing on levels of services to be provided, and addressing issues related to service levels provided and any disputes that may arise, pursuant to the Interim Services Agreement and the Transition Services Agreement, (iv) as part of the Migration, developing a plan to transfer to the TPA knowledge with respect to the Company Business to enable the TPA to provide services to the Transferred Companies following the expiration or termination of the Transition Services Agreement (the “Knowledge Transfer Plan”) and overseeing the implementation of the Knowledge Transfer Plan and (v) overseeing the orderly migration of the Sellers-provided Transition Services to the TPA in accordance with principles to be reasonably agreed between Sellers and Buyer and the Plan; provided that no party shall be required to take any actions or steps that it reasonably believes would conflict with Applicable Law, including the HSR Act.
(b)    Each member of the Transition Committee shall be subject to confidentiality and other restrictions necessary or appropriate to ensure compliance with Applicable Law. The Transition Committee shall use reasonable best efforts to meet regularly during the term of this Agreement and during the term of the Transition Services Agreement.
(c)    The Plan and the Knowledge Transfer Plan shall be developed and administered with the goal of minimizing both the costs of the Separation and Migration, and the disruption to Sellers’ and their respective Affiliates’ business and the Company Business. Buyer and Sellers shall allocate sufficient personnel and other resources, reasonably cooperate, and negotiate in good faith to permit the Transition Committee to carry out its responsibilities as set out in this Section 5.25. For the avoidance of doubt, Sellers shall not be required to implement any actions in connection with Separation and Migration within sixty (60) days of the date hereof that it would not have implemented if this Agreement had not been executed.
(d)    Each of Buyer and each Seller shall bear its own costs in providing its personnel and other resources to the Transition Committee. Except as otherwise provided in the Interim Services Agreement or the Transition Services Agreement, Sellers shall bear their and their respective Affiliates’, and shall reimburse Buyer and its Affiliates for, costs and expenses incurred in connection with the Separation, and Buyer shall bear its and its Affiliates’, and shall reimburse Sellers and their Affiliates for, costs and expenses incurred in connection with the Migration. Notwithstanding the foregoing or anything in this Agreement to the contrary, any out-of-pocket third-party costs incurred by Sellers prior to the Closing in connection with the Separation and approved in advance by the Transition Committee shall be borne by Buyer.
SECTION 5.26    Pre-Closing Dividends. From time to time between the date of this Agreement and the Closing Date, ALIC Seller shall use reasonable best efforts to cause the Company to declare and pay ordinary cash dividends in such amounts as are equal to ALIC Seller’s good faith estimate at such time of the excess of the Company’s statutory capital and surplus as expected at Closing over the Reference Statutory Value; it being understood and agreed that nothing in this Section 5.26 shall require ALIC Seller to use efforts, or to cause or require the Company to, declare or pay any dividend that is contrary to Applicable Law, is reasonably determined by the members Board of Directors of ALIC Seller to be inconsistent with their fiduciary duties under Applicable Law, not permitted under applicable accounting practices or is otherwise reasonably determined by ALIC Seller or the Company, as applicable, to have a material and adverse effect on ALIC Seller, the Company, the Company Business or the likelihood of the transactions contemplated by this Agreement being consummated in a timely manner.
SECTION 5.27    Stop Loss Agreement. Sellers shall use reasonable best efforts to effect an ALNY Sale or an ALNY Transfer, as applicable, and a “Stop Loss Agreement Event” as contemplated by, and on the terms and in the manner set forth on, Schedule IV hereto in respect of the Stop Loss Agreement prior to the Closing, subject to all applicable consents, approvals or authorizations of any Governmental Entity with respect to the ALNY Sale or ALNY Transfer, as applicable, and such Stop Loss Agreement Event having been obtained without imposition of a Burdensome Condition and the other provisions of this Agreement.

Notwithstanding anything to the contrary herein, no Investment Assets held in trust to secure the Company’s obligations under the Stop Loss Agreement shall be transferred by the Company at or prior to Closing in connection with any Stop Loss Agreement Event.
SECTION 5.28    AAC Retention. Notwithstanding anything herein to the contrary, each of the parties hereby agrees that if an ALNY Transfer and not an ALNY Sale is to be consummated prior to the Closing then (i) AAC Seller shall not sell or otherwise transfer the AAC Shares to Buyer or any of its affiliates under this Agreement and it AAC shall not constitute a “Transferred Company” for any purpose of the Agreement, (ii) the ALIC Seller Percentage shall be deemed to be 100% for all purposes of the Agreement and the AAC Seller Percentage shall be deemed to be 0% for all purposes of the Agreement, and (iii) at or prior to the Closing, AAC and the Company shall amend and restate the reinsurance agreements entered into by AAC and the Company prior to the date hereof to conform to the form of the Amended and Restated AHL/ALIC Reinsurance Agreement, with such changes therein that are usual and customary for the separate account business ceded thereunder (the “Amended and Restated AAC/ALIC Co/ModCo Agreement”) (collectively, the “AAC Retention”).   Each of the parties hereby agrees that if an ALNY Transfer and not an ALNY Sale is to be consummated prior to the Closing (x) each such party shall take any action reasonably requested by the other parties to effect the AAC Retention, including entering into an amendment to this Agreement amending or amending and restating the relevant provisions of this Agreement to conform to the foregoing requirements of the AAC Retention and (y) clause (iii) of the definition of the AAC Retention shall be consummated prior to the Closing.
ARTICLE VI
CONDITIONS PRECEDENT
SECTION 6.1        Conditions to Each Party’s Obligations. The obligations of Buyer and Sellers to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver in writing at or prior to the Closing of the following conditions:
(a)    Approvals. The waiting period (and any extension thereof) applicable to the transactions contemplated hereby under the HSR Act shall have been terminated or shall have otherwise expired without the imposition of a Burdensome Condition with respect to the party seeking to invoke this condition. All other consents, approvals or authorizations of, declarations or filings with or notices to any Governmental Entity in connection with the transactions contemplated hereby set forth on Section 6.1(a) of the Seller Disclosure Schedule or Section 6.1(a) of the Buyer Disclosure Schedule, shall have been obtained or made and shall be in full force and effect and all waiting periods required by Applicable Law shall have expired or been terminated, in each case without the imposition of a Burdensome Condition with respect to the party seeking to invoke this condition.
(b)    No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction and no statute, rule or regulation of any Governmental Entity preventing the consummation of the purchase and sale of the Shares or any other material transaction contemplated by the Transaction Agreements, including the Pre-Sale Transactions, shall be in effect; provided, that the party invoking this condition shall have used all reasonable best efforts, subject to the terms of Section 5.4 and other than as would impose a Burdensome Condition, to have any such order or injunction vacated.

(c)    Pre-Sale Transactions. The Pre-Sale Transactions shall have been consummated prior to the Closing substantially in accordance with Schedule I and the terms of the Reinsurance and Restructuring Agreements, where applicable.
SECTION 6.2        Conditions to Obligations of Buyer . The obligations of Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver by Buyer in writing at or prior to the Closing of the following additional conditions:
(a)    Representations and Warranties. Other than the Seller Fundamental Representations, the representations and warranties of Sellers set forth in this Agreement (without giving effect to any limitation or qualification set forth therein as to materiality or Material Adverse Effect, other than as set forth in the first sentence of Section 3.8) shall be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty is made only as of an earlier date, in which event such representation and warranty shall have been true and correct as of such date), except where the failure of all such representations and warranties to be so true and correct has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Seller Fundamental Representations shall be true and correct in all respects other than to a de minimis extent on and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty is made only as of an earlier date, in which event such representation and warranty shall have been true and correct in all respects as of such date).
(b)    Performance of Obligations of Sellers. Each Seller shall have performed and complied in all material respects with all agreements, obligations and covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date.
(c)    Closing Deliveries. Sellers shall have delivered or caused to be delivered to Buyer each of the documents required to be delivered pursuant to Section 2.3(a).
(d)    No Material Adverse Effect. Since the date of this Agreement, there shall have been no Material Adverse Effect.
(e)    ALNY Sale or ALNY Transfer. (i) The ALNY Sale or the ALNY Transfer shall have been consummated prior to the Closing, (ii) solely in the event of the consummation of the ALNY Sale, the ALNY Sale shall have been consummated in accordance with the ALNY Sale Agreement, and (iii) a Stop Loss Agreement Event shall have been consummated in a manner reasonably satisfactory to Buyer.
SECTION 6.3        Conditions to Obligations of Sellers. The obligations of each Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver by such Seller in writing at or prior to the Closing of the following additional conditions:
(a)    Representations and Warranties. Other than the Buyer Fundamental Representations, the representations and warranties of Buyer set forth in this Agreement (without giving effect to any limitation or qualification set forth therein as to materiality or Buyer Material Adverse Effect) shall be true and correct in all respects at and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty is made only as of an earlier date, in which event such representation and warranty shall have been true and correct as of such date), except where the failure of all such representations and warranties to be so true and correct has not had and would not reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect. The Buyer Fundamental Representations shall be true and correct in all respects other than to a de minimis extent on and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty is made only as of an earlier date, in which event such representation and warranty shall have been true and correct as of such date).
(b)    Performance of Obligations of Buyer. Buyer shall have performed and complied in all material respects with all agreements, obligations and covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date.
(c)    Closing Deliveries. Buyer shall have delivered or caused to have delivered to Sellers each of the documents required to be delivered pursuant to Section 2.3(b).
SECTION 6.4        Frustration of Closing Condition. Neither Sellers nor Buyer may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to act in good faith or to comply with its obligations set forth in this Agreement. In addition, Buyer shall not be permitted to waive the condition set forth in Section 6.2(e) without having first engaged in good faith negotiations with Sellers in respect of (i) an alternative structure to consummate the transactions contemplated by this Agreement and (ii) any other supporting documentation or transaction necessary or reasonably requested in connection with such waiver and Buyer’s resulting ownership of ALNY, in each case as to be mutually, reasonably agreed by Buyer and Sellers.
ARTICLE VII
Survival; Indemnification
SECTION 7.1    Survival of Representations, Warranties and Covenants.
(a)    The representations and warranties of Sellers and Buyer contained in this Agreement shall survive the Closing solely for purposes of this Article VII and Article VIII and shall terminate and expire on the eighteen-month anniversary of the Closing Date; provided, that (i) Seller Fundamental Representations and Buyer Fundamental Representations and the representations and warranties made in Section 3.10 shall survive until sixty (60) days after the expiration of the applicable statute of limitations, (ii) the representations and warranties made in Section 3.9(d) shall not survive the Closing and (iii) the representations and warranties made in Section 3.30 shall, subject to Section 7.8(b)(ii), as applicable, survive until the fourth anniversary of the Closing Date. Any claim for indemnification in respect of any representation or warranty that is not asserted by notice given as required herein prior to the expiration of the specified period of survival shall not be valid and any right to indemnification is hereby irrevocably waived after the expiration of such period of survival. Any claim properly made for an Indemnifiable Loss in respect of such a breach asserted within such period of survival as herein provided will be timely made for purposes hereof.
(b)    To the extent that it is to be performed after the Closing, each covenant and agreement in this Agreement will survive and remain in effect in accordance with its terms plus a period of thirty (30) days thereafter, after which no claim for indemnification with respect thereto may be brought hereunder. All covenants and agreements in this Agreement that by their terms are required to be fully performed prior to the Closing will survive until the second anniversary of the Closing, after which time no claim for indemnification with respect thereto may be brought hereunder. Notwithstanding the preceding sentences, any breach of covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.
(c)    Any claim for indemnification in respect of any breach of any such covenant or agreement that is not asserted by notice given as required herein prior to the expiration of the specified period of survival shall not be valid and any right to indemnification is hereby irrevocably waived after the expiration of such period of survival. Any claim properly made for an Indemnifiable Loss in respect of such a breach asserted within such period of survival as herein provided will be timely made for purposes hereof.
SECTION 7.2        Indemnification.
(a)    Sellers shall indemnify and hold harmless Buyer and its Affiliates and its and their respective Representatives (collectively, the “Buyer Indemnified Persons”) from and against any and all Indemnifiable Losses to the extent resulting from or arising out of:
(i)    any breach of any representation or warranty of ALIC Seller or AAC Seller, as applicable, made in this Agreement (other than the Seller Fundamental Representations and those set forth in Section 3.9(d) and Section 3.10);
(ii)    any breach of any Seller Fundamental Representation made by ALIC Seller or AAC Seller, as applicable;
(iii)    any breach or nonfulfillment of any agreement or covenant of ALIC Seller or AAC Seller, as applicable, under this Agreement or the Transaction Agreements;
(iv)    the Pre-Sale Transactions (other than any obligations of any Buyer Indemnified Persons under the terms of any of the agreements effecting or relating to the Pre-Sale Transactions to which such Buyer Indemnified Person is a party);
(v)    the ALNY Sale or ALNY Transfer, as applicable, or the Company’s ownership of ALNY prior to the consummation of the ALNY Sale or ALNY Transfer, as applicable, including any Liability for fraud, gross negligence, willful misconduct (including Willful Breach) or bad faith by the Company or any Transferred Company prior to the Closing arising under the ALNY Sale Agreement, and any guarantee or similar arrangement issued by the Company prior to the Closing Date in respect of any payout annuities issued by ALNY prior to the Closing Date in support of the obligations of any of the Settlement Companies; or
(vi)    the Specified Liabilities.
(b)    Buyer shall indemnify and hold harmless each Seller and its Affiliates and its and their respective Representatives (collectively, the “Seller Indemnified Persons” and, together with the Buyer Indemnified Persons, the “Indemnified Parties”) from and against any and all Indemnifiable Losses to the extent resulting from or arising out of:

(i)    any breach of any representation or warranty of Buyer made in this Agreement (other than the Buyer Fundamental Representations);
(ii)    any breach of any Buyer Fundamental Representation;
(iii)    any breach or nonfulfillment of any agreement or covenant of Buyer under this Agreement or Buyer or the Transferred Companies under the Transaction Agreements;
(iv)    any breach or nonfulfillment of any agreement or covenant of Buyer or any of the Transferred Companies that occurs after the Closing under the agreement(s) set forth on Section 7.2(b) of the Seller Disclosure Schedule, which shall include Buyer or any of its Affiliates (including the Transferred Companies from and after the Closing) refusing or otherwise failing to take any action requested by any counterparty under such Agreements to the extent the right to make and have granted such requests is expressly provided for in such Agreements; provided, for the avoidance of doubt, that any of the following shall be deemed an Indemnifiable Loss in such circumstances: recapture of any insurance or other business under such Agreements or any related agreement, requirement for either Seller or any of its Affiliates (including Seller Parent Company) to provide any guarantee, keepwell, or similar benefit, creation or expansion of any comfort trust or similar arrangement or the requirement to post additional collateral or provide additional assets into any such trust, or any similar action or requirement; or
(v)    any breach or failure of any of the Transferred Companies to perform or comply with any of their covenants or obligations under the Prudential Agreements, to the extent such covenants or obligations are to be performed or complied with at or after the Closing, including any obligation of Seller Parent Company under any Prudential Agreement to indemnify any Person for any such breach or failure.
(c)    For purposes of determining whether a representation and warranty under this Agreement has been breached and the amount of Indemnifiable Losses under this Article VII, each representation and warranty contained in this Agreement (other than the first sentence of Section 3.8) shall be read without regard to any qualification or limitation as to materiality or Material Adverse Effect or Buyer Material Adverse Effect contained therein.
SECTION 7.3        Certain Limitations.
(a)    No party shall be obligated to indemnify and hold harmless its respective Indemnitees under Section 7.2(a)(i) (in the case of Sellers) or Section 7.2(b)(i) (in the case of Buyer) (i) with respect to any claim or series of related claims, unless such claim or series of related claims involves Indemnifiable Losses in excess of $75,000 (the “Threshold Amount”) (nor shall any claim that does not exceed the Threshold Amount be applied to or considered for purposes of calculating the amount of Indemnifiable Losses for which the Indemnitor is responsible under clause (ii) below) and (ii) unless and until the aggregate amount of all Indemnifiable Losses of the Indemnitees under such Section 7.2(a)(i) or such Section 7.2(b)(i), as the case may be, exceeds $42,000,000 for all Indemnifiable Losses (the “Deductible”), at which point such Indemnitor shall be liable to its respective Indemnitees for the value of the Indemnitee’s claims under Section 7.2(a)(i) or such Section 7.2(b)(i), as the case may be, that is in excess of the Deductible, subject to the limitations set forth in this Article VII. The maximum aggregate Liability of Sellers, on the one hand, and Buyer, on the other hand, to their respective

Indemnitees for any and all Indemnifiable Losses under Section 7.2(a)(i), in the case of Sellers, or Section 7.2(b)(i), in the case of Buyer, shall be $350,000,000; provided, that the maximum aggregate Liability of Sellers to all Buyer Indemnified Persons for any or all Indemnifiable Losses under this Agreement (except to the extent that such Indemnifiable Losses are pursuant to Section 8.1 to the extent arising (x) under Treasury Regulations Section 1.1502-6 or (y) in connection with the Pre-Sale Transactions and the ALNY Sale or ALNY Transfer, as applicable) shall not exceed the Purchase Price.
(b)    The amount of any Indemnifiable Losses for which indemnification is provided under this Article VII shall be net of any amounts actually recovered by the Indemnified Party under any insurance policy, reinsurance agreement, warranty or indemnity or otherwise from any Person other than a party hereto or its Affiliates, less the costs of obtaining any such recovery. Each Indemnitee shall use commercially reasonable efforts to mitigate all Indemnifiable Losses for which indemnification may be sought hereunder, including by using commercially reasonable efforts to collect the maximum amount recoverable with respect thereto under any insurance or reinsurance coverage or other applicable source of recovery or indemnification. The Indemnitee shall promptly reimburse the Indemnitor for any such amount that is received by it from any such other Person with respect to any Indemnifiable Losses after any indemnification with respect thereto has actually been paid pursuant to this Agreement.
(c)    No Indemnified Party shall be entitled to indemnification pursuant to this Article VII in the case of any alleged breaches of representations and warranties (other than the representation and warranty set forth in Section 3.18(c)) to the extent that such Indemnified Party had Knowledge of any such breach of representations and warranties prior to the date hereof. No Buyer Indemnified Person or Seller Indemnified Person, as applicable, shall be entitled to indemnification to the extent of any Indemnifiable Losses that a court of competent jurisdiction shall have determined by final judgment to have resulted from or in connection with the bad faith, gross negligence or willful misconduct of the party seeking indemnification.
(d)    For the avoidance of doubt, no Buyer Indemnified Person shall be entitled to indemnification with respect to any Indemnifiable Loss to the extent it was reserved for or otherwise expressly included in the calculation of the Closing Statutory Value. In no event shall any Indemnified Party be entitled to duplicative indemnification hereunder by reason of the fact that the state of facts giving rise to an Indemnifiable Loss constitutes a breach of more than one representation, warranty, covenant or agreement.
(e)    From and after the date hereof, for so long as either Seller or any of their respective Affiliates may have any liability to any Buyer Indemnified Person for any breach of Section 3.18(c) under Section 7.2(a)(i), Buyer shall give to the Sellers reasonable prior written notice of the time and place when any meetings, telephone calls or other conferences may be held by it with any Insurance Regulator or other Governmental Entity in connection with the subject matter of Section 3.18(c) or any matters reasonably related thereto, and, unless prohibited by the applicable Insurance Regulator and other than purely administrative telephonic conferences and telephonic conferences initiated by the applicable Insurance Regulator or Governmental Entity and not scheduled in advance, the Sellers shall have the right to have a representative or representatives attend or otherwise participate in any such meeting, telephone call or other conference.

SECTION 7.4        Procedures for Third Party Claims.
(a)    If any Indemnitee receives notice of assertion or commencement of any Third Party Claim against such Indemnitee in respect of which an Indemnitor may be obligated to provide indemnification under this Agreement, the Indemnitee shall give such Indemnitor reasonably prompt written notice (but in no event later than twenty (20) days after becoming aware) thereof and such notice shall include a reasonable description of the claim and any documentation of the Third Party Claim and an estimate of the Indemnifiable Loss and shall reference the specific sections of this Agreement that form the basis of such claim; provided, that no delay on the part of the Indemnitee in notifying any Indemnitor shall relieve the Indemnitor from any obligation hereunder unless (and then solely to the extent) the Indemnitor is actually prejudiced by such delay (except that the Indemnitor shall not be liable for any expenses incurred during the period in which the Indemnitee failed to give such notice). Thereafter, the Indemnitee shall deliver to the Indemnitor, within five (5) calendar days after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.
(b)    The Indemnitor shall be entitled to participate in the defense of any Third Party Claim (including any Specified Liabilities or the underlying litigation related thereto) and, if it so chooses, to control and assume the defense thereof with counsel selected by the Indemnitor. ALIC Seller hereby assumes the defense of the litigation underlying the Specified Liabilities, and Buyer and the Transferred Companies hereby confirm such assumption and agree that ALIC Seller shall control the defense of such actions in all respects. Should the Indemnitor so elect to assume the defense of a Third Party Claim, the Indemnitor shall not as long as it conducts such defense be liable to the Indemnitee for legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof except as set forth in the next sentence. If the Indemnitor assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor, it being understood that the Indemnitor shall control such defense; provided that the Indemnitor shall reimburse the Indemnitee for the costs and expenses of such separate counsel if the Indemnitor and the Indemnitee are both named parties to the proceedings and the Indemnitee shall have concluded in good faith that representation of both parties by the same counsel would be inappropriate due to an actual conflict of interests between them. The Indemnitor shall be liable for the reasonable fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnitor has not assumed the defense thereof (other than during any period in which the Indemnitee shall have not yet given notice of the Third Party Claim as provided above). If the Indemnitor chooses to defend any Third Party Claim, all of the parties hereto shall cooperate in the defense thereof. Such cooperation shall include the retention and (upon the Indemnitor’s request) the provision to the Indemnitor of records and information that are relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnitor shall have assumed the defense of a Third Party Claim, the Indemnitee shall not admit any liability with respect to, or pay, settle, compromise or discharge, such Third Party Claim without the Indemnitor’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). If the Indemnitor has assumed the defense of a Third Party Claim, the Indemnitor may only pay, settle, compromise or discharge a Third Party Claim with the Indemnitee’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that the

Indemnitor may pay, settle, compromise or discharge such a Third Party Claim without the written consent of the Indemnitee if such settlement (i) includes a complete and unconditional release of the Indemnitee from all liability in respect of such Third Party Claim, (ii) does not subject the Indemnitee to any injunctive relief or other equitable remedy and (iii) does not include a statement or admission of fault, culpability or failure to act by or on behalf of the Indemnitee. If the Indemnitor submits to the Indemnitee a bona fide settlement offer that satisfies the requirements set forth in the proviso of the immediately preceding sentence and the Indemnitee refuses to consent to such settlement, then thereafter the Indemnitor’s liability to the Indemnitee with respect to such Third Party Claim shall not exceed the Indemnitor’s portion of the settlement amount included in such settlement offer, and the Indemnitee shall either assume the defense of such Third Party Claim or pay the Indemnitor’s attorney’s fees and other out-of-pocket costs incurred thereafter in continuing the defense of such Third Party Claim.
(c)    Notwithstanding anything in this Agreement to the contrary, ALIC Seller shall have the sole right to represent the interests of the Transferred Companies and settle all issues in its discretion, and to employ counsel of its choice at its expense, in any audit or other examination or administrative or court proceeding relating to Taxes for any periods that end on or before the Closing Date; provided, that ALIC Seller (i) shall notify Buyer of significant developments with respect to any such Tax proceedings and keep Buyer reasonably informed as to the resolution of any item subject to such Tax proceedings that would reasonably be expected to affect adversely Buyer or any of its Affiliates, including, but not limited to, by providing copies of relevant written correspondence to Buyer and (ii) shall not pay, discharge, settle, compromise, litigate, or otherwise dispose of any item subject to such Tax proceedings in a manner that would reasonably be expected to adversely affect Buyer or any of its Affiliates without obtaining the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, that such consent shall not be required with respect to any audit or other examination or administrative or court proceeding relating to Consolidated Returns. Notwithstanding the foregoing and subject to ALIC Seller’s rights set forth in the preceding sentence, Buyer shall be entitled, at its expense, to participate in the conduct of any Tax audit and any judicial or administrative proceeding relating to any such Tax audit. All other Tax proceedings with respect to any of the Transferred Companies shall be controlled by Buyer; provided that (i) ALIC Seller shall be entitled, at its own expense, to participate in the conduct of any Tax audit and any judicial or administrative proceeding relating to any such Tax audit that would reasonably be expected to give rise to an obligation of ALIC Seller to make an Indemnity Payment and (ii) Buyer shall not shall pay, discharge, settle, compromise, litigate or otherwise dispose of any item of such Tax proceedings that would reasonably be expected to give rise to an obligation of ALIC Seller to make an Indemnity Payment without obtaining the prior written consent of ALIC Seller, which consent shall not be unreasonably withheld, conditioned or delayed. This Section 7.4(c) shall not apply to Direct Product Tax Claims, which shall be governed by Section 7.8.
SECTION 7.5        Direct Claims. The Indemnitor will have a period of thirty (30) days within which to respond in writing to any claim by an Indemnitee on account of an Indemnifiable Loss that does not result from a Third Party Claim. If the Indemnitor does not so respond within such thirty (30) day period, the Indemnitor will be deemed to have rejected such claim, in which event the Indemnitee will be entitled to pursue such remedies as may be available to the Indemnitee.

SECTION 7.6        Sole Remedy. The parties hereto acknowledge and agree that, except as set forth in Section 10.7(b), and except for any claims relating to or affecting the Final Balance Sheet or the Final Closing Statutory Value, which shall be resolved and determined in accordance with Section 2.5 or in the case of Fraud, if the Closing occurs, their, and their respective Representatives’, sole and exclusive remedy following the Closing with respect to any and all claims arising out of or related to the transactions contemplated by this Agreement shall be pursuant to the provisions set forth in this Article VII and Article VIII.
SECTION 7.7        Certain Other Matters. Upon making any Indemnity Payment, Indemnitor will, to the extent of such Indemnity Payment, be subrogated to all rights of Indemnitee against any third Person (other than any Tax authority) in respect of the Indemnifiable Loss to which the Indemnity Payment related. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnitor will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation rights.
SECTION 7.8        Product Tax Claims.
(a)    The Buyer Indemnified Persons may, within the applicable time period specified in Section 7.1(a) but subject to Section 7.8(b)(ii), bring a claim pursuant to Section 7.2(a)(i) that relates to a breach of a representation or warranty under Section 3.30 even if no related Third Party Claim has first been asserted or made against Buyer or the Company with respect thereto (a “Direct Product Tax Claim”); provided, however, that any Direct Product Tax Claim must be based on the good faith determination by Buyer that a breach of a representation or warranty under Section 3.30 has occurred. If any Buyer Indemnified Person brings a Direct Product Tax Claim, Sellers and Buyer shall cooperate in good faith to determine whether any breach of a representation or warranty under Section 3.30 has occurred and, if necessary, to develop corrective measures that are appropriate, reasonable, cost-efficient and effective, taking into account all of the relevant facts and circumstances.
(b)    Notwithstanding anything to the contrary in this Agreement, with respect to any breach of Section 3.30:
(i)    Each Seller shall have no liability except to the extent that the relevant representation or warranty made by such Seller was breached based on the Applicable Law (and interpretations thereof) as in effect as of or before the Closing Date;
(ii)    Subject to Section 7.8(c), each Seller shall only be required to indemnify the Buyer Indemnified Persons for Indemnifiable Losses with respect to Direct Product Tax Claims, on a several and not joint basis in respect of the applicable representation or warranty made by such applicable Seller, to the extent that such Indemnifiable Losses arise out of a circumstance identified in a written notice (describing in reasonable detail the circumstances giving rise to the claim of a breach of the representations and warranties made in Section 3.30) delivered to Sellers on or prior to the date that is four (4) years after the Closing Date; and
(iii)    Sellers shall have no liability with respect to any insurance or annuity policy or contract issued after the Closing other than any insurance or annuity policy or contract that is part of the Company Business, an application for which has been submitted prior to the Closing and that is issued by the Company on the terms set forth in such application on or within thirty (30) days after the Closing Date.
(c)    If, with respect to a Direct Product Tax Claim, Sellers and Buyer cannot agree as to whether a breach of a representation or warranty under Section 3.30 has occurred, then (i) if Sellers promptly (and in any event within thirty (30) Business Days) after receiving a written notice with respect to such Direct Product Tax Claim delivers or causes to be delivered to Buyer an opinion addressed to Buyer and issued by a reputable nationally recognized law firm, accounting firm or actuarial firm that is familiar with analyzing matters of the type covered by the representations and warranties set forth in Section 3.30 to the effect that it is more likely than not that no such breach has occurred with respect to the Direct Product Tax Claim then in dispute, then Sellers shall not be required to indemnify Buyer with respect to such disputed Direct Product Tax Claim unless and until either a Third Party Claim with respect thereto subsequently arises, such opinion is subsequently withdrawn or qualified, the parties otherwise agree that such opinion is no longer controlling or such opinion is not subsequently reaffirmed or re-issued promptly upon the reasonable request of Buyer (other than as a result of a change in Applicable Law) in which case Sellers shall, as provided in Section 7.2(a)(i) but subject to the maximum aggregate liability of Sellers pursuant to Section 7.3(a), and the other limitations set forth in this Agreement (other than as specified below), indemnify Buyer for any Indemnifiable Loss attributable to a breach of a representation or warranty under Section 3.30 (including any penalties or fees imposed by the IRS) resulting from or arising out of the matters set forth in such disputed Direct Product Tax Claim, regardless of whether the representations and warranties set forth in Section 3.30 shall have otherwise expired pursuant to Section 7.1(a), Section 7.8(b)(ii) or any other provision of this Agreement and (ii) if Sellers do not deliver or cause to be delivered to Buyer any such opinion within such thirty (30) Business Day period, the Sellers and Buyer shall negotiate in good faith regarding appropriate, reasonable, cost efficient and effective corrective measures with respect to such Direct Product Tax Claim. If Sellers and Buyer cannot agree with respect to the appropriate, reasonable, cost efficient and effective corrective measures, the disagreement shall be resolved by a recognized law firm, accounting firm or actuarial firm selected by mutual agreement of Buyer and Sellers which firm so selected shall (i) determine whether the breach of a representation or warranty described in the Direct Product Tax Claim has occurred and (ii) if so, choose between the proposals of Buyer and Sellers with respect to such corrective measures. Any such determination by such law firm, accounting firm or actuarial firm shall be final. The parties shall use their reasonable best efforts to cause such law firm, accounting firm or actuarial firm to render a determination within sixty (60) days of the referral of such matter for resolution. The fees and expenses of such accounting firm, law firm or actuarial firm shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Sellers.
(d)    In the event that the corrective measures described in this Section 7.8 include making any request to the IRS for relief with respect to such failure, Buyer and Sellers shall jointly participate in all discussions or other proceedings with the IRS, including attendance at meetings and joint approval of all written submissions. Buyer and Sellers shall jointly control the decision of whether or not to enter into a closing agreement or other arrangement with the IRS in connection with such discussions or other proceedings. Buyer shall control the implementation of the corrective measures described in this Section 7.8.
ARTICLE VIII
TAX MATTERS

SECTION 8.1        Indemnification for Taxes.
(a)    Sellers shall indemnify and hold harmless the Buyer Indemnified Persons from any and all Indemnifiable Losses to the extent arising out of the following, in each case without duplication and solely to the extent such Taxes exceed the accrual in respect thereof taken into account in the calculation of the Final Adjustment Amount:
(i)    Taxes with respect to any of the Transferred Companies for all Pre-Closing Tax Periods;
(ii)    liability for Taxes (x) of any member of the Seller Group other than a Transferred Company pursuant to any provision of joint and several liability under Treasury Regulations Section 1.1502-6 and any corresponding provision of state, local, or foreign law, or (y) imposed on any of the Transferred Companies as a result of the Transferred Companies otherwise having liability for the Taxes of another person under principles of transferee or successor liability or by contract as a result of activities or transactions taking place at or prior to the Closing;
(iii)    any inaccuracy or breach of any representation or warranty made in Section 3.10;
(iv)    Taxes incurred in connection with the Pre-Sale Transactions and the ALNY Sale or ALNY Transfer, as applicable; and
(v)    Specified Liabilities that are Taxes.
Sellers shall not be liable pursuant to this Section 8.1(a) for any Taxes for any Post-Closing Tax Period to the extent such Taxes arise out of the unavailability of any net operating losses, credits, tax basis or other Tax attributes of any of the Transferred Companies after the Closing Date.
(b)    For purposes of this Agreement, Taxes for a Straddle Period shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period in the following manner:
(i)    in the case of Taxes based on or measured by income, gain, or receipts, or related to the actual or deemed sale or transfer of property, or which are withholding Taxes, such Taxes shall be allocated based on an interim closing of the books as of the Closing Date; and
(ii)    in the case of Taxes calculated on a periodic basis, the portion of such Taxes allocable to the Pre-Closing Tax Period shall be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period.
For the avoidance of doubt, Taxes arising out of the Pre-Sale Transactions and the ALNY Sale or ALNY Transfer, as applicable, shall be allocated to the Pre-Closing Tax Period. Sellers and Buyer shall (and shall cause their Affiliates to) report and file all Tax Returns (including amended Tax Returns and claims for refund) consistent with such allocation and, except in each case as required by applicable Tax law, shall not (and shall not permit their Affiliates to) take any position contrary thereto or inconsistent therewith.

Notwithstanding any other provision of this Agreement, the Seller Indemnified Persons shall not be liable for (and Buyer shall indemnify the Seller Indemnified Persons against) any Taxes resulting from any transaction or event that is outside the ordinary course of business and occurs after the Closing but on the Closing Date, other than (x) Taxes attributable to a transaction or event initiated by Sellers or the Transferred Companies before the Closing, (y) Taxes attributable to the transactions deemed to occur pursuant to Treasury Regulations Section 1.338(h)(10)-1(d)(3) and (z) Taxes that are Specified Liabilities.
SECTION 8.2        Filing of Tax Returns.
(a)
(i)    Sellers shall prepare and timely file, or cause to be prepared and timely filed, all Consolidated Returns of the Seller Group that include any of the Transferred Companies, regardless of when such Tax Returns are required to be filed.
(ii)    Sellers shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns for each of the Transferred Companies for taxable periods that end on or before the Closing Date and that are required to be filed prior to the Closing Date (taking into account any extensions) other than Tax Returns described in Section 8.2(a)(i). Such Tax Returns shall be prepared in a manner consistent with the positions taken, and with accounting methods used, on the Tax Returns filed by or with respect to such Transferred Companies prior to the date on which the Closing occurs, unless otherwise required by Applicable Law or agreed to by Sellers and Buyer.
(b)    Sellers shall prepare, or cause to be prepared, Tax Returns for each of the Transferred Companies for taxable periods that end on or before the Closing Date that are not described in Section 8.2(a) and for any Straddle Period, and Buyer shall timely file such Tax Returns. Such Tax Returns shall be prepared in a manner consistent with the positions taken, and with accounting methods used, on the Tax Returns filed by or with respect to the Transferred Companies prior to the date on which the Closing occurs, unless otherwise required by Applicable Law or agreed by Sellers and Buyer. Sellers shall deliver any such Tax Return to Buyer for Buyer’s review and approval (such approval not to be unreasonably withheld, conditioned or delayed), at least thirty (30) days (or, in the case of premium tax returns or IRS Form 945, Annual Return of Withheld Federal Income Tax, fifteen (15) days) prior to the date such Tax Return is required to be filed.
(c)    Buyer shall prepare and file all Tax Returns of each of the Transferred Companies not otherwise described in Section 8.2(a) and Section 8.2(b).
(d)    Except to the extent otherwise required by Applicable Law or as contemplated by Section 8.2(b), Buyer and Sellers shall not, and shall not permit any of their respective Affiliates to, file or amend in a manner that would reasonably be expected to affect adversely the other party or any of its Affiliates any Tax Returns relating in whole or in part to a Pre-Closing Tax Period without the prior written consent of such other party, which consent may not be unreasonably withheld, conditioned or delayed.

SECTION 8.3        Tax Refunds. Any Tax refund, credit, or similar benefit (including any interest paid or credited with respect thereto) (a “Tax Refund”) relating to any of the Transferred Companies for Taxes paid for any Pre-Closing Tax Period shall be the property of the applicable Seller except to the extent such Tax Refund was taken into account in calculating the Final Adjustment Amount. If received by Buyer or a Transferred Company, Buyer shall, or shall cause such Transferred Company to, pay such Tax Refund promptly to the applicable Seller, net of any Tax cost to Buyer or any of its Affiliates attributable to the receipt of such refund. In the event that any such Tax Refund is subsequently contested by any Governmental Entity, such contest shall be handled in accordance with the procedures in Section 7.4(c). Any additional Taxes resulting from such contest shall be indemnified in accordance with Section 8.1. All other Tax Refunds relating to any of the Transferred Companies shall be the property of Buyer.
SECTION 8.4        Cooperation and Exchange of Information. Sellers and Buyer shall provide each other with such cooperation and information as either of them or their respective Affiliates may reasonably request of the other in filing any Tax Return, amended Tax Return or claim for Tax Refund, determining a liability for Taxes or a right to a Tax Refund, or participating in or conducting any contest in respect of Taxes (a “Tax Contest”). Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities. Each party and its Affiliates shall make its employees available on a basis mutually convenient to both parties to provide explanations of any documents or information provided hereunder. Each of each Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of each of the Transferred Companies for each Tax period first ending after the Closing Date and for all prior Tax periods until the later of (i) the expiration of the statute of limitations of the Tax period to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified in writing of such extensions for the respective Tax periods, or (ii) three years following the due date (without extension) for such Tax Returns. Any information obtained under this Section 8.4 shall be kept confidential except as otherwise may be necessary in connection with the filing of Tax Returns or claims for Tax Refunds or in conducting a contest or as otherwise may be required by Applicable Law or the rules of any stock exchange.
SECTION 8.5        Conveyance Taxes. Buyer or Sellers, as appropriate, shall execute and deliver all instruments and certificates necessary to enable the other to comply with any filing requirements relating to any sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar Taxes (“Conveyance Taxes”) which become payable in connection with the purchase of Shares by Buyer or the consummation of any of the other transactions contemplated by this Agreement and shall file such applications and documents as shall permit any Conveyance Taxes to be assessed and paid. Any Conveyance Taxes incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid 50% by Buyer and 50% by Sellers, provided that all Conveyance Taxes incurred in connection with the Pre-Sale Transactions and the ALNY Sale or ALNY Transfer, as applicable, shall be paid by Sellers.

SECTION 8.6        Miscellaneous.
(a)    Sellers and Buyer agree to treat all payments (other than interest on a payment) made by either of them to or for the benefit of the other or the other’s Affiliates or the Transferred Companies under this Article VIII and under other indemnity provisions of this Agreement as adjustments to the Purchase Price for Tax purposes and that such treatment shall govern for purposes hereof to the extent permissible under Applicable Law.
(b)    Notwithstanding any provision in this Agreement to the contrary, the obligations of Sellers to indemnify and hold harmless the Buyer Indemnified Persons, as well as the obligations of Buyer to indemnify and hold harmless the Seller Indemnified Persons, pursuant to this Article VIII shall terminate on the later of three (3) months after the expiration of the applicable statute of limitations (taking into account any applicable extensions or tollings thereof) with respect to the Tax liabilities in question or sixty (60) days after the final administrative or judicial determination of such Tax liabilities, except for any indemnity obligations as to which a claim has been made before the expiration of the applicable period.
(c)    In the event of any Tax Contest, the conduct of the parties shall be governed by the provisions of Section 7.4.
(d)    Except for Section 7.3(c), Section 7.3(d), Section 7.4 and Section 7.6 and the related definitions of terms herein, indemnification under this Agreement for or with respect to any Taxes of any of the Transferred Companies shall be provided exclusively in this Article VIII and the provisions of Article VII shall not apply.
(e)    Should it be necessary, equitable adjustments will be made to prevent duplicate recovery for indemnification with respect to the same item.
(f)    Absent a change in law, Buyer shall not withhold any amounts pursuant to Section 1445 of the Code, provided, that each Seller has delivered or caused to be delivered to Buyer a certificate, in compliance with Treasury Regulations Section 1.1445-2(b)(2), certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code.
(g)    Any and all existing Tax sharing agreements between any member of the Seller Group and any of the Transferred Companies shall be terminated at or prior to the Closing.
SECTION 8.7        Section 338(h)(10) Election.
(a)    Notwithstanding anything to the contrary contained in this Agreement, the Estimated Section 338 Adjustment and the Final Section 338 Adjustment shall be determined in accordance with the principles of Exhibit 4 of Annex A and the Sellers’ Model; provided that if Buyer or either Seller notifies the other Parties prior to the final determination of the Final Section 338 Adjustment that such Party has reasonably determined that the Sellers’ Model produces an Estimated Section 338 Adjustment or Final Section 338 Adjustment that is manifestly inconsistent with the principles of Exhibit 4 of Annex A, Buyer and Sellers shall negotiate in good faith to resolve any dispute regarding such inconsistency. If Buyer and Sellers are unable to agree whether any change to the Sellers’ Model is needed, such dispute will be resolved in a manner consistent with procedures in Section 8.7(b) and in a manner consistent with the principles of Exhibit 4 of Annex A. All references in this Agreement to the Sellers’ Model shall refer to the Sellers’ Model as finally determined pursuant to this Section 8.7(a).
(b)    Sellers and Buyer shall join in making an election under Code Section 338(h)(10) (and any corresponding election under state, local or foreign law) (a “338 Election”) with respect to Buyer’s purchase of the Shares and deemed purchase of the other Transferred Companies pursuant to this Agreement. Sellers shall prepare and deliver to Buyer, by the due date for Buyer’s delivery of the Final Adjustment Statement, for Buyer’s review and consent a schedule (the “Section 338 Allocation”) allocating (i) the Purchase Price and other amounts properly treated as consideration for Tax purposes among the ALIC Shares and the AAC Shares for federal, state, local and foreign tax purposes and (ii) deemed sales price of the assets of the Transferred Companies (and any eligible Subsidiary for which a 338 Election is made) resulting from the 338 Elections (as required pursuant to Section 338(h)(10) of the Code and the Treasury Regulations) among such assets. The Section 338 Allocation shall, with respect to the allocation of the deemed sales price, be made in a manner consistent with the principles of Exhibit 4 of Annex A, the Sellers’ Model, and the Purchase Price allocation under clause (i) of this Section 8.7(b). Buyer and Sellers shall negotiate in good faith to resolve any disputed items. If Buyer and Sellers are unable to agree on the Section 338 Allocation within fifty-five (55) days after Sellers provide the Section 338 Allocation, the parties shall request the Independent Accounting Firm to decide any disputed items within thirty (30) Business Days; provided that the Independent Accounting Firm shall resolve any dispute in a manner consistent with the procedures in Sections 2.5(c)(iv) and 2.5(c)(v) (as reasonably modified for purposes of this Section 8.7), the Sellers’ Model, and the principles of Exhibit 4 of Annex A. The parties shall revise the Section 338 Allocation to take into account any adjustment to the Purchase Price (or any other items that are treated as consideration paid by Buyer for applicable Tax purposes) pursuant to Section 2.5. The costs of the Independent Accounting Firm shall be borne equally by Sellers (50%) and Buyer (50%). The Section 338 Allocation shall be used in preparing IRS Form 8883, and any similar forms under applicable Tax law. Sellers and Buyer shall (and shall cause their Affiliates to) report and file all Tax Returns (including amended Tax Returns and claims for refund) consistent with the Section 338 Allocation and, except in each case as required by applicable Tax law, shall (and shall cause their Affiliates to) take no position contrary thereto or inconsistent therewith (including, without limitation, in any audits or examinations by any Taxing authority or any other proceeding). Buyer and Sellers agree to cooperate in good faith with each other in the preparation and timely filing of any Tax Returns required to be filed in connection with the making of such an election, including the exchange of information and the joint preparation and filing of IRS Form 8023 and related schedules. Buyer and Sellers agree to report the transactions under this Agreement consistently with such elections and shall take no position contrary thereto unless required to do so by applicable Tax law.
(c)    Sellers shall be responsible for the preparation and filing of all Section 338 Forms in accordance with applicable Tax laws and the terms of this Agreement (including the agreed-to Section 338 Allocation described in Section 8.7(b), the principles of Exhibit 4 of Annex A and the Sellers’ Model), and shall deliver such Section 338 Forms to Buyer at least thirty (30) days prior to the date such Section 338 Forms are required to be filed. Buyer shall execute and deliver to Sellers such documents or forms (including executed Section 338 Forms) as are requested and are required by any laws in order to properly complete the Section 338 Forms, at least twenty (20) days prior to the date such Section 338 Forms are required to be filed; provided, however, that Buyer may provide Sellers with comments to any such documents or

Section 338 Forms, and Sellers will revise such documents or Section 338 Forms to incorporate Buyer’s comments that are consistent with Applicable Law (with any disputes as to whether such comments are consistent with Applicable Law decided by the Independent Accounting Firm, whose costs shall be split evenly between Sellers and Buyer). Buyer shall provide Sellers with such information as Sellers reasonably requests in order to prepare the Section 338 Forms by the later of thirty (30) days after Sellers’ request for such information or thirty (30) days prior to the date on which Buyer is required to deliver such forms to Sellers.
(d)    Buyer and Sellers agree to treat the Pre-Sale Transactions as occurring prior to the purchase of the Shares for U.S. federal income Tax purposes and all applicable state and local Tax purposes, including for purposes of Section 338 of the Code and the Treasury Regulations thereunder.
ARTICLE IX
TERMINATION PRIOR TO CLOSING
SECTION 9.1        Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:
(a)    subject to Section 5.21(b), by ALIC Seller or Buyer in writing, if there shall be any order, injunction or decree of any Governmental Entity that prohibits or restrains any party from consummating the transactions contemplated hereby, and such order, injunction or decree shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 9.1(a) shall have performed in all material respects its obligations under this Agreement, acted in good faith and, if binding on such party, used reasonable best efforts to prevent the entry of, and to remove, such order, injunction or decree in accordance with its obligations under this Agreement;
(b)    subject to Section 5.21(b), by ALIC Seller or Buyer in writing, if the Closing has not occurred on or prior to November 26, 2021 (as it may be extended, the “Outside Date”), unless the failure of the Closing to occur is the result of a material breach of this Agreement by the party seeking to terminate this Agreement; provided, that if on the Outside Date all of the conditions set forth in Article VI other than any of the conditions set forth in Section 6.1(a), Section 6.1(b) or Section 6.2(e) have been satisfied, then, upon the written notice of either Seller or Buyer to the other party, the Outside Date shall be extended to a date and time that is not later than 5:00 pm, New York City time, on February 25, 2022;
(c)    by either Seller or Buyer (but only so long as Sellers or Buyer, as applicable, is not in material breach of its obligations under this Agreement) in writing, if a breach of any provision of this Agreement that has been committed by the other party would cause the failure of any mutual condition to Closing or any condition to Closing for the benefit of the non-breaching party and such breach is not capable of being cured before the Outside Date or is not cured within twenty (20) calendar days after the breaching party receives written notice from the non-breaching party that the non-breaching party intends to terminate this Agreement pursuant to this Section 9.1(c);
(d)    by ALIC Seller in writing, if (i) all of the conditions to Buyer’s obligations under this Agreement set forth in Section 6.1 and Section 6.2 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing; provided, that such conditions must be capable of being satisfied assuming, for this purpose, that the Closing Date were the date that valid notice of termination of this Agreement is delivered by ALIC Seller to Buyer pursuant to this Section 9.1(d)), (ii) ALIC Seller has confirmed in writing to Buyer that all of the conditions to Sellers’ obligations under this Agreement set forth in Section 6.1 and Section 6.3 (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied or will be waived, (iii) ALIC Seller has confirmed that the Sellers are ready, willing and able to proceed with the Closing and (iv) Buyer fails to comply with its obligations under Article II to consummate the Closing by the time specified in Section 2.2; or
(e)    by mutual written consent of ALIC Seller and Buyer.
SECTION 9.2        Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become null and void and of no further force and effect without liability of either party (or any Representative of such party) to the other party to this Agreement; provided, that no such termination shall relieve a party from liability for any Fraud or Willful Breach of this Agreement. Notwithstanding the foregoing, Section 1.1, the last sentence of Section 5.2(a), Section 5.5, this Section 9.2 and Article X shall survive termination hereof pursuant to Section 9.1. If this Agreement is terminated pursuant to Section 9.1, (i) Buyer and Sellers shall return or destroy (and provide a certificate of destruction) all documents received from the other party, its respective Affiliates and its respective Representatives relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the other party, as the case may be and (ii) all confidential information received by Buyer with respect to the Company or the Company Business shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms notwithstanding the termination of this Agreement.
ARTICLE X
GENERAL PROVISIONS
SECTION 10.1    Fees and Expenses. Except as provided in Section 5.4 or this Section 10.1, whether or not the purchase and sale of the Shares is consummated, each party hereto shall, except as otherwise provided in this Agreement, pay its own Transaction Expenses incident to preparing for, entering into and carrying out the Transaction Agreements and the consummation of the transactions contemplated thereby.
SECTION 10.2    Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):
if to Buyer
Antelope US Holdings Company

c/o The Blackstone Group Inc.
345 Park Avenue
New York, New York 10154
Attention:     Menes Chee
        Daniel Lee
Email:        Menes.Chee@Blackstone.com
        Daniel.Lee@Blackstone.com
with a copy (which shall not constitute notice) to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention:    Nicholas F. Potter
        Marilyn A. Lion
Email:        nfpotter@debevoise.com
        malion@debevoise.com
if to Sellers:
c/o Allstate Insurance Company
3075 Sanders Road, Building G
Northbrook, IL 60062
Attention:    Marilyn V. Hirsch
            Elliot A. Stultz
Email:        marilyn.hirsch@allstate.com
elliot.stultz@allstate.com
with a copy (which shall not constitute notice) to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention:    John M. Schwolsky
        Howard T. Block
Email:        jschwolsky@willkie.com
        hblock@willkie.com
SECTION 10.3    Interpretation. When reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. All references herein to any agreement, instrument, statute, rule or regulation are to the agreement, instrument, statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section. Any fact or item disclosed in any Section or subsection of each of the Buyer Disclosure Schedule and Seller Disclosure Schedule shall be deemed to apply and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section of subsection of this Agreement to the extent the relevance of such Section or subsection is reasonably apparent on the face of such disclosure. Disclosure of any item in the Buyer Disclosure Schedule or Seller Disclosure Schedule, as the case may be, shall not be deemed an admission that such item represents a material item, fact, exception of fact, event or circumstance or that occurrence or non-occurrence of any change or effect related to such item has had or would, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect or Material Adverse Effect, as applicable. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate. Whenever the word “Dollars” or the “$” sign appear in this Agreement, they shall be construed to mean United States Dollars, and all transactions under this Agreement shall be in United States Dollars. This Agreement has been fully negotiated by the parties hereto and shall not be construed by any Governmental Entity against either party by virtue of the fact that such party was the drafting party. In the event that as of a particular determination date for any matter under this Agreement requiring the use of or reference to a risk based capital level or similar metric an applicable Insurance Regulator or the National Association of Insurance Commissioners, as applicable, is no longer employing or regularly updating such metric or regime, the then-most recent RBC Instructions or definition and methodology of such risk based capital metric shall be employed for such purposes under this Agreement.
SECTION 10.4    Entire Agreement; Third Party Beneficiaries. This Agreement (including all exhibits and schedules hereto), the Confidentiality Agreement and the other Transaction Agreements constitute the entire agreement, and supersede all prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter of this Agreement. Except as set forth in (i) Section 5.9 with respect to the directors and officers referred to therein, (ii) Section 5.10 with respect to Affiliates of each of Sellers and Buyer, (iii) Article VII with respect to the Buyer Indemnified Persons and the Seller Indemnified Persons, and (iv) as otherwise expressly provided in this Article X, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies.
SECTION 10.5    Governing Law. This Agreement and any dispute arising hereunder shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to its principles or rules of conflict of laws, to the extent such principles or rules are not mandatorily applicable by statute and would permit or require the application of the laws of another jurisdiction.
SECTION 10.6    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise (other than following the Closing by operation of law in a merger), by either party without the prior written consent of the other party, and any such assignment that is not consented to shall be null and void; provided, Sellers shall not unreasonably withhold, condition or delay its consent to Buyer’s assignment of the right to acquire the Shares, on the terms and subject to the conditions set forth herein, to a wholly owned Subsidiary of Buyer, so long as such assignment would not materially delay the consummation of the transactions contemplated by the Transaction Agreements or make it less likely that the conditions set forth in Article VI would be satisfied. No such assignment shall limit or relieve Buyer or any other Buyer Party of their respective duties or obligations under any Transaction Agreement. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
SECTION 10.7    Jurisdiction; Enforcement.
(a)    Each of the parties hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any court of the United States or any state court, which in either case is located in the City of New York (each, a “New York Court”), for purposes of enforcing this Agreement or determining any claim arising from or related to the transactions contemplated by this Agreement. In any such action, suit or other proceeding, each of the parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claim that it is not subject to the jurisdiction of any such New York Court, that such action, suit or other proceeding is not subject to the jurisdiction of any such New York Court, that such action, suit or other proceeding is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper; provided, that nothing set forth in this sentence shall prohibit any of the parties hereto from removing any matter from one New York Court to another New York Court. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding will be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment will be conclusive evidence of the fact and amount of such award or judgment. Any process or other paper to be served in connection with any action or proceeding under this Agreement shall, if delivered or sent in accordance with Section 10.2, constitute good, proper and sufficient service thereof. Notwithstanding this Section 10.7(a), the determination of the Final Adjustment Amount shall be made as set forth in Section 2.5; provided that any dispute over the obligations of the parties under Section 2.5 shall be subject to this Section 10.7.
(b)    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, without the necessity of posting bond or other undertaking, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Agreement, this being in addition (subject to the terms of this Agreement) to any other remedy to which such party is entitled at law or in equity. In the event that any Action is brought in equity to enforce the provisions of this Agreement, no party hereto shall allege, and each party hereto hereby waives any defense or counterclaim, that there is an adequate remedy at law. The parties further agree that (i) by seeking any remedy provided for in this Section 10.7(b), a party shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement and (ii) nothing contained in this Section 10.7(b) shall require any party to institute any action for (or limit such party’s right to institute any action for) specific performance under this Section 10.7(b) before exercising any other right under this Agreement. If, prior to the Outside Date, any party hereto brings any Action in accordance with this Section 10.7 to enforce specifically the performance of the terms and provisions hereof by the other party, the Outside Date shall be automatically extended (x) for the period during which such action is pending, plus thirty (30) Business Days or (y) by such other time period established by the court presiding over such Action, as the case may be.

(c)    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.7.
SECTION 10.8    Severability; Amendment; Modification; Waiver.
(a)    Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Applicable Law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
(b)    This Agreement may be amended or a provision hereof waived only by a written instrument signed by each of Buyer and Sellers.
(c)    No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.
SECTION 10.9    Certain Limitations.
(a)    With respect to any estimation, valuation, appraisal, projection or forecast made available to Buyer, its Affiliates or their respective Representatives with respect to the Company (including the confidential information memoranda prepared on behalf of Sellers in connection with the transactions contemplated by this Agreement), Buyer acknowledges that: (i) there are uncertainties inherent in attempting to make such estimations, valuations, appraisals, projections and forecasts; (ii) it is familiar with such uncertainties; (iii) it is not acting and has not acted in reliance on any such estimation valuation, appraisal, projection or forecast delivered by or on behalf of Sellers to Buyer; (iv) such estimations, valuations, appraisals, projections and forecasts are not and shall not be deemed to be representations or warranties of Sellers or any of their respective Affiliates and (v) except for any representations or warranties expressly set forth in Article III, it shall have no claim against any Person with respect to any such valuation, appraisal, projection or forecast.
(b)    Sellers make no express or implied representation or warranty hereby or otherwise under this Agreement as to the future experience, success or profitability of the Company Business, whether or not conducted in a manner similar to the manner in which the

Company Business was conducted prior to the Closing, or that the reserves held by or on behalf of any of the Transferred Companies or otherwise with respect to the Company Business or the assets supporting such reserves have been or will be adequate or sufficient for the purposes for which they were established or, without limiting or qualifying the representation made in Section 3.18(c), that the reinsurance recoverables taken into account in determining the amount of such reserves will be collectible or whether such reserves were calculated, established or determined in accordance with any actuarial, statutory or other standard, or concerning any financial statement line item or asset, Liability or equity amount that would be affected by any of the foregoing.
(c)    Buyer further acknowledges and agrees that it (i) is a sophisticated party and understands the merits and risks of consummating the transactions contemplated by this Agreement and the other Transaction Agreements, (ii) has made its own inquiry and investigation into, has completed to its satisfaction its own due diligence investigation of, and, based thereon, has formed an independent judgment concerning the Transferred Companies and the Company Business, (iii) has been furnished or provided full and adequate access to such information and documents about the Transferred Companies and their respective businesses and operations or otherwise as it has deemed necessary to enable it to form such independent judgment, (iv) has had such time as it deems necessary and appropriate fully and completely to review and analyze such information, documents and other materials and (v) has been provided an opportunity to ask questions of Sellers with respect to such information, documents and other materials and has received answers to such questions that it considers satisfactory. Buyer further acknowledges and agrees that neither Seller nor any of their respective Affiliates, nor any other Person not a party to this Agreement, is making or has made any representations or warranties, express or implied, as to the accuracy or completeness of, and that Buyer and its Affiliates have made their investment decision with respect to the acquisition of the Shares without reliance upon such information, documents and other materials other than the representations and warranties expressly set forth in this Agreement.
SECTION 10.10    Non-Recourse. Notwithstanding anything to the contrary contained herein or otherwise, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against, the Persons that are expressly identified as parties in their capacities as parties to this Agreement, and no non-party shall have any liability for any obligations or liabilities of the parties or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations, warranties or statements made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any non-party. The parties hereto hereby agree and acknowledge that the Debt Financing Sources are non-parties.
SECTION 10.11    Releases.
(a)    Effective as of the execution of this Agreement and the earlier of the Closing or the termination of this Agreement, except for (a) the right, following the Closing, to bring a claim pursuant to Article VII in accordance with its terms or Article VIII and (b) the right to seek specific performance pursuant to Section 10.7(b), Buyer, on behalf of itself, its Affiliates and each of its and their respective current and former officers, directors, employees, partners, members, advisors, successors and assigns (collectively, the “Buyer Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges Sellers, their respective Affiliates (including, prior to the Closing, the Company and its Subsidiaries and ALNY), and each of the current and former officers, directors, employees, partners, members, advisors, other Representatives, successors and assigns of the foregoing (collectively, the “Seller Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, liabilities, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever, whether in law or in equity, which any of the Buyer Releasing Parties may have against any of the Seller Released Parties, as of such time or in the future, in each case, in respect of any cause, matter or thing relating to the Company Business, the Transferred Companies, ALNY, this Agreement, the Transaction Agreements or the transactions contemplated hereby or thereby (including the Pre-Sale Transactions) occurring or arising prior to the Closing (the foregoing, “Buyer Released Claims”). Without limitation of the foregoing, Buyer, on behalf of itself and the other Buyer Releasing Parties, hereby covenants and agrees that it shall not bring, initiate or support, directly or indirectly, or permit any other Person to bring, initiate or support, directly or indirectly, any Buyer Released Claim.
(b)    Effective as of the execution of this Agreement and the earlier of the Closing or the termination of this Agreement, except for (a) the right, following the Closing, to bring a claim pursuant to Article VII in accordance with its terms, (b) the right to seek specific performance pursuant to Section 10.7(b) and (c) the right of the D&O Indemnified Persons to seek indemnification pursuant to Section 5.9, each Seller, on behalf of itself, its Affiliates and each of its and their respective current and former officers, directors, employees, partners, members, advisors, successors and assigns (collectively, the “Seller Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges Buyer, its Affiliates (including, after the Closing, the Company and its Subsidiaries), and each of the current and former officers, directors, employees, partners, members, advisors, other Representatives, successors and assigns of the foregoing (collectively, the “Buyer Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, liabilities, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever, whether in law or in equity, which any of the Seller Releasing Parties may have against any of the Buyer Released Parties, as of such time or in the future, in each case, in respect of any cause, matter or thing relating to the Company Business, the Transferred Companies, this Agreement, the Transaction Agreements or the transactions contemplated hereby or thereby (including the Pre-Sale Transactions) occurring or arising prior to the Closing (the foregoing, “Seller Released Claims”). Without limitation of the foregoing, each Seller, on behalf of itself and the other Seller Releasing Parties, hereby covenants and agrees that it shall not bring, initiate or support, directly or indirectly, or permit any other Person to bring, initiate or support, directly or indirectly, any Seller Released Claim.
(c)    It is expressly agreed that the Seller Released Parties and Buyer Released Parties to whom this Section 10.11 applies shall be third-party beneficiaries of this Section 10.11 and shall be entitled to enforce the releases and covenants contained herein.
SECTION 10.12    Privileged Matters.

(a)    Buyer acknowledges that all privileged communications in any form or format whatsoever between or among Willkie Farr & Gallagher LLP and each Seller and its Affiliates (including, prior to the Closing, the Transferred Companies) (each, a “Group Company”) or any of their respective officers, directors, employees, agents or representatives to the extent related to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or the Transaction Agreements, any alternative transactions to the transactions contemplated by this Agreement presented to or considered by any Group Company, or any dispute arising under this Agreement or the Transaction Agreements, unless finally adjudicated to be not privileged by a court of law (collectively, the “Privileged Deal Communications”), shall remain privileged after the Closing and that the Privileged Deal Communications and the expectation of client confidence relating thereto shall belong solely to such Seller and its Affiliates (and not the Transferred Companies) and shall not pass to or be claimed by Buyer or any of the Transferred Companies. Accordingly, the Transferred Companies shall not, without such Seller’s consent, have access to any such communications, or to the files of Willkie Farr & Gallagher LLP relating to its engagement, whether or not the Closing shall have occurred and Willkie Farr & Gallagher LLP shall have no duty whatsoever to reveal or disclose any such communications or files. Buyer agrees that it will not, and that it will cause the Transferred Companies not to, (i) access or use the Privileged Deal Communications, (ii) seek to have the Transferred Companies or any of their respective officers, directors, employees, agents or other Representatives waive the attorney-client privilege or any other privilege, or otherwise assert that Buyer or any of the Transferred Companies has the right to waive the attorney-client privilege or other privilege applicable to the Privileged Deal Communications, or (iii) seek to obtain the Privileged Deal Communications or Non-Privileged Deal Communications (as defined below) from any Group Company, including each such Seller, or Willkie Farr & Gallagher LLP.
(b)    Buyer further agrees, on behalf of itself and, after the Closing, on behalf of the Transferred Companies the Company has or may in the future have, that all communications in any form or format whatsoever between or among Willkie Farr & Gallagher LLP and each Seller, its Affiliates, the Transferred Companies or any of their respective officers, directors, employees, agents or Representatives that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or the Transaction Agreements, any alternative transactions to the transactions contemplated by this Agreement or the Transaction Agreements presented to or considered by any Group Company, or any dispute arising under this Agreement or the Transaction Agreements and that are not Privileged Deal Communications and are not needed by the Company in the day-to-day operations of its business (collectively, the “Non-Privileged Deal Communications”), shall also belong solely to such Seller and its Affiliates (and not the Transferred Companies) and shall not pass to or be claimed by Buyer or any of the Transferred Companies.
(c)    If Buyer or any of the Transferred Companies is legally required by governmental order or otherwise to access or obtain a copy of all or a portion of the Privileged Deal Communications, then Buyer shall promptly (and, in any event, within five (5) Business Days) notify the applicable Seller in writing so that such Seller can seek a protective order, and Buyer agrees to use commercially reasonable efforts, at such Seller’s sole cost and expense, to assist therewith.
SECTION 10.13    No Offset. No party to this Agreement may offset any amount due to the other party hereto or any of such other party’s Affiliates against any amount owed or alleged to be owed from such other party or its Affiliates under this Agreement or any other Transaction Agreement without the written consent of such other party.
SECTION 10.14    Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties. Each party may deliver its signed counterpart of this Agreement to the other parties by means of electronic mail or any other electronic medium utilizing image scan technology, and such delivery will have the same legal effect as hand delivery of an originally executed counterpart.
SECTION 10.15    Debt Financing. Notwithstanding anything in this Agreement to the contrary, each party hereto on behalf of itself, its Subsidiaries and each of its Affiliates hereby: (a) agrees that any action, suit or proceeding of any kind or description, whether in contract or in tort or otherwise, involving the Debt Financing Sources, arising out of or relating to this Agreement, the Debt Commitment Letter or the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such action, suit or proceeding to the exclusive jurisdiction of such court; (b) agrees that any such action, suit or proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any applicable Debt Commitment Letter or other applicable definitive document agreement relating to the Debt Financing; (c) agrees not to bring or support or permit any of its Subsidiaries, Affiliates or Representatives to bring or support any action, suit or proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way arising out of this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York; (d) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such action, suit or proceeding in any such court; (e) knowingly, intentionally and voluntarily waives to the fullest extent permitted by Applicable Law trial by jury in any action, suit or proceeding brought against the Debt Financing Sources in any way arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder; (f) agrees that (i) none of the Debt Financing Sources will have any liability to Sellers, the Transferred Companies or any of their respective Subsidiaries, Affiliates or Representatives relating to, arising out of or in connection with this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise and (ii) agrees not to commence (and if commenced agrees to dismiss or otherwise terminate) any claim, cause of action, suit, litigation or other proceeding (including any civil, criminal, administrative, investigative or appellate proceeding) against any Debt Financing Source arising out of this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder or based on, in respect of or by reason of this Agreement, the Debt Commitment Letter or their respective negotiation, execution, performance or breach; (g) agrees that (and each other party hereto agrees that) the Debt Financing Sources are express third-party beneficiaries of, and may enforce any of the provisions of Section 10.10 and this Section 10.15; and (h) agrees that the provisions of Section 10.10 and this Section 10.15 and the definitions of “Lender” and “Debt Financing Sources” (and any other provisions of this Agreement to the extent a modification thereof would affect the substance of any of the foregoing) shall not be amended in any way adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources party to the Debt Commitment Letter or definitive documentation related to the Debt Financing. Without limiting the generality of the foregoing, (i) no Debt Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature to Sellers, the Transferred Companies or any of their respective Subsidiaries, Affiliates or Representatives or (ii) neither Sellers, the Transferred Companies or any of their respective Subsidiaries, Affiliates or Representatives shall be entitled to specifically enforce any rights of Buyer or any Affiliate thereof to cause the Debt Financing to be funded. Notwithstanding the foregoing, nothing in this Section 10.15 shall in any way limit or modify the rights and obligations of Buyer under this Agreement or any Lender’s obligations to Buyer under the Debt Commitment Letter or Buyer (and following the Closing Date, the Transferred Companies) under the definitive agreements governing the Debt Financing. This Section 10.15 shall, with respect to the matters referenced herein, supersede any provision of this Agreement to the contrary.
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IN WITNESS WHEREOF, Sellers and Buyer have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.
ALLSTATE INSURANCE COMPANY

By:		/s/ Mario Rizzo
	Name:	Mario Rizzo
	Title:	Executive Vice President and Chief Financial Officer

ALLSTATE FINANCIAL INSURANCE HOLDINGS CORPORATION

By:		/s/ Mario Rizzo
	Name:	Mario Rizzo
	Title:	Executive Vice President and Chief Financial Officer

ANTELOPE US HOLDINGS COMPANY

By:		/s/ Menes Chee
	Name:	Menes Chee
	Title:	President